As filed with the Securities and Exchange Commission on January 23, 2009
Registration No. 333-_________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Reed’s, Inc.
(Exact name of registrant as specified in its charter)

Delaware	2086	35-2177773
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

13000 South Spring Street
Los Angeles, California 90061
(310) 217-9400
(Address and telephone number of principal executive offices and principal place of business)

Christopher J. Reed
Chief Executive Officer
13000 South Spring Street
Los Angeles, California 90061
(310) 217-9400
(Name, address and telephone number of agent for service)

With copies to:

Peter Hogan, Esq. Ruba Qashu, Esq. Richardson & Patel, LLP 10900 Wilshire Boulevard, Suite 500 Los Angeles, CA 90024 Telephone: (310) 208-1182 Facsimile: (310) 208-1154
Douglas S. Ellenoff, Esq.
Lawrence A. Rosenbloom, Esq.
Asim Grabowski-Shaikh, Esq.
Ellenoff Grossman & Schole LLP
150 East 42nd Street, 11th Floor
New York, New York 10017
Telephone: (212) 370-1300
Facsimile: (212) 370-7889

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective Registration Statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (1)	Estimated Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee

Subscription Rights (“Rights”) to purchase common stock, $0.0001 par value per share (“Common Stock”)	—	—	—	—	(2)
Shares of Common Stock underlying the Rights	—	—	$10,000,000	$558.00	(4)
Total	—	—	$10,000,000	$558.00	(4)

(1)	This registration statement relates to (a) the subscription rights to purchase common stock and (b) the shares of common stock a deliverable upon the exercise of the rights.
(2)
The rights are being issued without consideration.  Pursuant to Rule 457(g), no separate registration fee is payable with respect to the rights being offered hereby since the rights are being registered in the same registration statement as the securities to be offered pursuant thereto.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(4)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Preliminary Prospectus	Subject To Completion, Dated January 23, 2009

REED’S INC.

Up to              Shares of Common Stock
Issuable Upon Exercise of Rights to Subscribe for such Shares at $             per Right

We are distributing at no charge to the holders of our common stock on [                                             ], 2009, which we refer to as the record date, subscription rights to purchase up to an aggregate of              shares of our common stock.  We will distribute to you one right for every share of common stock that you own on the record date.

Each right entitles the holder to purchase one share of common stock at the subscription price of $[            ] per share [which will be between 90% of the five day volume weighted average price per share of our common stock, or VWAP, prior to the date of this prospectus and 115% of the 20 day VWAP prior to the date of this prospectus, but in no event less than $2.25 unless waived by our board of directors].  Holders who fully exercise their basic subscription rights will be entitled to subscribe for additional shares that remain unsubscribed as a result of any unexercised basic subscription rights, which we refer to as the over-subscription right.  The over-subscription right allows a holder to subscribe for an additional amount equal to up to 400% of the shares for which such holder was otherwise entitled to subscribe.  Rights may only be exercised for whole numbers of shares; no fractional shares of common stock will be issued in this offering.

The rights will expire at 5:00 p.m., New York City time, on [                            ], 2009, which date we refer to as the expiration date.  We may extend the period for exercising the rights for up to an additional 30 trading days in our sole discretion.  Any rights not exercised at or before that time will expire worthless without any payment to the holders of those unexercised rights.  There is no mimimum subscription amount required for consummation of the rights offering.  Unless the maximum offering amount is waived by Reed’s, Inc.’s board of directors, will we raise no more than $10,000,000 in this offering.

You should carefully consider whether to exercise your subscription rights before the expiration date.  All exercises of subscription rights are irrevocable.  Our board of directors is making no recommendation regarding your exercise of the subscription rights.

Investing in our securities involves a high degree of risk.  In addition, your holdings in our company will be diluted if you do not exercise the full amount of your basic subscription rights.  See “Risk Factors” beginning on page 15 of this prospectus.

Our common stock is quoted on the NASDAQ Capital Market under the symbol “REED.”  The last reported sale price of our common stock on January [    ], 2009 was $[      ] per share.  The rights are transferable and will be listed for trading on the NASDAQ Capital Market under the symbol “REEDR” during the course of this offering.

	Subscription Price		Dealer Manager Fee (1)		Proceeds, Before Expenses, to us
Per share	$	[ ]	$	[ ]	$	[ ]
Total (2)		$10,000,000		$1,000,000		$9,000,000

(1)       In connection with the rights offering, we have agreed to pay Maxim Group LLC, the dealer-manager for this offering, a cash fee equal to 8% of the gross proceeds of this offering in cash and a non-accountable expense allowance equal to 2% of the gross proceeds of this offering.  We will also grant Maxim Group LLC a warrant to purchase 10% of the shares of common stock sold in this offering at an exercise price of $[     ] per share, or 110% of the subscription price.
(2)       Assumes that the rights offering is fully subscribed and that the maximum offering amount in the aggregate of $10,000,000 is subscribed.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Our principal executive offices are located at 13000 South Spring Street, Los Angeles, California 90061. Our telephone number is 310-217-9400.  If you have any questions or need further information about this rights offering, please call MacKenzie Partners, Inc., our information agent for the rights offering, at (212) 929-5500 (call collect) or (800) 322-2885 (toll-free).

Dealer-Manager

Maxim Group LLC

The date of this prospectus is                , 2009

TABLE OF CONTENTS

About This Prospectus	-ii-
Questions and Answers About the Rights Offering	1
Prospectus Summary	8
Special Note Regarding Forward-Looking Statements	13
Risk Factors	15
Use of Proceeds	33
Capitalization	34
Dilution	35
Management’s Discussion and Analysis of Financial Condition and Results of Operations	36
Market for Common Stock and Related Stockholder Matters	49
Dividend Policy	49
Business	51
Management	69
Certain Relationships and Related Transactions	79
Security Ownership of Certain Beneficial Owners and Management	81
Description of our Securities	82
The Rights Offering	86
Material U.S. Federal Income Tax Considerations	94
Plan of Distribution	97
Interests of Named Experts and Counsel	98
Disclosure of Commission Position of Indemnification for Securities Act Liabilities	98
Where You Can Find Additional Information	100
Index to Financial Statements	F-1

-i-

ABOUT THIS PROSPECTUS

Unless the context otherwise requires, all references to “Reed’s,” “we,” “us,” “our,” “our company,” or similar language in this prospectus refer to Reed’s, Inc., a Delaware corporation.

You should rely only on the information contained in this prospectus.  We have not authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  For further information, please see the section of this prospectus entitled “Where You Can Find More Information.”  We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information appearing in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of a security.  Our business, financial condition, results of operations and prospects may have changed since those dates.

We obtained statistical data, market data and other industry data and forecasts used throughout this prospectus from market research, publicly available information and industry publications.  Industry publications generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy and completeness of the information.  Similarly, while we believe that the statistical data, industry data and forecasts and market research are reliable, we have not independently verified the data, and we do not make any representation as to the accuracy of the information.  We have not sought the consent of the sources to refer to their reports appearing in this prospectus.

This prospectus contains trademarks, tradenames, service marks and service names of Reed’s, Inc.

-ii-

QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

The following are examples of what we anticipate may be common questions about the rights offering. The answers are based on selected information from this prospectus.  The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the rights offering.  This prospectus contains more detailed descriptions of the terms and conditions of the rights offering and provide additional information about us and our business, including potential risks related to the rights offering, our common stock and our business.

Exercising the rights and investing in our securities involves a high degree of risk.  We urge you to carefully read the section entitled “Risk Factors” beginning on page 15 of this prospectus and all other information included in this prospectus in its entirety before you decide whether to exercise your rights.

Q:           What is a rights offering?

A:
A rights offering is a distribution of subscription rights on a pro rata basis to all existing common stockholders of a company.  We are distributing to holders of our common stock, at no charge, as of the close of business on the record date ([                        ], 2009), subscription rights to purchase up to an aggregate of [             ] shares of our common stock valued, in the aggregate, at up to $10,000,000.  You will receive one subscription right for every share of common stock you own at the close of business on the record date.  The subscription rights will be evidenced by subscription rights certificates, which may be physical certificates but will more likely be electronic certificates issued through the facilities of the Depository Trust Company, or DTC.

Q:           Why are you undertaking the rights offering?

A:
We are making the rights offering to raise funds primarily for production of inventory and marketing, plus for general working capital purposes. We had approximately $282,218 of available cash and cash equivalents as of December 31, 2008.  If we fail to raise capital by the end of February 2009, we would expect to have to significantly decrease operating expenses, which will curtail the growth of our business.

Our board of directors has elected a rights offering over other types of financings because a rights offering provides our existing stockholders the opportunity to participate in this offering first, and our board believes this creates less percentage dilution of stockholder ownership interest in our company than if we issued shares to new investors.

Q:           How much money will Reed’s raise as a result of the rights offering?

A:
Assuming full participation in the rights offering, we estimate that the net proceeds from the rights offering will be approximately $             million, after deducting expenses related to this offering payable by us estimated at approximately $            , including dealer-manager fees.  We may decide to close the rights offering and accept such proceeds of the basic subscription rights and over-subscription rights as we have received as of the expiration date of the rights offering whether or not they are sufficient to meet the objectives we state in this prospectus, other corporate milestones that we may set, or to avoid a “going concern” modification in future reports of our auditors as to uncertainty with respect to our ability to continue as a going concern. Unless our board of directors waives the maximum offering amount, we will raise no more than $10,000,000 in this offering.  See “Risk Factors — Completion of this offering is not subject to us raising a minimum offering amount and proceeds may be insufficient to meet our objectives, thereby increasing the risk to investors in this offering.”

Q:           What is a right?

A:
Each right carries with it a basic subscription right and an over-subscription right and entitles the holder of the right the opportunity to purchase one share of common stock at the subscription price of $             per share [which will be between 90% of the five day volume weighted average price per share of our common stock, or VWAP, prior to the date of this prospectus and 115% of the 20 day VWAP prior to the date of this prospectus, but in no event less than $2.25 unless waived by our board of directors]. The subscription rights are transferable and will be listed for trading under the symbol “REEDR” during the course of this offering.

Q:           What is a basic subscription right?

A:
Each basic subscription right gives you the opportunity to purchase one share of our common stock. You may exercise any number of your basic subscription rights or you may choose not to exercise any subscription rights at all.

For example, if you own 1,000 shares of our common stock on the record date and you are granted one right for every share of our common stock you own at that time, then you have the right to purchase up to 1,000 shares of common stock, subject to adjustment to eliminate fractional rights. If you hold your shares in the name of a broker, dealer, custodian bank, trustee or other nominee who uses the services of the DTC, then DTC will issue one right to the nominee for every share of our common stock you own at the record date.

Q:           What is an over-subscription right?

A:
If you elect to purchase all of the shares available to you pursuant to your basic subscription right, you may also elect to subscribe for any number of additional shares that remain unsubscribed as a result of any other stockholders not exercising their basic subscription rights, subject to a pro rata adjustment if over-subscription requests exceed shares, as more fully described below.  The over-subscription right allows a holder to subscribe for an additional amount equal to up to 400% of the shares for which such holder was otherwise entitled to subscribe.

For example, if you own 1,000 shares of our common stock on the record date, and exercise your basic subscription right to purchase all (but not less than all) 1,000 shares which are available for you to purchase, then, you may also concurrently exercise your over-subscription right to purchase up to 4,000 additional shares of common stock  that remain unsubscribed as a result of any other stockholders not exercising their basic subscription rights, subject to the pro rata adjustments described below. Accordingly, if your basic and over-subscription rights are exercised and honored in full, you would receive a total of 5,000 shares in this offering.  Payments in respect of over-subscription rights are due at the time payment is made for the basic subscription right.

Q.	What happens if rights holders exercise their respective over-subscription rights to purchase additional shares of common stock?

A:
We will allocate the remaining available shares pro rata among rights holders who exercised their respective over-subscription rights, based on the number of over-subscription shares of common stock to which they subscribed. The allocation process will assure that the total number of remaining shares available for basic and over-subscriptions is distributed on a pro rata basis.  The percentage of remaining shares of common stock each over-subscribing rights holder may acquire will be rounded down to result in delivery of whole shares.

Payments for basic subscriptions and over-subscriptions will be deposited upon receipt by the subscription agent and held in a segregated account with the subscription agent pending a final determination of the number of shares to be issued pursuant to the basic and over-subscription rights.  If the pro rated amount of shares allocated to you in connection with your basic or over-subscription right is less than your basic or over-subscription request, then the excess funds held by the subscription agent on your behalf will be promptly returned to you without interest or deduction. We will deliver certificates representing your shares of our common stock or credit your account at your nominee holder with shares of our common stock that you purchased pursuant to your basic and over-subscription rights as soon as practicable after the rights offering has expired and all proration calculations and reductions contemplated by the terms of the rights offering have been effected.

Q.
Are there any circumstances in which either Reed’s could be obligated to distribute basic subscription rights that exceed its available shares or the maximum dollar amount of this offering could be exceeded? What would happen in either case?

A:
We are authorized to issue up to19,500,000 shares of common stock. As of the date of this prospectus, we have 8,979,341 shares of common stock issued and outstanding. Further, we have 2,859,220 shares of common stock which may be issuable as a result of exercises of outstanding warrants and options and conversion of our existing Series A Preferred Stock into common stock.  We consider exercise of these options and warrants or conversion of our Series A Preferred Stock an unlikely prospect given the exercise prices of our outstanding options and warrants and the preference for dividends on our Series A Preferred Stock.

If we receive a sufficient number of subscriptions, we could be obligated to distribute basic subscription rights for shares that exceed the number of our authorized shares of common stock available for issuance, or the aggregate dollar amount of the exercises could exceed the maximum dollar amount of this offering. In each case, we would reduce on a pro rata basis, the number of subscriptions we accept so that: (i) we will not become obligated to issue, upon exercise of the subscriptions, a greater number of shares of common stock than we have authorized and available for issuance and (ii) the gross proceeds of this offering will not exceed the maximum dollar amount of this offering.  In the event of any pro rata reduction, we would first reduce over-subscriptions prior to reducing basic subscriptions.

Q:	Will the officers, directors and significant stockholders of Reed’s be exercising their rights?

A:
Our officers, directors and greater than 5% beneficial stockholders may participate in this offering, but none of our officers, directors or greater than 5% beneficial stockholders are obligated to so participate.

However, to the extent that stockholder participation in this offering would cause Christopher J. Reed, our Chief Executive Officer and President, to beneficially own less than 25% of our capital stock, Mr. Reed would then have an obligation under our Loan and Security Agreement with First Capital Western Region, LLC to preserve his beneficial ownership of at least 25% of our capital stock. Mr. Reed’s failure to beneficially own at least 25% of our capital stock would constitute an “event of default” under the Loan and Security Agreement, which is secured by all of our assets.

Q:	Will the subscription rights and the shares of common stock that I receive upon exercise of my rights be tradable on the NASDAQ Capital Market?

A:
Yes.  Our common stock is currently traded on the NASDAQ Capital Market.   The subscription rights are transferable and will be listed for trading under the symbol “REEDR” during the course of the subscription period.  As a result, you may transfer or sell your subscription rights if you do not want to purchase any shares.

Q:	How do I exercise my basic subscription right?

A:
You may exercise your subscription rights by properly completing and signing your subscription rights certificate.  Your subscription rights certificate, together with full payment of the subscription price, must be received by Continental Stock Transfer & Trust Company, the subscription agent for this rights offering, on or prior to the expiration date of the rights offering.  We sometimes refer to Continental Stock Transfer & Trust Company in this prospectus as the subscription agent.   Continental Stock Transfer & Trust Company is not the transfer agent and registrar for our common stock.

If you use the mail, we recommend that you use insured, registered mail, return receipt requested. We will not be obligated to honor your exercise of subscription rights if the subscription agent receives the documents relating to your exercise after the rights offering expires, regardless of when you transmitted the documents.

Q:	How do I exercise my over-subscription right?

A:
In order to properly exercise your over-subscription right, you must: (i) indicate on your subscription rights certificate that you submit with respect to the exercise of the rights issued to you how many additional shares you are willing to acquire pursuant to your over-subscription right and (ii) concurrently deliver the subscription payment related to your over-subscription right at the time you make payment for your basic subscription right.  All funds from over-subscription rights that are not honored will be promptly returned to investors, without interest or deduction.

Q:	Am I required to subscribe in the rights offering?

A:	No.

Q:	What happens if I choose not to exercise my subscription rights?

A:
You will retain your current number of shares of common stock even if you do not exercise your basic subscription rights.  However, if you do not exercise your basic subscription right in full, the percentage of our common stock that you own will decrease, and your voting and other rights will be diluted to the extent that other stockholders exercise their subscription rights.  Unless our board of directors waives the maximum offering amount, will we raise no more than $10,000,000 in this offering.

Q:	When will the rights offering expire?

A:
The subscription rights will expire, if not exercised, at 5:00 p.m., New York City time, on [                ], 2009, unless we decide to terminate the rights offering earlier or extend the expiration date for up to an additional 30 trading days in our sole discretion.  If we extend the expiration date, you will have at least ten trading days during which to exercise your rights. Any rights not exercised at or before that time will expire without any payment to the holders of those unexercised rights. See “The Rights Offering — Expiration Date and Extensions.”  The subscription agent must actually receive all required documents and payments before that time and date.

Q:	Will Reed’s be requiring a minimum dollar amount of subscriptions to consummate the rights offering?

A:
No. There is no minimum subscription requirement to consummate the rights offering.  As such, proceeds from this rights offering may not be sufficient to meet the objectives we state in this prospectus, other corporate milestones that we may set, or to avoid a “going concern” modification in future reports of our auditors as to uncertainty with respect to our ability to continue as a going concern.

Q:	Is exercising my subscription rights risky?

A:
The exercise of your subscription rights and over-subscription rights (and the resulting ownership of our common stock) involves a high degree of risk.  Exercising your subscription rights means buying additional shares of our common stock and should be considered as carefully as you would consider any other equity investment.  You should carefully consider the information under the heading “Risk Factors” and all other information included in this prospectus before deciding to exercise your subscription rights.

Q:	After I exercise my subscription rights, can I change my mind and cancel my purchase?

A:
No.  Once you send in your subscription rights certificate and payment, you cannot revoke the exercise of either your basic or over-subscription rights, even if the market price of our common stock is below the $[            ] per share subscription price.  You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at the proposed subscription price.  Any rights not exercised at or before that time will expire worthless without any payment to the holders of those unexercised rights.

Q:	Can the board of directors cancel or terminate the rights offering?

A:
Yes.  Our board of directors may decide to cancel or terminate the rights offering at any time and for any reason before the expiration date.  If our board of directors cancels or terminates the rights offering, we will issue a press release notifying stockholders of the cancellation or termination, and any money received from subscribing stockholders will be promptly returned, without interest or deduction.

Q:	What should I do if I want to participate in the rights offering but my shares are held in the name of my broker, dealer, custodian bank, trustee or other nominee?

A:
Beneficial owners of our shares whose shares are held by a nominee, such as a broker, dealer custodian bank or trustee, must contact that nominee to exercise their rights. In that case, the nominee will complete the subscription rights certificate on behalf of the beneficial owner and arrange for proper payment by one of the methods described above.

Q:	What should I do if I want to participate in the rights offering, but I am a stockholder with a foreign address?

A:
Subscription rights certificates will not be mailed to foreign stockholders whose address of record is outside the United States and Canada, or is an Army Post Office (APO) address or Fleet Post Office (FPO). If you are a foreign stockholder, you will be sent written notice of this offering. The subscription agent will hold your rights, subject to you making satisfactory arrangements with the subscription agent for the exercise of your rights, and follow your instructions for the exercise of the rights if such instructions are received by the subscription agent at or before 11:00 a.m., New York City time, on [                              ] , 2009, three business days prior to the expiration date (or, if this offering is extended, on or before three business days prior to the extended expiration date). If no instructions are received by the subscription agent by that time, your rights will expire worthless without any payment to you of those unexercised rights.

Q:	Will I be charged a sales commission or a fee if I exercise my subscription rights?

A:
We will not charge a brokerage commission or a fee to subscription rights holders for exercising their subscription rights. However, if you exercise your subscription rights and/or sell any underlying shares of our common stock through a broker, dealer, custodian bank, trustee or other nominee, you will be responsible for any fees charged by your broker, dealer, custodian bank, trustee or other nominee.

Q:	What is the recommendation of the board of directors regarding the rights offering?

A:
Neither we, our board of directors, the dealer-manager, the information agent nor the subscription agent are making any recommendation as to whether or not you should exercise your subscription rights. You are urged to make your decision in consultation with your own advisors as to whether or not you should participate in the rights offering or otherwise invest in our securities and only after considering all of the information included in this prospectus, including the “Risk Factors” section that follows.

Q:	How was the $[ ] per share subscription price established?

A:
The subscription price per share for the rights offering was set by our board of directors. In determining the subscription price, our board of directors considered, among other things, our cash needs, the historical and current market price of our common stock, the fact that holders of rights will have an over-subscription right, the terms and expenses of this offering relative to other alternatives for raising capital (including fees payable to the dealer-manager and our advisors), the size of this offering and the general condition of the securities market.  Based upon the factors described above, our board of directors determined that the subscription price per share represented an appropriate subscription price.

Q:	If I also own shares of Reed’s Series A convertible preferred stock, will I receive rights on those shares?

A:
No, unless you convert one or more shares of your Series A convertible preferred stock, or Series A preferred stock, into shares of our common stock before           , 2009, the record date for this rights offering. If you elect to convert any or all of your shares of Series A preferred stock, you would no longer be entitled to dividends or other rights incident to the shares of Series A preferred stock that you converted.

Q:	What are the U.S. federal income tax consequences of receiving or exercising my subscription rights?

A:
A holder should not recognize income or loss for U.S. federal income tax purposes in connection with the receipt or exercise of subscription rights in the rights offering. You should consult your own tax advisor as to the particular consequences to you of the rights offering. See “Material U.S. Federal Income Tax Considerations.”

Q:	How many shares of our common stock will be outstanding after the rights offering?

A:
The number of shares of our common stock that will be outstanding on a non-fully diluted basis immediately after the completion of the rights offering will be [             ] shares, assuming full participation in the rights offering.

Q:	If I exercise my subscription rights, when will I receive shares of common stock purchased in the rights offering?

A:
If your shares are held of record by Cede & Co. or by any other depository or nominee through the facilities of DTC on your behalf or on behalf of your broker, dealer, custodian bank, trustee or other nominee, you will have any shares that you acquire credited to the account of Cede & Co. or the other depository or nominee.  With respect to all other stockholders, stock certificates for all shares acquired will be mailed promptly after payment for all the shares subscribed for has cleared.

Q:	Who is the subscription agent for the rights offering?

A:	The subscription agent is Continental Stock Transfer & Trust Company. The address for delivery to the subscription agent is as follows:

By Mail/Commercial Courier/Hand Delivery:
Continental Stock Transfer & Trust Company
Attn: Reorganization Department
17 Battery Place, 8th Floor
New York, NY 10004

Your delivery to an address other than the address set forth above will not constitute valid delivery and, accordingly, may be rejected by us.

Q:	What should I do if I have other questions?

A:
If you have any questions or need further information about this rights offering, please call MacKenzie Partners, Inc., our information agent for the rights offering, at (212) 929-5500 (call collect) or (800) 322-2885 (toll-free).

In addition, Maxim Group LLC will act as dealer-manager for the rights offering.  Under the terms and subject to the conditions contained in the dealer-manager agreement, the dealer-manager will provide marketing assistance and advice to our company in connection with this offering. We have agreed to pay Maxim Group LLC 8% of the gross proceeds of this offering in cash and 10% of the shares of common stock sold in this offering in warrants priced at 110% of the subscription price.  The warrants will not be redeemable.  The warrants will be non-transferable for a period of six months following the expiration date of the offering, except that they may be transferred in accordance with the rules of the Financial Industry Regulatory Authority, Inc., or FINRA (formerly the NASD).  The warrants may be exercised in full or in part as of the date of issuance and provide for cashless exercise, customary anti-dilution rights and contain provisions for one demand registration of the sale of the underlying shares of common stock for a period of five years after the expiration date of the offering at our expense, an additional demand registration at the warrant holder’s expense and piggyback registration rights for a period of five years after the expiration date of the offering at our expense.  In addition, we have agreed to pay Maxim Group LLC a non-accountable expense allowance of 2% of the gross proceeds in this offering and reimburse Maxim Group LLC for legal fees and other expenses.  We have also agreed to indemnify Maxim Group LLC and their respective affiliates against certain liabilities arising under the Securities Act of 1933, as amended. Maxim Group LLC is not underwriting or placing any of the securities (including the rights) issued in this offering and does not make any recommendation with respect to such securities

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus. It does not contain all of the information that is important to you.  We encourage you to carefully read this entire prospectus and the documents to which we refer you. The following summary is qualified in its entirety by reference to the detailed information appearing elsewhere in this registration statement.

Our Company

We develop, manufacture, market and sell natural non-alcoholic and “New Age” beverages, candies and ice creams.  “New Age Beverages” is a category that includes natural soda, fruit juices and fruit drinks, ready-to-drink teas, sports drinks and water.  We currently offer 16 beverages, including diet beverages, three candies and three ice creams.  We sell most of our products in specialty gourmet and natural food stores, supermarket chains, retail stores and restaurants in the United States and, to a lesser degree, in Canada.

We primarily sell our products through a network of natural, gourmet and independent distributors.  We also maintain an organization of in-house sales managers who work mainly in the stores serviced by our natural, gourmet and mainstream distributors and with our distributors.  We also work with regional, independent sales representatives who maintain store and distributor relationships in a specified territory.  In Southern California, we have in the past maintained our own direct distribution in addition to other local distributors and are presently  in the process of discontinuing our direct distribution and redirecting our customers to local distributors.

Our current business strategy is to maintain our marketing focus in the natural food marketplace while expanding sales of our products in mainstream markets and distribution channels.

We produce certain of our soda products for the western half of the United States at an 18,000 square foot warehouse facility owned by us in an unincorporated area of Los Angeles County near downtown Los Angeles, known as The Brewery.

We also contract with The Lion Brewery, Inc., a packing, or co-pack, facility in Pennsylvania, to supply us with soda products for the eastern half of the United States and nationally for soda products that we do not produce at The Brewery.   Our ice creams are co-packed for us at Ronnybrooke Dairy in upstate New York on a purchase order basis.  We pack our candy products at the Brewery.

We have not been profitable during our last two fiscal years and there is no assurance that we will develop profitable operations in the future.  Our net loss attributable to common stockholders for the years ended December 31, 2007 and 2006 was $5,578,999 and $2,243,079, respectively.  Our net loss attributable to common stockholders for the nine months ended September 30, 2008 and 2007 was $2,678,907 and $2,734,722, respectively.  We cannot assure you that we will have profitable operations in the future.

Our principal executive offices are at the Brewery, which is located at 13000 South Spring Street, Los Angeles, California 90061.  Our telephone number is 310-217-9400.  Our Internet address is www.reedsgingerbrew.com . Information contained on our website or that is accessible through our website should not be considered to be part of this prospectus.

The Rights Offering

Securities Offered
We are distributing at no charge to the holders of our common stock on [                            ], 2009, which we refer to as the record date, subscription rights to purchase up to an aggregate of [            ] shares of our common stock.  We will distribute one right to the holder of record of every share of common stock that is held by the holder of record on the record date.  We expect the total purchase price for the securities offered in this rights offering to be $10,000,000 assuming full participation in the rights offering, of which no assurances can be given.

Basic Subscription Right	Each right entitles the holder to purchase one share of common stock at the subscription price of $[ ] per share, which we refer to as the basic subscription right.

Over-Subscription Right
Holders who fully exercise their basic subscription rights will be entitled to subscribe for additional shares that remain unsubscribed as a result of any unexercised basic subscription rights, which we refer to as the over-subscription right. The over-subscription right allows a holder to subscribe for an additional amount equal to up to 400% of the shares for which such holder was otherwise entitled to subscribe.  Rights may only be exercised for whole numbers of shares; no fractional shares of common stock will be issued in this offering.  The percentage of remaining shares each over-subscribing rights holder may acquire will be rounded down to result in delivery of whole shares.

Record Date	Close of business on [ ], 2009.

Commencement Date of Subscription Period	[ ], 2009.

Expiration Date of Subscription Period
5:00 p.m., New York City time, on [                ], 2009, unless extended by us as described in this summary below under “—Extension, termination and cancellation.”  Any rights not exercised at or before that time will have no value and expire without any payment to the holders of those unexercised rights.

Subscription Price
$             per share, payable in immediately available funds [which will be between 90% of the five day volume weighted average price per share of our common stock, or VWAP, prior to the date of this prospectus and 115% of the 20 day VWAP prior to the date of this prospectus, but in no event less than $2.25 unless waived by our board of directors].

Use of Proceeds
The proceeds from the rights offering, less fees and expenses incurred in connection with the rights offering, will be used primarily for production of inventory and marketing, as well as for general working capital purposes.

Transferability	The rights being distributed to the holders are transferable and will be listed on the NASDAQ Capital Market under the symbol “REEDR” during the term of this offering.

No Recommendation
Neither our board of directors nor the dealer-manager of this offering makes any recommendation to you about whether you should exercise any rights.  You are urged to consult your own financial advisors in order to make an independent investment decision about whether to exercise your rights.  Please see the section of this prospectus entitled “Risk Factors” for a discussion of some of the risks involved in investing in our securities.

No Minimum Subscription Requirement	There is no minimum subscription requirement. We will consummate the rights offering regardless of the amount raised from the exercise of basic and over-subscription rights by the expiration date.

Maximum Offering Size	Unless our board of directors waives the maximum offering amount, will we raise no more than $10,000,000 in this offering.

No Revocation	If you exercise any of your basic or over-subscription rights, you will not be permitted to revoke or change the exercise or request a refund of monies paid.

U.S. Federal Income Tax Considerations
A holder should not recognize income, gain, or loss for U.S. federal income tax purposes in connection with the receipt or exercise of subscription rights in the rights offering.  You should consult your own tax advisor as to the particular consequences to you of the rights offering. For a detailed discussion, see “Material U.S. Federal Income Tax Considerations.”

Extension, Termination and Cancellation
Extension. Our board of directors may extend the expiration date for exercising your subscription rights for up to an additional 30 trading days in their sole discretion. If we extend the expiration date, you will have at least ten trading days during which to exercise your rights. Any extension of this offering will be followed as promptly as practicable by an announcement, and in no event later than 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration date.

Termination; Cancellation. We may cancel or terminate the rights offering at any time and for any reason prior to the expiration date. Any termination or cancellation of this offering will be followed as promptly as practicable by announcement thereof, and in no event later than 9:00 a.m., New York City time, on the next business day following the termination or cancellation.

Procedure for Exercising Rights
If you are the record holder of shares of our common stock, to exercise your rights you must complete the subscription rights certificate and deliver it to the subscription agent, Continental Stock Transfer & Trust Company, together with full payment for all the subscription rights (pursuant to both the basic subscription right and the over-subscription right) you elect to exercise.  The subscription agent must receive the proper forms and payments on or before the expiration date.  You may deliver the documents and payments by mail or commercial courier.  If regular mail is used for this purpose, we recommend using registered mail, properly insured, with return receipt requested.  If you are a beneficial owner of shares of our common stock, you should instruct your broker, dealer, custodian bank, trustee or other nominee in accordance with the procedures described in the section of this prospectus entitled “The Rights Offering—Record Date Stockholders Whose Shares are Held by a Nominee.”

Subscription Agent	Continental Stock Transfer & Trust Company

Information Agent	MacKenzie Partners, Inc.

Dealer-manager	Maxim Group LLC

Questions
If you have any questions or need further information about this rights offering, please call MacKenzie Partners, Inc., our information agent for the rights offering, at (212) 929-5500 (call collect) or (800) 322-2885 (toll-free).

Shares Outstanding on the Date Hereof	8,979,341 shares as of the date of this prospectus (which excludes outstanding options, warrants and preferred stock convertible into or exercisable for shares of common stock).

Shares Outstanding after Completion of the Rights Offering
Up to [             ] shares of our common stock will be outstanding, assuming full participation in the rights offering  These amounts exclude outstanding options, warrants and preferred stock convertible into or exercisable for shares of common stock.

Issuance of our common stock
If you purchase shares pursuant to the basic or over-subscription right, we will issue certificates representing the shares of common stock  to you or DTC on your behalf, as the case may be, promptly after receipt of payment after payment for all the shares subscribed for has cleared.

Risk Factors
Investing in our securities involves a high degree of risk. Stockholders considering making an investment in our securities should consider the risk factors described in the section of this prospectus entitled “Risk Factors.”

Fees and Expenses	We will bear the fees and expenses relating to the rights offering.

Trading Symbol
Our common stock is quoted on the NASDAQ Capital Market under the ticker symbol “REED.” The subscription rights are transferable and will be listed for trading under the NASDAQ ticker symbol “REEDR” during the course of this offering.

Insider Lock-Ups
Our officers and directors, who beneficially own an aggregate of 36% of the outstanding shares of our common stock on the date of this prospectus, have agreed to enter into a lock-up agreement with the dealer-manager of this offering which prevents each of them from buying or selling the rights in the open market or otherwise during the subscription period and pendency of the offering.

Distribution Arrangements
Maxim Group LLC will act as dealer-manager for this rights offering.  Under the terms and subject to the conditions contained in the dealer-manager agreement, the dealer-manager will provide marketing assistance in connection with this offering.  We have agreed to pay Maxim Group LLC certain fees for acting as dealer-manager and to reimburse the dealer-manager for its reasonable expenses incurred in connection with this offering.  Maxim Group LLC is not underwriting or placing any of the rights or the shares of our common stock being sold in this offering and does not make any recommendation with respect to such rights or shares (including with respect to the exercise of such rights).  Maxim Group LLC will not be subject to any liability to us in rendering the services contemplated by the dealer-manager agreement except for any act of bad faith or gross negligence by Maxim Group LLC.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements.  The forward-looking statements are contained principally in, but not limited to, the sections entitled “Risk Factors,” “Management’s Discussion and Analysis or Plan of Operation” and “Business.”  Forward-looking statements provide our current expectations or forecasts of future events.  Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts.  Words or phrases such as “anticipate,” “believe,” “continue,” “ongoing,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking.

Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements.  Our actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in the section entitled “Risk Factors” in this prospectus.  Accordingly, you should not unduly rely on these forward-looking statements, which speak only as of the date of this prospectus.

Unless required by law, we undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this prospectus or to reflect the occurrence of unanticipated events.  You should, however, review the factors and risks we describe in the reports we will file from time to time with the Securities and Exchange Commission (the “SEC”) after the date of this prospectus.

Management cautions that these statements are qualified by their terms and/or important factors, many of which are outside of our control, and involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially from the statements made, including, but not limited to, the following:

•	Our ability to generate sufficient cash flow to support capital expansion plans and general operating activities,

•	Decreased demand for our products resulting from changes in consumer preferences,

•	Competitive products and pricing pressures and our ability to gain or maintain our share of sales in the marketplace,

•	The introduction of new products,

•
Our being subject to a broad range of evolving federal, state and local laws and regulations including those regarding the labeling and safety of food products, establishing ingredient designations and standards of identity for certain foods, environmental protections, as well as worker health and safety.  Changes in these laws and regulations could have a material effect on the way in which we produce and market our products and could result in increased costs,

•	Changes in the cost and availability of raw materials and the ability to maintain our supply arrangements and relationships and procure timely and/or adequate production of all or any of our products,

•	Our ability to penetrate new markets and maintain or expand existing markets,

•	Maintaining existing relationships and expanding the distributor network of our products,

•	The marketing efforts of distributors of our products, most of whom also distribute products that are competitive with our products,

•	Decisions by distributors, grocery chains, specialty chain stores, club stores and other customers to discontinue carrying all or any of our products that they are carrying at any time,

•	The availability and cost of capital to finance our working capital needs and growth plans,

•	The effectiveness of our advertising, marketing and promotional programs,

•	Changes in product category consumption,

•	Economic and political changes,

•	Consumer acceptance of new products, including taste test comparisons,

•	Possible recalls of our products, and

•	Our ability to make suitable arrangements for the co-packing of any of our products.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements.  We caution investors that actual results or business conditions may differ materially from those projected or suggested in forward-looking statements as a result of various factors including, but not limited to, those described above and in the Risk Factors section of this prospectus.  We cannot assure you that we have identified all the factors that create uncertainties.  Moreover, new risks emerge from time to time and it is not possible for our management to predict all risks, nor can we assess the impact of all risks on our business or the extent to which any risk, or combination of risks, may cause actual results to differ from those contained in any forward-looking statements.  Readers should not place undue reliance on forward-looking statements.

RISK FACTORS

An investment in our common stock is very risky.  Our financial condition is unsound.  You should not invest in our common stock unless you can afford to lose your entire investment.  You should carefully consider the risk factors described below, together with all other information in this prospectus, before making an investment decision.  If an active market is ever established for our common stock, the trading price of our common stock could decline due to any of these risks, and you could lose all or part of your investment.  You also should refer to the other information set forth in this prospectus, including our financial statements and the related notes.

Risks Related to the Rights Offering

Your interest in our company may be diluted as a result of this offering.

Common stockholders who do not fully exercise their respective rights should expect that they will, at the completion of this offering, own a smaller proportional interest in our company than would otherwise be the case had they fully exercised their basic subscription rights.

Completion of this offering is not subject to us raising a minimum offering amount and therefore proceeds may be insufficient to meet our objectives, thereby increasing the risk to investors in this offering.

Completion of this offering is not subject to us raising a minimum offering amount.  As such, proceeds from this rights offering may not be sufficient to meet the objectives we state in this prospectus, other corporate milestones that we may set, or to avoid a “going concern” modification in future reports of our auditors as to uncertainty with respect to our ability to continue as a going concern.  Investors should not rely on the success of this offering to address our need for funding. If we fail to raise capital by the end of February 2009, we would expect to have to significantly decrease operating expenses, which will curtail the growth of our business.

None of our officers, directors or significant stockholders are obligated to exercise their subscription right and, as a result, the offering may be undersubscribed.

 Christopher J. Reed, our President, Chief Executive Officer and Chairman of the Board beneficially owns approximately 36% of our common stock. As a group, our officers and directors beneficially own approximately 36% of our common stock. None of our officers, directors or significant stockholders are obligated to participate in this offering.  None of our officers or directors may exercise their basic or over-subscription rights to purchase any shares issued in connection with this offering. As a result, the offering may be undersubscribed and proceeds may not be sufficient to meet the objectives we state in this prospectus or other corporate milestones that we may set, or to avoid a “going concern” modification in future reports of our auditors as to uncertainty with respect to our ability to continue as a going concern. However, to the extent that stockholder participation in this offering would cause Christopher J. Reed, our Chief Executive Officer and President, to beneficially own less than 25% of our capital stock, Mr. Reed would then have an obligation under our Loan and Security Agreement with First Capital Western Region, LLC to preserve his beneficial ownership of at least 25% of our capital stock. Mr. Reed’s failure to beneficially own at least 25% of our capital stock would constitute an “event of default” under the Loan and Security Agreement, which is secured by all of our assets.

If Christopher J. Reed, our chief executive office, president and chairman of the board, does not continue to beneficially own at least 25% of our capital stock, our assets may be foreclosed upon.

Christopher J. Reed, our chief executive officer, president and chairman of the board, currently beneficially owns approximately 36% of our common stock.  Pursuant to the current terms of our loan and security agreement with First Capital Western Region, LLC, Christopher Reed is required to beneficially own at least 25% of our capital stock while the loan is outstanding.  Failure to meet this ownership threshold would result in an event of default under the loan, which is secured by all of our assets.  Although Mr. Reed has no obligation to participate in this offering, in the event that this offering is fully subscribed to at the minimum offering price, Mr. Reed may then beneficially own less than 25% of our capital stock.  Therefore, if Mr. Reed elects not to participate in this offering, and the subscriptions cause Mr. Reed’s beneficial ownership of our capital stock to fall below 25%, we will be in default of our obligations under our loan agreement.  Upon such a default, our lender may accelerate the loan, and, to the extent we cannot readily pay back all amounts due under the loan and security agreement, foreclose upon our assets.

This offering may cause the price of our common stock to decrease.

The subscription price, together with the number of shares of common stock we propose to issue and ultimately will issue if this offering is completed, may result in an immediate decrease in the market value of our common stock.  This decrease may continue after the completion of this offering.  If that occurs, you may have committed to buy shares of common stock in the rights offering at a price greater than the prevailing market price.  Further, if a substantial number of rights are exercised and the holders of the shares received upon exercise of those rights choose to sell some or all of those shares, the resulting sales could depress the market price of our common stock.  Following the exercise of your rights you may not be able to sell your common stock at a price equal to or greater than the subscription price.

You could be committed to buying shares of common stock above the prevailing market price.

Once you exercise your basic and any over-subscription rights, you may not revoke such exercise even if you later learn information that you consider to be unfavorable to the exercise of your rights.  The market price of our shares of common stock may decline prior to the expiration of this offering or a subscribing rights holder may not be able to sell shares of common stock purchased in this offering at a price equal to or greater than the subscription price.

If we terminate this offering for any reason, we will have no obligation other than to return subscription monies promptly.

We may decide, in our discretion and for any reason, to cancel or terminate the rights offering at any time prior to the expiration date.  If this offering is terminated, we will have no obligation with respect to rights that have been exercised except to return promptly, without interest or deduction, the subscription monies deposited with the subscription agent.  If we terminate this offering and you have not exercised any rights, such rights will expire worthless.

Our common stock price may be volatile as a result of this rights offering.

The trading price of our common stock may fluctuate substantially.  The price of the common stock that will prevail in the market after this offering may be higher or lower than the subscription price depending on many factors, some of which are beyond our control and may not be directly related to our operating performance.  These factors include, but are not limited to, the following:

•	price and volume fluctuations in the overall stock market from time to time, including increased volatility due to the worldwide credit and financial markets crisis;

•	significant volatility in the market price and trading volume of our securities, including increased volatility due to the worldwide credit and financial markets crisis;

•	actual or anticipated changes or fluctuations in our operating results;

•	material announcements by us regarding business performance, financings, mergers and acquisitions or other transactions;

•	general economic conditions and trends;

•	competitive factors;

•	loss of key supplier or distribution relationships; or

•	departures of key personnel.

The subscription price determined for this offering is not an indication of the value of our common stock.

The subscription price for the shares in this offering was set by our board of directors and does not necessarily bear any relationship to the book value of our assets, results of operations, cash flows, losses, financial condition or any other established criteria for value.  You should not consider the subscription price as an indication of the value of our common stock.  After the date of this prospectus, our common stock may trade at prices above or below the subscription price.

We will have broad discretion in the use of the net proceeds from this offering and may not use the proceeds effectively.

Although we plan to use the proceeds of this offering primarily for production of inventory, marketing and working capital, we will not be restricted to such use and will have broad discretion in determining how the proceeds of this offering will be used.  Our discretion is not substantially limited by the uses set forth in this prospectus in the section entitled “Use of Proceeds.”  While our board of directors believes the flexibility in application of the net proceeds is prudent, the broad discretion it affords entails increased risks to the investors in this offering.  Investors in this offering have no current basis to evaluate the possible merits or risks of any application of the net proceeds of this offering.  Our stockholders may not agree with the manner in which we choose to allocate and spend the net proceeds.

If you do not act on a timely basis and follow subscription instructions, your exercise of rights may be rejected.

Holders of shares of common stock who desire to purchase shares of our common stock in this offering must act on a timely basis to ensure that all required forms and payments are actually received by the subscription agent prior to 5:00 p.m., New York City time, on the expiration date, unless extended.  If you are a beneficial owner of shares of common stock and you wish to exercise your rights, you must act promptly to ensure that your broker, dealer, custodian bank, trustee or other nominee acts for you and that all required forms and payments are actually received by your broker, dealer, custodian bank, trustee or other nominee in sufficient time to deliver such forms and payments to the subscription agent to exercise the rights granted in this offering that you beneficially own prior to 5:00 p.m., New York City time on the expiration date, as may be extended.  We will not be responsible if your broker, dealer, custodian bank, trustee or other nominee fails to ensure that all required forms and payments are actually received by the subscription agent prior to 5:00 p.m., New York City time, on the expiration date, as may be extended.

If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your exercise in this offering, the subscription agent may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received.  Neither we nor the subscription agent undertakes to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment.  We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

You may not receive any or all of the amount of shares for which you over-subscribed.

Holders who fully exercise their basic subscription rights will be entitled to subscribe for an additional amount of shares equal to up to 400% of the shares for which such holder was otherwise entitled to subscribe.  Over-subscription rights will be allocated pro rata among rights holders who over-subscribed, based on the number of over-subscription shares to which they subscribed.  You may not receive any or all of the amount of shares for which you over-subscribed.  If the pro rated amount of shares allocated to you in connection with your over-subscription right is less than your over-subscription request, then the excess funds held by the subscription agent on your behalf will be returned to you promptly without interest or deduction and we will have no further obligations to you.

If you make payment of the subscription price by uncertified check, your check may not clear in sufficient time to enable you to purchase shares in this rights offering.

Any uncertified check used to pay for shares to be issued in this rights offering must clear prior to the expiration date of this rights offering, and the clearing process may require five or more business days. If you choose to exercise your subscription rights, in whole or in part, and to pay for shares by uncertified check and your check has not cleared prior to the expiration date of this rights offering, you will not have satisfied the conditions to exercise your subscription rights and will not receive the shares you wish to purchase.

The receipt of rights may be treated as a taxable distribution to you.

The distribution of the rights in this offering should be a non-taxable distribution under Section 305(a) of the Internal Revenue Code of 1986, as amended (the “Code”).  Please see the discussion on the “Material U.S. Federal Income Tax Considerations” below.  This position is not binding on the IRS, or the courts, however.  If this offering is part of a “disproportionate distribution” under Section 305 of the Code, your receipt of rights in this offering may be treated as the receipt of a taxable distribution to you equal to the fair market value of the rights.  Any such distribution would be treated as dividend income to the extent of our current and accumulated earnings and profits, if any, with any excess being treated as a return of capital to the extent thereof and then as capital gain.  Each holder of common stock is urged to consult his, her or its own tax advisor with respect to the particular tax consequences of this offering.

The dealer-manager is not underwriting, nor acting as a placement agent of, the rights or the securities underlying the rights.

Maxim Group LLC, as the dealer-manager of this rights offering, is not an underwriter, nor acting as a placement agent, of the rights or the shares of common stock issuable upon exercise of the basic subscription or over subscription rights.  Under our agreement with the dealer-manager, Maxim Group LLC is solely providing marketing assistance and advice to our company in connection with this offering.  Its services to us in this connection cannot be construed as any assurance that this offering will be successful.  Maxim Group LLC does not make any recommendation with respect to whether you should exercise the basic subscription or over subscription rights or to otherwise invest in our company.

Risks Relating to Our Business

We have a history of operating losses, which negatively impacts our liquidity, our ability to operate our business and our public stock price.

As of September 30, 2008, we had an accumulated deficit of $13,760,048.  For the years ended December 31, 2007 and 2006, we incurred losses from operations of $5,488,889 and $1,806,590, respectively.  We also incurred losses from operations of $2,457,692 and $2,642,160 during the nine months ended September 30, 2008 and 2007, respectively.

As of December 31, 2008, we had outstanding borrowings of $1,353,742 under our secured line of credit agreement with First Capital Western Region LLC. We are currently borrowing near the maximum on our line of credit. We had approximately $282,218 of available cash and cash equivalents and approximately $250,000 in excess inventory over our normal inventory levels as of December 31, 2008.  If we fail to raise capital by the end of February 2009, we would expect to have to significantly decrease operating expenses which will curtail the growth of our business.

Operating losses negatively impact liquidity and our public stock price.  In light of our continuing losses, we need to raise funds from outside sources, which may not be available to us on satisfactory terms, if at all.  Moreover, if we continue to suffer losses from operations, the proceeds from our financings (including this offering) may be insufficient to support our ability to expand our business operations as rapidly as we would deem necessary at any time, unless we are able to obtain additional financing.  If adequate funds are not available or are not available on acceptable terms, we may not be able to pursue our business objectives and would be required to reduce our level of operations, including reducing infrastructure, promotions, personnel and other operating expenses.  These events could adversely affect our business, results of operations and financial condition.

We are currently in default under our secured line of credit agreement with First Capital Western Region, LLC, which agreement is secured by all of our assets, for failure to meet three month financial results for November 30, 2008. We are currently negotiating either an amendment to the agreement or a waiver of the November 30, 2008 financial covenants. If we are unable to successfully negotiate such an amendment or waiver our lender may accelerate the loan, and, to the extent we cannot readily pay back all amounts due under the Loan and Security Agreement, foreclose upon our assets.

As part of our financial covenants with regards to our secured line of credit agreement with First Capital Western Region, LLC, we are required to meet certain three month financial requirements, including maintaining a certain minimum tangible net worth and producing certain minimum three month financial results in order to avoid a default. The loan is secured by all of our assets. We have previously renegotiated the terms of these covenants in order to cure “events of default” under the agreement.  Most recently, the lender waived the requirement that we be in compliance with the fixed charge coverage ratio and minimum net worth requirement for the three month period ending October 31, 2008 and extended the due date for financial statements due by December 30, 2008 to January 15, 2009. We are currently negotiating either an amendment to the agreement or a waiver of the November 30, 2008 financial covenants. If we are unable to successfully negotiate such an amendment or waiver our lender may accelerate the loan, and, to the extent we cannot readily pay back all amounts due under the Loan and Security Agreement, foreclose upon our assets.

We have generated insufficient revenues to date, and we may never generate sufficient revenues to achieve profitability.

We may not generate sufficient revenues from product sales in the future to achieve profitable operations.  If we are not able to achieve profitable operations at some point in the future, we eventually may have insufficient working capital to maintain our operations as we presently intend to conduct them or to fund our expansion and marketing and product development plans.  In addition, a lack of revenue generation would likely lead to increased losses in the future as we seek to expand our manufacturing capabilities and fund our marketing plans and product development.  This lack of sufficient revenues, among other things, has had and will continue to have an adverse effect on our working capital, total assets and stockholders’ equity.  If we are unable to achieve profitability, the market value of our common stock will decline and there would be a material adverse effect on our financial condition.

Additional financing to expand our business may be unavailable to us.

Some or all of the elements of our expansion plan may have to be curtailed or delayed unless we are able to find alternative external sources of working capital.  We would need to raise additional funds to respond to business contingencies, which may include the need to:

•	fund more rapid expansion,

•	fund additional marketing expenditures,

•	enhance our operating infrastructure,

•	respond to competitive pressures, and

•	acquire other businesses or engage in other strategic initiatives.

If we need to raise additional financing to support our operations, we cannot assure you that additional financing will be available on terms favorable to us, or at all.  If adequate funds are not available or if they are not available on acceptable terms, our ability to fund the growth of our operations, take advantage of opportunities, develop products or services or otherwise respond to competitive pressures, could be significantly limited.

We may not be able to develop new beverage products which are important to our growth.

An important part of our strategy is to increase our sales through the development of new beverage products.  We cannot assure you that we will be able to continue to develop, market and distribute future beverage products that will enjoy market acceptance.  Our failure to continue to develop new beverage products that gain market acceptance could have an adverse impact on our growth and materially adversely affect our financial condition.  We may have higher obsolescent product expense if new products fail to perform as expected due to the need to write off excess inventory of the new products.

Our results of operations may be impacted in various ways by the introduction of new products, even if they are accepted in the market, including the following:

•	Sales of new products could adversely impact sales of existing products,

•
We may incur higher cost of goods sold and selling, general and administrative expenses in the periods when we introduce new products due to increased costs associated with the introduction and marketing of new products, most of which are expensed as incurred, and

•	When we introduce new platforms and bottle sizes, we may experience increased freight and logistics costs as our co-packers adjust their facilities for the new products.

The beverage business is highly competitive.

The premium beverage and carbonated soft drink industries are highly competitive.  Many of our competitors have substantially greater financial, marketing, personnel and other resources than we do.  Competitors in the soft drink industry include bottlers and distributors of nationally advertised and marketed products, as well as chain store and private label soft drinks.  The principal methods of competition include brand recognition, price and price promotion, retail space management, service to the retail trade, new product introductions, packaging changes, distribution methods, and advertising.  We also compete for distributors, shelf space and customers primarily with other premium beverage companies.  As additional competitors enter the field, our market share may fail to increase or may decrease.  As a small company with a history of losses, we may be unable to respond to competitive pressures, which would have a material adverse effect on our business.

The growth of our revenues is dependent on acceptance of our products by mainstream consumers.

We have dedicated significant resources to introduce our products to the mainstream consumer.  As such, we have increased our sales force and executed agreements with distributors who, in turn, distribute to mainstream consumers at grocery stores, club stores and other retailers.  If our products are not accepted by the mainstream consumer, our business could suffer.

Our failure to accurately estimate demand for our products could adversely affect our business and financial results.

We may not correctly estimate demand for our products.  Our ability to estimate demand for our products is imprecise, particularly with new products, and may be less precise during periods of rapid growth, particularly in new markets.  If we materially underestimate demand for our products or are unable to secure sufficient ingredients or raw materials including, but not limited to, glass, labels, flavors or packing arrangements, we might not be able to satisfy demand on a short-term basis.  Moreover, industry-wide shortages of certain juice concentrates and sweeteners have been and could, from time to time in the future, be experienced, which could interfere with and/or delay production of certain of our products and could have a material adverse effect on our business and financial results.  We do not use hedging agreements or alternative instruments to manage this risk.

The loss of our largest customers would substantially reduce revenues.

Our customers are material to our ability to generate revenue.  If we are unable to maintain good relationships with our existing customers, our business could suffer.  Unilateral decisions could be taken by our distributors, and/or convenience chains, grocery chains, specialty chain stores, club stores and other customers to discontinue carrying all or any of our products that they are carrying at any time, which could cause our business to suffer.

 United Natural Foods, the parent of certain of our retailers, accounted for approximately 32% of our sales for the nine months ended September 30, 2008 and 35% and 39% of our sales in each of 2007 and 2006.  Trader Joe’s accounted for approximately 13% of our sales for the nine months ended September 30, 2008, 14% of our 2007 sales and approximately 17% of our sales in 2006.  As a result of this customer concentration, the loss of United Natural Foods or Trader Joe’s as a retailer would substantially reduce our revenues unless and until we replaced that source of revenue.

The loss of our third-party distributors could impair our operations and substantially reduce our financial results.

We depend in large part on distributors to distribute our beverages and other products.  Most of our outside distributors are not bound by written agreements with us and may discontinue their relationship with us on short notice.  Most distributors handle a number of competitive products.  In addition, our products are a small part of our distributors’ businesses.  As a result, such distributors may be more inclined to discontinue their relationship with us than with competitors.

We continually seek to expand distribution of our products by entering into distribution arrangements with regional bottlers or other direct store delivery distributors having established sales, marketing and distribution organizations.  Many of our distributors are affiliated with and manufacture and/or distribute other soda and non-carbonated brands and other beverage products.  In many cases, such products compete directly with our products.

The marketing efforts of our distributors are important for our ability to penetrate our markets and generate revenue.  If our brands prove to be less attractive to our existing distributors and/or if we fail to attract additional distributors, and/or our distributors do not market and promote our products above the products of our competitors, our business, financial condition and results of operations could be adversely affected.

United Natural Foods, Inc. accounted for approximately 32% of our sales for the nine months ended September 30, 2008 and 35% and 39% of our sales in 2007 and 2006 respectively.  The loss of this distributor may adversely affect sales in the short term and alternative distribution channels may not be found in a timely manner.  The loss of our third-party beverage distributors could impair our operations and adversely affect our financial performance.

Price fluctuations in, and unavailability of, raw materials and packaging that we use could adversely affect us.

We do not enter into hedging arrangements for raw materials.  Although the prices of raw materials that we use have not increased significantly in recent years, our results of operations would be adversely affected if the price of these raw materials were to rise and we were unable to pass these costs on to our customers.

We depend upon an uninterrupted supply of the ingredients for our products, a significant portion of which we obtain overseas, principally from China and Brazil.  We obtain almost all of our crystallized ginger from Fiji and our Ginger Chews from Indonesia.  Any decrease in the supply of these ingredients or increase in the prices of these ingredients as a result of any adverse weather conditions, pests, crop disease, interruptions of shipment or political considerations, among other reasons, could substantially increase our costs and adversely affect our financial performance.

We also depend upon an uninterrupted supply of packaging materials, such as glass for our bottles and kegs for our 5 liter party kegs.  We obtain our bottles domestically and our kegs from Europe.  Any decrease in supply of these materials or increase in the prices of the materials, as a result of decreased supply or increased demand, could substantially increase our costs and adversely affect our financial performance.

The loss of any of our co-packers could impair our operations and substantially reduce our financial results.

We rely on third parties, called co-packers in our industry, to produce some of our beverages, to produce our glass bottles and to bottle some of our beverages.  Our co-packing agreement with our principal co-packer, The Lion Brewery, Inc., expires on November 1, 2011 and grants Reed’s the option to extend the contract for an additional one year period.  Our co-packing arrangements with other companies are on a short term basis and such co-packers may discontinue their relationship with us on short notice.  Our co-packing arrangements expose us to various risks, including:

•
Our largest co-packer, Lion Brewery, accounted for approximately 79% of our total case production for the nine months ended September 30, 2008 and 82% and 72% of our total case production in 2007 and 2006, respectively.

•
if any of those co-packers were to terminate our co-packing arrangement or have difficulties in producing beverages for us, our ability to produce our beverages would be adversely affected until we were able to make alternative arrangements, and

•	Our business reputation would be adversely affected if any of the co-packers were to produce inferior quality products.

We compete in an industry that is brand-conscious, so brand name recognition and acceptance of our products are critical to our ability to obtain market share and generate revenue.

Our business is substantially dependent upon awareness and market acceptance of our products and brands by our targeted consumers.  In addition, our business depends on acceptance by our independent distributors of our brands as beverage brands that have the potential to provide incremental sales growth rather than reduce distributors’ existing beverage sales.  It may be too early in the product life cycle of our brands within the New Age Beverage Industry to determine whether our products and brands will achieve and maintain satisfactory levels of acceptance by independent distributors and retail consumers.  We believe that the viability of our product name brands will also be substantially dependent upon acceptance of our product name brands.  Accordingly, any failure of our brands to maintain or increase acceptance or market penetration would likely have a material adverse affect on our revenues and financial results.

If we are unable to maintain brand image and product quality, or if we encounter other product issues such as product recalls, our business may suffer.

Maintaining a good reputation is critical to our success. If we fail to maintain high standards for product quality, or if we fail to maintain high ethical, social and environmental standards for all of our operations and activities, our reputation could be jeopardized. In addition, we may be liable if the consumption of any of our products causes injury or illness, and we may be required to recall products if they become contaminated or are damaged or mislabeled. A significant product liability or other product-related legal judgment against us or a widespread recall of our products could have a material adverse effect on our business and financial results.

Adverse weather conditions could reduce the demand for our products.

Demand for our products is influenced to some extent by the weather conditions in the markets in which we operate. Unseasonably cool temperatures in these markets could have a material adverse effect on our sales volume and financial results.

We compete in an industry characterized by rapid changes in consumer preferences and public perception, so our ability to continue to market our existing products and develop new products to satisfy our consumers’ changing preferences will determine our long-term viability.

Our future viability will depend, in part, upon our continued ability to develop and introduce different and innovative beverages.  In order to retain and expand our market share, we must continue to develop and introduce different and innovative beverages and be competitive in the areas of quality and health, although there can be no assurance of our ability to do so.  There is no assurance that consumers will continue to purchase our products in the future.  Additionally, many of our products are considered premium products and to maintain market share during recessionary periods, we may have to reduce profit margins, which would adversely affect our results of operations.  In addition, there is increasing awareness and concern for the health consequences of obesity. This may reduce demand for our non-diet beverages, which could affect our ability to generate revenue and profitability.  Product lifecycles for some beverage brands and/or products and/or packages may be limited to a few years before consumers’ preferences change.  The beverages we currently market are in varying stages of their lifecycles and there can be no assurance that such beverages will become or remain profitable for us.  The beverage industry is subject to changing consumer preferences and shifts in consumer preferences may adversely affect us if we misjudge such preferences.  We may be unable to achieve volume growth through product and packaging initiatives.  We also may be unable to penetrate new markets.  If our revenues decline, our business, financial condition and results of operations will be materially and adversely affected.

Our quarterly operating results may fluctuate significantly because of the seasonality of our business.

Our highest revenues occur during the spring and summer, the second and third quarters of each fiscal year.  These seasonality issues may cause our financial performance to fluctuate.  In addition, beverage sales can be adversely affected by sustained periods of bad weather.  These fluctuations in our business could have a material adverse effect on our financial performance and public stock price.

Our business is subject to many regulations and noncompliance is costly.

The production, marketing and sale of our beverages, including contents, labels, caps and containers, are subject to the rules and regulations of various federal, provincial, state and local health agencies.  If a regulatory authority finds that a current or future product or production run is not in compliance with any of these regulations, we may be fined, or production may be stopped, thus adversely affecting our financial conditions and operations.  Similarly, any adverse publicity associated with any noncompliance may damage our reputation and our ability to successfully market our products.  Furthermore, the rules and regulations are subject to change from time to time and while we closely monitor developments in this area, we have no way of anticipating whether changes in these rules and regulations will impact our business adversely.  Additional or revised regulatory requirements, whether labeling, environmental, tax or otherwise, could have a material adverse effect on our financial condition and results of operations.

Our west coast brewery facility is not running at capacity.

Our west coast brewery facility is currently running at 41% of capacity.  We have had difficulties with the flavor of our Ginger Brew products produced at the Brewery.  As a result, we continue to supply our Ginger Brew products at the Brewery from our east coast co-packing facility, thereby causing us to incur increased freight and warehousing expenses on our products.

Our manufacturing process is not patented.

None of the manufacturing processes used in producing our products are subject to a patent or similar intellectual property protection.  Our only protection against a third party using our recipes and processes is confidentiality agreements with the companies that produce our beverages and with our employees who have knowledge of such processes.  If our competitors develop substantially equivalent proprietary information or otherwise obtain access to our knowledge, we will have greater difficulty in competing with them for business, and our market share could decline.

We face risks associated with product liability claims and product recalls.

Other companies in the beverage industry have experienced product liability litigation and product recalls arising primarily from defectively manufactured products or packaging.  We maintain product liability insurance insuring our operations from any claims associated with product liability and we believe that the amount of this insurance is sufficient to protect us.  We do not maintain product recall insurance.  In the event we were to experience additional product liability or product recall claim, our business operations and financial condition could be materially and adversely affected.

Our intellectual property rights are critical to our business, and the loss of such rights could materially, adversely affect our business.

We regard the protection of our trademarks, trade dress and trade secrets as critical to our company.  We have registered our trademarks in the United States that are very important to our business.  We regard our trademarks, copyrights and similar intellectual property as critical to our success and attempt to protect such property with registered and common law trademarks and copyrights, restrictions on disclosure and other actions to prevent infringement.  Product packages, mechanical designs and artwork are important to our success and we would take action to protect against imitation of our packaging and trade dress and to protect our trademarks and copyrights, as necessary.  We also rely on a combination of laws and contractual restrictions, such as confidentiality agreements, to establish and protect our proprietary rights, trade dress and trade secrets.  However, laws and contractual restrictions may not be sufficient to protect the exclusivity of our intellectual property rights, trade dress or trade secrets.  Furthermore, enforcing our rights to our intellectual property could involve the expenditure of significant management and financial resources.  Third parties may infringe or misappropriate our trademarks and similar proprietary rights.  Moreover, if we are found to have been deficient in policing our trademarks and proprietary rights, we may lose our rights to such intellectual property. If we lose some or all of our intellectual property rights, our business may be materially and adversely affected.

If we are not able to retain the full time services of our management team, including Christopher J. Reed, it will be more difficult for us to manage our operations and our operating performance could suffer.

Our business is dependent, to a large extent, upon the services of our management team, including Christopher J. Reed, our founder, Chairman of the Board, President and Chief Executive Officer and James Linsech, our Chief Financial Officer.  We depend on our management team, but especially on Mr. Reed’s creativity and leadership in running or supervising virtually all aspects of our day-to-day operations.  We do not have a written employment agreement with Mr. Reed.  In addition, we do not maintain key person life insurance on any of our management team or Mr. Reed. Therefore, in the event of the loss or unavailability of Mr. Reed, Mr. Linesch or any other member of the management team to us, there can be no assurance that we would be able to locate in a timely manner or employ qualified personnel to replace him. The loss of the services of any member of our management team or our failure to attract and retain other key personnel over time would jeopardize our ability to execute our business plan and could have a material adverse effect on our business, results of operations and financial condition.

We need to manage our growth and implement and maintain procedures and controls during a time of rapid expansion in our business.

The cost of manufacturing and packaging our products was approximately 85% and 80% of our aggregate revenues in 2007 and 2006, respectively, and 75% of our aggregate revenues for the nine months ended September 30, 2008.  This gross margin places pressure upon our cash flow and cash reserves when our sales increase.  If we are to expand our operations, such expansion would place a significant strain on our management, operational and financial resources.  Such expansion would also require improvements in our operational, accounting and information systems, procedures and controls.  If we fail to manage this anticipated expansion properly, it could divert our limited management, cash, personnel, and other resources from other responsibilities and could adversely affect our financial performance.

Our business may be negatively impacted by a slowing economy or by unfavorable economic conditions or developments in the United States and/or in other countries in which we operate.

A general slowdown in the economy in the United States or unfavorable economic conditions or other developments may result in decreased consumer demand, business disruption, supply constraints, foreign currency devaluation, inflation or deflation.  The current slowdown in the economy or unstable economic conditions in the United States or in the countries in which we operate could have an adverse impact on our business results or financial condition. Our foreign sales (except for Canada) accounted for less than 1.0% of our sales for the years ended December 31, 2007 and 2006, respectively.

We have operated without independent directors in the past.

We have not had two independent directors through a large portion of our history.  As a result, certain material agreements between related parties of our company have not been negotiated with the oversight of independent directors and were entered into at the absolute discretion of the majority stockholder, Christopher J. Reed.  Although we believe that these agreements were entered into upon terms no less favorable than would have been obtained in an arm’s length transaction, these agreements were not subject to independent review and consideration and could therefore be deemed not to have been undertaken on an arm’s length basis.  Please see the “Certain Relationships and Related Transactions” section for specific details of these transactions.

Risks Relating to Our Securities

We recently conducted a rescission offer for shares issued in our initial public offering.  Although we have completed the rescission offer, we may continue to be subject to claims related to the circumstances related to the rescission offer.

From August 3, 2005 through April 7, 2006, we issued 333,156 shares of our common stock in connection with our initial public offering.  The shares issued in connection with the initial public offering may have been issued in violation of either federal or state securities laws, or both, and may be subject to rescission. In order to address this issue, we made a rescission offer to the holders of these shares.

Our rescission covered an aggregate of 333,156 shares of common stock issued in connection with our initial public offering.  These securities represented all of the shares issued in connection with the initial public offering prior to October 11, 2006.  We offered to rescind the shares of our common stock that were subject to the rescission offer for an amount equal to the price paid for the shares plus interest, calculated from the date of the purchase through the date on which the rescission offer expires, at the applicable statutory interest rate per year. If our rescission offer had been accepted by all offerees, we would have been required to make an aggregate payment to the holders of these shares of up to approximately $1,332,624, plus statutory interest.

On August 12, 2006, we made a rescission offer to all holders of the outstanding shares that we believe are subject to rescission, pursuant to which we offered to repurchase these shares then outstanding from the holders.  At the expiration of our rescission offer on September 18, 2006, the rescission offer was accepted by 32 of the offerees to the extent of 28,420 shares for an aggregate of $118,711.57, including statutory interest.  The shares that were tendered for rescission were agreed to be purchased by others and not from our funds.

Federal securities laws do not provide that a rescission offer will terminate a purchaser’s right to rescind a sale of stock that was not registered as required or was not otherwise exempt from such registration requirements.  Accordingly, although the rescission offer may have been accepted or rejected by some of the offerees, we may continue to be liable under federal and state securities laws for up to an amount equal to the value of all shares of common stock issued in connection with the initial public offering, plus any statutory interest we may be required to pay.  If it is determined that we offered securities without properly registering them under federal or state law, or securing an exemption from registration, regulators could impose monetary fines or other sanctions as provided under these laws.

There has been a very limited public trading market for our securities and the market for our securities, may continue to be limited, and be sporadic and highly volatile.

There is currently a limited public market for our common stock.  Since November 27, 2007, our common stock has been listed for trading on the NASDAQ Capital Market.  Our common stock was previously quoted on the OTC Bulletin Board (the “OTCBB”) from January 3, 2007 to November 26, 2007. An active market for our shares may not be established or maintained in the future.  Holders of our common stock may, therefore, have difficulty selling their shares, should they decide to do so.  In addition, if developed, such markets may not continue and any shares purchased may be sold incurring a loss.  Any such market price of our shares may not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value, and may not be indicative of the market price for the shares in the future.

In addition, the market price of our common stock may be volatile, which could cause the value of our common stock to decline. Securities markets experience significant price and volume fluctuations.  This market volatility, as well as general economic conditions, could cause the market price of our common stock to fluctuate substantially.  Many factors that are beyond our control may significantly affect the market price of our shares.  These factors include:

•	price and volume fluctuations in the stock markets,

•	changes in our revenues and earnings or other variations in operating results,

•	any shortfall in revenue or increase in losses from levels expected by us or securities analysts,

•	changes in regulatory policies or law,

•	operating performance of companies comparable to us, and

•	general economic trends and other external factors.

Even if an active market for our common stock is established, stockholders may have to sell their shares at prices substantially lower than the price they paid for it or might otherwise receive than if a broad public market existed.

Future financings could adversely affect common stock ownership interest and rights in comparison with those of other security holders.

Our board of directors has the power to issue additional shares of common or preferred stock without stockholder approval.  If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our existing stockholders will be reduced, and these newly issued securities may have rights, preferences or privileges senior to those of existing stockholders.

If we issue any additional common stock or securities convertible into common stock, such issuance will reduce the proportionate ownership and voting power of each other stockholder. In addition, such stock issuances might result in a reduction of the book value of our common stock.

Because Christopher J. Reed controls a large portion of our stock, he can control the outcome, or greatly influence the outcome, of all matters on which stockholders vote.

Christopher J. Reed, our President, Chief Executive Officer and Chairman of the Board beneficially owns approximately 36% of our common stock.  Therefore, Mr. Reed will be able to control the outcome, or greatly influence the outcome, on all matters requiring stockholder approval, including the election of directors, amendment of our certificate of incorporation, and any merger, consolidation or sale of all or substantially all of our assets or other transactions resulting in a change of control of our company. In addition, as our Chairman and Chief Executive Officer, Mr. Reed has and will continue to have significant influence over our strategy, technology and other matters.  Mr. Reed’s interests may not always coincide with the interests of other holders of our common stock.

A substantial number of our shares are available for sale in the public market and sales of those shares could adversely affect our stock price.

Sales of a substantial number of shares of common stock into the public market, or the perception that such sales could occur, could substantially reduce our stock price in the public market for our common stock, and could impair our ability to obtain capital through a subsequent financing of our securities.  We have 8,979,341 shares of common stock outstanding as of the date of this prospectus.  Of the shares of our common stock currently outstanding, 5,628,282 shares are “restricted securities” under the Securities Act.  Some of these “restricted securities” will be subject to restrictions on the timing, manner, and volume of sales of such shares.

In addition, we have issued and outstanding options and warrants that may be exercised into 2,670,736 shares of common stock and 47,121 shares of Series A preferred stock that may be converted into 188,484 shares of common stock.  In addition, our outstanding shares of Series A preferred stock bear a dividend of 5% per year, or approximately $24,000 per year.  We have the option to pay the dividend in shares of our common stock.  In 2008 and 2007, we paid the dividend in an aggregate of 10,910 and 3,820 shares of common stock in each such year, respectively, and anticipate that we will be obligated to issue at least this many shares annually to the holders of the Series A preferred stock so long as such shares are issued and outstanding.

We identified material weaknesses in our system of internal control over financial reporting for the fiscal year ended December 31, 2007.  If we fail to maintain an effective system of internal control over financial reporting, we may not be able to maintain effective disclosure controls and procedures and accurately report our financial results or prevent fraud.

We are subject to reporting obligations under the U.S. securities laws. The SEC, as required by Section 404 of the Sarbanes-Oxley Act of 2002, adopted rules requiring every public company to include a management report of such company’s system of internal control over financial reporting in its annual report, which contains management’s assessment of the effectiveness of our system of internal control over financial reporting.  This requirement began to apply to us beginning with our annual report on Form 10-KSB for the year ended December 31, 2007.

Christoper J. Reed, our Chief Executive Officer and former Chief Financial Officer, conducted an evaluation of the effectiveness of the system of internal control over financial reporting based on the framework in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.  Based on this evaluation, our management concluded that our system of internal control over financial reporting was ineffective as of December 31, 2007.  In October 2007, we engaged an internal control consultant to assist in our compliance with the Sarbanes-Oxley Act of 2002.  Specifically, the consultant was engaged to document our system of internal control, identify material weaknesses, propose and implement remediation of the weaknesses, develop tests of our key controls, analyze the testing and train our personnel to maintain the system and tests. In December 2007, we received a report from our internal control consultant that stated that we have material weaknesses in our system of internal control over financial reporting.  A material weakness, as defined in standards established by the Public Company Accounting Oversight Board (United States) is a deficiency in internal control over financial reporting that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

Based upon the report of the consultant and managements assessment, we identified the following material weaknesses as of December 31, 2007:

•	Insufficient disaster recovery or backup of core business functions,

•	Lack of segregation of duties,

•	Lack of a purchase order system or procurement process,

•	Lack of documented and reviewed system of internal control, and

•	Timely accounting for the allowance for bad debts and the application of credit memos and chargebacks.

With regard to the identified material weakness, we did not restate any financial results for any prior periods and believe that the identified material weakness did not have any material effect on the accuracy of our financial statements prepared with respect to any prior fiscal period. Despite the identified weaknesses in our internal control procedures, our Chief Executive Officer and former Chief Financial Officer concluded that, as of December 31, 2007, such disclosure controls and procedures were effective to ensure that information required to be disclosed by us in the reports we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and accumulated and communicated to our management, including our Chief Executive Officer and former Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure.

Beginning with the fourth quarter of 2007, we implemented remediation plans in order to eliminate these material weaknesses, including the following:

•	we hired a consultant to evaluate our system of internal control over financial reporting,

•	additional information systems personnel were engaged and system issues, including necessary alternatives, were evaluated and revised or corrected, and

•	we prepared process documentation related to our key assumptions, estimates and accounting policies and procedures.

Christopher J. Reed, our Chief Executive Officer also served as our Chief Financial Officer until the appointment of James Linesch effective January 19, 2009.  Since Mr. Linesch has not yet been integrated into our procedures, as of the date of this prospectus, Christopher J. Reed has conducted an evaluation of our remediation efforts identified above and has determined we have eliminated the material weaknesses in our system of internal control over financial reporting identified above, more specifically as follows:

•
Insufficient disaster recovery or backup of core business functions.  We have addressed completely our previous deficiency with respect to disaster recovery and backup of our core business functions, resulting in us having off-site backup and log-in capabilities to access our core business function data.  Consequently, we no longer consider this deficiency to be a material weakness.

•
Lack of segregation of duties.  The nature of our business currently and our staffing complement will not allow complete segregation of duties typically found in larger companies.   However, we no longer consider the lack of segregation of duties to be a material weakness because we have instituted a variety of review procedures conducted by members of the management team.  These management review procedures are designed to detect and correct errors which may result from a lack of segregation of duties.

•	Lack of a purchase order system or procurement process. We have instituted a purchase order system for material purchases. Consequently, we no longer consider this to be a material weakness.

•
Lack of documented and reviewed system of internal control.  We have documented our internal control procedures.  However, we do not have a formal system of internal audit.  We believe the management review procedures designed to mitigate our lack of segregation of duties provide adequate review to mitigate the lack of an internal audit function.  Consequently, we no longer consider this to be a material weakness.

•
Timely accounting for the allowance for bad debts and the application of credit memos and chargebacks. We have hired personnel to maintain our accounts receivable.  This maintenance includes timely recording of credit memos and chargebacks and the analysis of accounts receivable to timely account for an allowance for bad debt.  Consequently, we not longer consider this area to be a material weakness.

In the future, an independent registered public accounting firm will be required to attest to and report on management’s assessment of the effectiveness of our system of internal control over financial reporting.  Despite our remediation efforts, our management may conclude that our system of internal control over our financial reporting is not effective.  Moreover, even if our management concludes that our system of internal control over financial reporting is effective, our independent registered public accounting firm may still decline to attest to our management’s assessment or may issue a report that is qualified if it is not satisfied with our controls or the level at which our controls are documented, designed, operated, or reviewed, or if it interprets the relevant requirements differently from us.

Our reporting obligations as a public company will place a significant strain on our management, operational, and financial resources and systems for the foreseeable future. An effective system of internal control, particularly as it relates to revenue recognition, is necessary for us to produce reliable financial reports and is important to help prevent fraud. As a result, our failure to achieve and maintain effective system of internal control over financial reporting could result in the loss of investor confidence in the reliability of our financial statements, which in turn could harm our business and negatively impact the trading price of our stock.  Furthermore, we anticipate that we will incur considerable costs and use significant management time and other resources in an effort to comply with Section 404 and other requirements of the Sarbanes-Oxley Act.

Our certificate of incorporation and by-laws contain provisions that may discourage, delay or prevent a change in our management team that stockholders may consider favorable.

Our certificate of incorporation, our bylaws and Delaware law contain provisions that may have the effect of preserving our current management, such as:

•	authorizing the issuance of “blank check” preferred stock without any need for action by stockholders; and

•	permitting stockholder action by written consent.

These provisions could allow our board of directors to affect your rights as a stockholder since our board of directors can make it more difficult for common stockholders to replace members of the board.  Because our board of directors is responsible for appointing the members of our management team, these provisions could in turn affect any attempt to replace our current management team.

USE OF PROCEEDS

Assuming full participation in the rights offering, we estimate that the net proceeds from the rights offering will be approximately $8,950,000, after deducting expenses related to this offering payable by us estimated at approximately $1,050,000, including dealer-manager fees.

We intend to use the net proceeds received from the exercise of the rights primarily for production of inventory and marketing, as well as for general working capital purposes.

If we fail to raise capital by the end of February 2009, we would expect to have to significantly decrease operating expenses which will curtail the growth of our business.

CAPITALIZATION

The following table sets forth our capitalization, cash and cash equivalents:

•	on an actual basis as of September 30, 2008; and

•
on a pro forma as adjusted basis to give effect to the sale of maximum of 4,444,444 shares of our common stock in this rights offering, assuming a subscription price of $2.25 per share, and our receipt of the net proceeds from that sale after deducting estimated offering expenses payable by us of $1,050,000.

This table should be read in conjunction with our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus.

	At September 30, 2008 (Unaudited)
	Actual	Pro Forma As Adjusted [1]
Cash	$83,091	$9,033,091
Total assets	$9,506,180	$18,456,180
Total liabilities	$4,527,957	$4,527,957

Total stockholders’ Equity	$4,978,223	$13,928,223

Total liabilities and stockholders’ deficit	$9,506,180	$18,456,180

(1) Assumes the rights offering is fully subscribed for, of which no assurances can be given.

DILUTION

Purchasers of our common stock in the rights offering will experience an immediate dilution of the net tangible book value per share of our common stock. Our net tangible book value as of September 30, 2008 was approximately $4,105,856, or $0.46 per share of our common stock (based upon 8,928,591 shares of our common stock outstanding). Net tangible book value per share is equal to our total net tangible book value, which is our total tangible assets less our total liabilities, divided by the number of shares of our outstanding common stock. Dilution per share equals the difference between the amount per share paid by purchasers of shares of common stock in the rights offering and the net tangible book value per share of our common stock immediately after the rights offering.

Based on the aggregate offering of a maximum of 4,444,444  shares and after deducting estimated offering expenses payable by us of $1,050,000 , and the application of the estimated $8,950,000  of net proceeds from the rights offering, our pro forma net tangible book value as of September 30, 2008 would have been approximately $ 13,055,856 , or $0.98 per share. This represents an immediate increase in pro forma net tangible book value to existing stockholders of $0.52 per share and an immediate dilution to purchasers in the rights offering of $1.27 per share.

The following table illustrates this per share dilution (assuming a fully subscribed for rights offering of 4,444,444 shares at the subscription price of $2.25 per share):

Subscription price	$2.25
Net tangible book value per share prior to the rights offering	$0.46
Increase per share attributable to the rights offering	$0.52
Pro forma net tangible book value per share after the rights offering	$0.98
Dilution in net tangible book value per share to purchasers	$1.27

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes appearing elsewhere in this prospectus. This discussion and analysis may contain forward-looking statements based on assumptions about our future business. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including but not limited to those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

We develop, manufacture, market, and sell natural non-alcoholic and “New Age” beverages, candies and ice creams. “New Age Beverages” is a category that includes natural soda, fruit juices and fruit drinks, ready-to-drink teas, sports drinks, and water. We currently manufacture, market and sell six unique product lines:

•	Reed’s Ginger Brews,

•	Virgil’s Root Beer and Cream Sodas, including diet sodas

•	China Colas,

•	Reed’s Ginger Chews, and

•	Reed’s Ginger Ice Creams

We sell most of our products in specialty gourmet and natural food stores, supermarket chains, retail stores and restaurants in the United States and, to a lesser degree, in Canada. We primarily sell our products through a network of natural, gourmet and independent distributors. We also maintain an organization of in-house sales managers who work mainly in the stores serviced by our natural, gourmet and mainstream distributors and with our distributors. We also work with regional, independent sales representatives who maintain store and distributor relationships in a specified territory.

Trends, Risks, Challenges, Opportunities That May or Are Currently Affecting Our Business

Our main challenges, trends, risks, and opportunities that could affect or are affecting our financial results include but are not limited to:

Fuel Prices - Last years fuel price increases have caused increases in our packaging, production and ingredient costs. We are seeing prices start to abate. While a certain abatement seems inevitable, we continue to pursue alternative production, packaging and ingredient suppliers and options to help offset the affect of last years fuel price increases on these expenses.

Low Carbohydrate Diets and Obesity - Most of our products are not geared for the low carbohydrate market. Consumer trends have reflected higher demand for lower carbohydrate products. We monitor these trends closely and have developing low-carbohydrate versions of some of our beverages namely the whole Virgil’s line.

Distribution Consolidation - There has been a recent trend towards continued consolidation of the beverage distribution industry through mergers and acquisitions. This consolidation results in a smaller number of distributors to market our products and potentially leaves us subject to the potential of our products either being dropped by these distributors or being marketed less aggressively by these distributors. As a result, we initiated our own direct distribution to mainstream supermarkets and natural and gourmet foods stores in Southern California and to large national retailers. However, we are in the process of discontinuing our direct distribution and redirecting our customers to local distributors. Consolidation among natural foods industry distributors has not had an adverse affect on our sales.

Consumers Demanding More Natural Foods - The rapid growth of the natural foods industry has been fueled by the growing consumer awareness of the potential health problems due to the consumption of chemicals in the diet. Consumers are reading ingredient labels and choosing products based on them. We design products with these consumer concerns in mind. We feel this trend toward more natural products is one of the main trends behind our growth. Recently, this trend in drinks has not only shifted to products using natural ingredients, but also to products with added ingredients possessing a perceived positive function like vitamins, herbs and other nutrients. Our ginger-based products are designed with this consumer demand in mind.

Supermarket and Natural Food Stores - More and more supermarkets, in order to compete with the growing natural food industry, have started including natural food sections. As a result of this trend, our products are now available in mainstream supermarkets throughout the United States in natural food sections. Supermarkets can require that we spend more advertising money and they sometimes require slotting fees. We continue to work to keep these fees reasonable. Slotting fees in the natural food section of the supermarket are generally not as expensive as in other areas of the store.

Beverage Packaging Changes - Beverage packaging has continued to innovate, particularly for premium products. There is an increase in the sophistication with respect to beverage packaging design. While we feel that our current core brands still compete on the level of packaging, we continue to experiment with new and novel packaging designs such as the 5-liter party keg and 750 ml. champagne style bottles. We have further plans for other innovative packaging designs.

Packaging or Raw Material Price Increases - An increase in packaging or raw materials has caused our margins to suffer and has negatively impacted our cash flow and profitability. We continue to search for packaging and production alternatives to reduce our cost of goods.

Cash Flow Requirements - Our growth will depend on the availability of additional capital infusions. We have a financial history of losses and are dependent on non-banking sources of capital, which tend to be more expensive and charge higher interest rates. Any increase in costs of goods will further increase losses and will further tighten cash reserves.

Interest Rates - We use lines of credit as a source of capital and are negatively impacted as interest rates rise.

Critical Accounting Policies

Our financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP. GAAP requires us to make estimates and assumptions that affect the reported amounts in our financial statements including various allowances and reserves for accounts receivable and inventories, the estimated lives of long-lived assets and trademarks and trademark licenses, as well as claims and contingencies arising out of litigation or other transactions that occur in the normal course of business. The following summarize our most significant accounting and reporting policies and practices:

Revenue Recognition.  Revenue is recognized on the sale of a product when the product is shipped, which is when the risk of loss transfers to our customers, and collection of the receivable is reasonably assured.  A product is not shipped without an order from the customer and credit acceptance procedures performed.  The allowance for returns is regularly reviewed and adjusted by management based on historical trends of returned items. Amounts paid by customers for shipping and handling costs are included in sales.

Trademark License and Trademarks.  We own trademarks that we consider material to our business. Three of our material trademarks are registered trademarks in the U.S. Patent and Trademark Office: Virgil’s ®, Reed’s Original Ginger Brew All-Natural Jamaican Style Ginger Ale ® and Tianfu China Natural Soda ®. Registrations for trademarks in the United States will last indefinitely as long as we continue to use and police the trademarks and renew filings with the applicable governmental offices. We have not been challenged in our right to use any of our material trademarks in the United States. We intend to obtain international registration of certain trademarks in foreign jurisdictions.

We account for these items in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets.”  Under the provisions of SFAS No. 142, we do not amortize indefinite-lived trademark licenses and trademarks.

In accordance with SFAS No. 142, we evaluate our non-amortizing trademark license and trademarks quarterly for impairment. We measure impairment by the amount that the carrying value exceeds the estimated fair value of the trademark license and trademarks. The fair value is calculated by reviewing net sales of the various beverages and applying industry multiples. Based on our quarterly impairment analysis the estimated fair values of trademark license and trademarks exceeded the carrying value and no impairments were identified during the nine months ended September 30, 2008 or September 30, 2007.

Long-Lived Assets. Our management regularly reviews property, equipment and other long-lived assets, including identifiable amortizing intangibles, for possible impairment. This review occurs quarterly or more frequently if events or changes in circumstances indicate the carrying amount of the asset may not be recoverable. If there is indication of impairment of property and equipment or amortizable intangible assets, then management prepares an estimate of future cash flows (undiscounted and without interest charges) expected to result from the use of the asset and its eventual disposition. If these cash flows are less than the carrying amount of the asset, an impairment loss is recognized to write down the asset to its estimated fair value. The fair value is estimated at the present value of the future cash flows discounted at a rate commensurate with management’s estimates of the business risks. Quarterly, or earlier, if there is indication of impairment of identified intangible assets not subject to amortization, management compares the estimated fair value with the carrying amount of the asset. An impairment loss is recognized to write down the intangible asset to its fair value if it is less than the carrying amount. Preparation of estimated expected future cash flows is inherently subjective and is based on management’s best estimate of assumptions concerning expected future conditions. No impairments were identified during the nine months ended September 30, 2008 or 2007.

Management believes that the accounting estimate related to impairment of our long lived assets, including our trademark license and trademarks, is a “critical accounting estimate” because: (1) it is highly susceptible to change from period to period because it requires management to estimate fair value, which is based on assumptions about cash flows and discount rates; and (2) the impact that recognizing an impairment would have on the assets reported on our balance sheet, as well as net income, could be material. Management’s assumptions about cash flows and discount rates require significant judgment because actual revenues and expenses have fluctuated in the past and we expect they will continue to do so.

In estimating future revenues, we use internal budgets. Internal budgets are developed based on recent revenue data for existing product lines and planned timing of future introductions of new products and their impact on our future cash flows.

Advertising. We account for advertising production costs by expensing such production costs the first time the related advertising is run.

Accounts Receivable. We evaluate the collectability of our trade accounts receivable based on a number of factors. In circumstances where we become aware of a specific customer’s inability to meet its financial obligations to us, a specific reserve for bad debts is estimated and recorded which reduces the recognized receivable to the estimated amount our management believes will ultimately be collected. In addition to specific customer identification of potential bad debts, bad debt charges are recorded based on our historical losses and an overall assessment of past due trade accounts receivable outstanding.

Inventories.  Inventories are stated at the lower of cost to purchase and/or manufacture the inventory or the current estimated market value of the inventory. We regularly review our inventory quantities on hand and record a provision for excess and obsolete inventory based primarily on our estimated forecast of product demand and/or our ability to sell the product(s) concerned and production requirements. Demand for our products can fluctuate significantly. Factors that could affect demand for our products include unanticipated changes in consumer preferences, general market conditions or other factors, which may result in cancellations of advance orders or a reduction in the rate of reorders placed by customers. Additionally, our management’s estimates of future product demand may be inaccurate, which could result in an understated or overstated provision required for excess and obsolete inventory.

Income Taxes. Current income tax expense is the amount of income taxes expected to be payable for the current year. A deferred income tax asset or liability is established for the expected future consequences of temporary differences in the financial reporting and tax bases of assets and liabilities. We consider future taxable income and ongoing, prudent, and feasible tax planning strategies, in assessing the value of our deferred tax assets. If our management determines that it is more likely than not that these assets will not be realized, we will reduce the value of these assets to their expected realizable value, thereby decreasing net income. Evaluating the value of these assets is necessarily based on our management’s judgment. If our management subsequently determined that the deferred tax assets, which had been written down, would be realized in the future, the value of the deferred tax assets would be increased, thereby increasing net income in the period when that determination was made.

Stock-Based Compensation and other stock based valuation issues.  We account for stock-based awards to employees and non-employees using the accounting provisions of SFAS 123R — Accounting for Share-Based Payments, which provides for the use of the fair value based method to determine compensation for all arrangements where shares of stock or equity instruments are issued for compensation.  Fair values of equity securities issued are determined by management based predominantly on the trading price of our common stock.  The values of these awards are based upon their grant-date fair value.  That cost is recognized over the period during which the employee is required to provide service in exchange for the award.

We use the Black-Scholes options-pricing model to determine the fair value of stock option and warrant grants. In applying the Black-Scholes options-pricing model  to stock option grants during 2007, we assumed no dividend yield, risk-free interest rate of 4.48%, expected option term 5 years, a volatility factor range between 70 % and 90%,  and weighted average exercise price of $7.50. The assumptions used in valuing stock warrant grants during 2007 were as follows: volatility at 70%, no dividends, 5 year term, interest rate of 5.10%, and weighted average exercise price of $7.34.

Results of Operations

Three Months Ended September 30, 2007 Compared to Three Months Ended September 30, 2008

Gross sales increased by $573,168, or 13.5%, from $4,236,429 in the three months ended September 30, 2007 to $4,809,597 in the three months ended September 30, 2008. The three months ended September 30, 2007 included $251,401 in Costco Roadshows which are promotional sales that we decided against in 2008. In calculating our core business growth, we would exclude these sales.

Product discounting increased by $222,651, or 62.6%, from $355,491 in the three months ended September 30, 2007 to $578,142 in the three months ended September 30, 2008. As a percentage of gross sales the product discounting increased from 8.4% in the first three months ended September 30, 2007 to 12.0% in the first three months ended September 30, 2008.The increase was due to greater promotional activity of the brands in the marketplace.

Net sales increased by $351,858, or 9.0%, from $3,881,328 in the three months ended September 30, 2007 to $4,233,186 in the three months ended September 30, 2008. The increase in net sales was primarily due to an increase in our Virgil’s product line and our Reed’s Ginger Brews line. The increase in sales was also primarily due to an increase in net sales due to newly introduced mainstream distributors and an increase in our existing distribution channels of natural food distributors and retailers.

The Virgil’s brand, which includes Root Beer, Real Cola, Cream Soda and Black Cherry Cream soda, Diet Root Beer, Diet Real Cola, Diet Cream Soda and Diet Black Cherry Cream Soda, realized an increase in net sales of $151,000, or 8% to $1,983,000 in the three months ended September 30, 2008 from $1,832,000 in the three months ended September 30, 2007. The increase was the result of increased sales in 12 ounce Root Beer of $86,000 or 9% from $1,003,000 in the three months ended September 30, 2007 to $1,089,000 in the three months ended September 30, 2008, increased sales in Cream Soda of $49,000 or 18% from $271,000 in the three months ended September 30, 2007 to $320,000 in the three months ended September 30, 2008, and decreased sales in Black Cherry Cream Soda of $20,000 or 12% from $163,000 in the three months ended September 30, 2007 to $143,000 in the three months ended September 30, 2008. Also, the Virgil’s Root Beer five-liter party kegs decreased $150,000 or 66%, from $228,000 in the three months ended September 30, 2007 to $78,000 in the three months ended September 30, 2008. In addition, the increase in sales in the Virgil’s Brand was the result of launch of Virgil’s Real Cola in 2008 which realized net sales of $127,000 in the three months ended September 30, 2008. Virgil’s diet sodas, the new stevia sweetened versions, sales increased $47,000 or 61% from $77,000 in the three months ended September 30, 2007 to $124,000 in the three months ended September 30, 2008.

The Reeds Ginger Brew Line increased $433,000 or 24% to $2,223,000 in the three months ended September 30, 2008 from $1,790,000 in the three months ended September 30, 2007.

Net sales of candy increased $25,000, or 11% to $261,000 in the three months ended September 30, 2008 from $236,000 in the three months ended September 30, 2007.

The product mix for our two most significant product lines, Reed’s Ginger Brews and Virgil’s sodas was 48.6% and 43.3%, respectively of net sales in the three months ended September 30, 2008 and was 45.1% and 46.2%, respectively of net sales in the three months ended September 30, 2007.

Cost of sales decreased by $145,368, or 4.7%, to $2,937,687 in the three months ended September 30, 2008 from $3,083,055 in the three months ended September 30, 2007. As a percentage of net sales, cost of sales decreased to 69.3% in the three months ended September 30, 2008 from 79.4% in the three months ended September 30, 2007. Cost of sales as a percentage of net sales decreased by 10.1%, primarily as a result of the price increase on April 1, 2008 for the Reed’s Ginger Brew line of beverages offset by fuel and commodity price increases which have caused an increase in our costs of production from our co-packer. Fuel price increases have also increased our costs of delivery. In addition, we had increased costs of packaging. If fuel and commodity prices continue to increase, we will have more pressure on our margins.

Gross profit increased $497,226 or 62.3% to $1,295,499 in the three months ended September 30, 2008 from $798,273 in the three months ended September 30, 2007. As a percentage of net sales, gross profit increased to 30.7% in the first three months of 2008 from 20.6% in the first three months of 2007.

To improve gross margins in 2008, we have raised prices on the Reed’s Ginger Brew line by 20% bringing it more in line with our competitors in the natural soda category. In addition, we are implementing systems to track and manage the approval and use of promotions and discounting to maintain a higher net gross margin. Finally, we have renegotiated our production costs from our largest co-packer and expect an increase in gross margins between 5-6% as we move through our current inventory. The contract is effective November 1, 2008.

Operating expenses decreased by $941,267, or 40.7%, to $1,377,456 in the three months ended September 30, 2008 from $2,318,723 in the three months ended September 30, 2007 and decreased as a percentage of net sales to 32.5% in the three months ended September 30, 2008 from 59.8% in the three months ended September 30, 2007. The decrease was primary the result of decreased selling and general and administrative expenses. In March of 2008, we reduced our staff by 17, mostly from the sales staff.   During the first quarter of 2008, we implemented a cost reduction strategy to reduce unnecessary expenses and revised our budget for 2008. We reduced selling expenses by reducing our work force by 17 employees. We expect to save approximately $2,000,000 in annual expense with this sales force reduction. Operating expenses decreased by $743,640 or 30.3%, to $1,710,634 in the three months ended June 30, 2008 from $2,454,274 in the three months ended March 31, 2008. Operating expenses decreased by $333,178 or 19.5%, to $1,377,456 in the three months ended September 30, 2008 from $1,710,634 in the three months ended June 30, 2008. We expect to stabilize at this level of operating expense for the next few quarters and increase in 2009 in later quarters due to increased gross profits expected in 2009.

Selling expenses decreased by $787,576 or 49.0%, to $819,362 in the three months ended September 30, 2008 from $1,606,938 in the three months ended September 30, 2007. The decrease in selling expenses is due to our decreased sales force size and reduced promotions at Costco which caused sales salaries, sales contractors, hiring expenses, road show, demos and travel expenses to reduce partially offset by increased commissions to outside sales organizations as we outsourced some of our sales efforts. Sales salaries expenses decreased $238,398 or 44.5% to $297,490 in the three months ended September 30, 2008 from $535,888 in the three months ended September 30, 2007. This decrease was due to the reduction of the sales force. Contract and Hiring expenses decreased $124,986 or 96.8% to $4,172 in the three months ended September 30, 2008 from $129,158 in the three months ended September 30, 2007. The decrease in contract and hiring expenses was due to the reduction of sales staff. Road show expenses decreased $153,592 or 100.0%, to $0 in the three months ended September 30, 2008 from $153,592 in the three months ended September 30, 2007. We did not run any road shows in the three months ended September 30, 2008 . Travel expenses decreased $148,343 or 73.6%, to $53,198 in the three months ended September 30, 2008 from $201,541 in the three months ended September 30, 2007. The decrease in travel expenses was due to decreased sales force. Brokerage commission expenses increased $57,354 or 75.8%, to $133,000 in the three months ended September 30, 2008 from $75,646 in the three months ended September 30, 2007. The increase in brokerage commission expenses was due to increased use of outside food brokers to represent us to the supermarket trade. Demo expenses decreased $224,636 or 113.8% to ($27,218) in the three months ended September 30, 2008 from $197,418 in the three months ended September 30, 2007. This decrease is due to the reduction of use of demos and a credit due to prior over charging by a demo company. In March 2008, we announced our new strategic direction in sales, whereby our focus is to strengthen our product placements in our estimated 10,500 supermarkets nationwide. This strategy replaces our strategy in the three months ended September 30, 2007 that focused on both the supermarkets and a direct store delivery, or DSD, effort.  Since March 2008, our sales organization has been reduced by 16 compared to the level we had at December 31, 2007. We have found that the most effective sales efforts are to grocery stores. We have our products in more than 10,500 supermarket stores across the country and our new direction for 2008 is to remain focused on these accounts while opening new business with other grocery stores leveraging our brand equity. We feel that the trend in grocery stores to offer their customers natural products can be served with our products. Our sales personnel are leveraging our success at natural food grocery stores to establish new relationships with mainstream grocery stores.

General and administrative expenses decreased by $153,691 or 21.6% to $558,094 in the three months ended September 30, 2008 from $711,785 in the first three months ended September 30, 2007. The decrease in general and administrative expenses is due to decreased legal, accounting and investor relations expenses, officer salaries, and travel expenses. Legal, accounting and investor relations expenses decreased $114,866 or 54.7% to $95,030 in the three months ended September 30, 2008 from $209,896 in the three months ended September 30, 2007. The decrease in legal, accounting and investor relation expenses was due to decreased legal and accounting costs mostly related to the decreased costs of reporting and compliance with the Securities and Exchange Commission and NASDAQ as we changed firms and renegotiated fees. Officer salaries decreased by $26,251 or 27.3% to $69,982 in the three months ended September 30, 2008 from $96,233 in the three months ended September 30, 2007. The decrease was due to the leaving of a Chief Operating Officer in April 2008. Travel expenses decreased by $21,513 or 100% to $0 in the three months ended September 30, 2008 from $21,513 in the three months ended September 30, 2007. The decrease was due to non traveling of office personnel during the three months ended September 30, 2008.

Interest expense was $92,201 in the three months ended September 30, 2008, compared to interest expense of $51,407 in the three months ended September 30, 2007. Interest income dropped to $-0- in the three months ended September 30, 2008, compared to interest income of $45,898 in the three months ended September 30, 2007.

Interest income decreased because of our overall decrease in cash and corresponding decrease in interest bearing cash accounts. Interest expenses will probably increase due to the increased reliance of our company on financing operations with our $3,000,000 inventory and accounts receivable line of credit with First Capital LLC.

Nine Months Ended September 30, 2007 Compared to Nine Months Ended September 30, 2008

Gross sales increased by $2,261,779, or 19.9%, from $11,359,958 in the nine months ended September 30, 2007 to $13,621,737 in the nine months ended September 30, 2008.

Product discounting increased by $260,056, or 26.2%, from $993,579 in the nine months ended September 30, 2007 to $1,253,635 in the nine months ended September 30, 2008. As a percentage of gross sales the product discounting increased from 8.7% in the first nine months ended September 30, 2007 to 9.2% in the first nine months ended September 30, 2008. The increase was due to greater promotional activity of the brands in the marketplace.

Net sales increased by $2,001,724, or 19.3%, from $10,366,378 in the first nine months ended September 30, 2007 to $12,368,102 in the first nine months ended September 30, 2008. The increase in net sales was primarily due to an increase in our Virgil’s product line and our Reed’s Ginger Brews line. The increase in sales was also primarily due to an increase in net sales due to newly introduced mainstream distributors and an increase in our existing distribution channels of natural food distributors and retailers.

The Virgil’s brand, which includes Root Beer, Real Cola, Cream Soda and Black Cherry Cream soda, Diet Root Beer, Diet Real Cola, Diet Cream Soda and Diet Black Cherry Cream Soda, realized an increase in net sales of $1,231,000, or 27% to $5,791,000 in first nine months ended September 30, 2008 from $4,560,000 in first nine months ended September 30, 2007. The increase was the result of increased sales in 12 ounce Root Beer of $305,000 or 12% from $2,570,000 in first nine months ended September 30, 2007 to $2,875,000 in first nine months ended September 30, 2008, increased sales in Cream Soda of $176,000 or 28% from $625,000 in the first nine months of 2007 to $801,000 in the first nine months of 2008, and increased sales in Black Cherry Cream Soda of $25,000 or 7% from $359,000 in the first nine months of 2007 to $384,000 in the first nine months of 2008. Also, the Virgil’s Root Beer five-liter party kegs increased $381,000 or 61%, from $620,000 in first nine months ended September 30, 2007 to $1,001,000 in first nine months ended September 30, 2008. In addition, the increase in sales in the Virgil’s Brand was the result of launch of Virgil’s Real Cola in 2008 which realized net sales of $228,000 in the first nine months ended September 30, 2008. Virgil’s diet sodas, the new stevia sweetened versions, sales increased $103,000 or 60.6% from $170,000 in the nine months ended September 30, 2007 to $273,000 in the nine months ended September 30, 2008.

The Reeds Ginger Brew Line increased $1,173,000 or 24% to $6,110,000 in first nine months ended September 30, 2008 from $4,937,000 in first nine months ended September 30, 2007.

Net sales of candy increased $69,000, or 10% to $746,000 in first nine months ended September 30, 2008 from $677,000 in first nine months ended September 30, 2007.

The product mix for our two most significant product lines, Reed’s Ginger Brews and Virgil’s sodas was 47.2% and 44.7%, respectively of net sales in first nine months ended September 30, 2008 and was 49.6% and 43.3%, respectively of net sales in first nine months ended September 30, 2007.

Cost of sales increased by $935,405, or 11.2%, to $9,283,460 in first nine months ended September 30, 2008 from $8,348,055 in first nine months ended September 30, 2007. As a percentage of net sales, cost of sales decreased to 75.1% in first nine months ended September 30, 2008 from 80.5% in first nine months ended September 30, 2007. Cost of sales as a percentage of net sales decreased by 5.4%,   primarily as a result of the price increase on April 1, 2008 for the Reed’s Ginger Brew line of beverages offset by fuel and commodity price increases which have caused an increase in our costs of production from our co-packer. Fuel price increases have also increased our costs of delivery. In addition, we had increased costs of packaging. If fuel and commodity prices continue to increase, we will have more pressure on our margins.

Gross profit increased $1,066,319 or 52.8% to $3,084,642 in first nine months ended September 30, 2008 from $2,018,323 in first nine months ended September 30, 2007. As a percentage of net sales, gross profit increased to 24.9% in the first nine months of 2008 from 19.5% in the first nine months of 2007.

To improve gross margins in 2008, we have raised prices on the Reed’s Ginger Brew line by 20% on April 1, 2008 bringing it more in line with our competitors in the natural soda category. In addition, we are implementing systems to track and manage the approval and use of promotions and discounting to maintain a higher net gross margin. Finally, we have renegotiated our production costs from our largest co-packer and expect an increase in gross margins between 5-6% as we move through our current inventory. The contract is effective November 1, 2008.

Operating expenses increased by $881,851 or 18.9%, to $5,542,334 in first nine months ended September 30, 2008 from $4,660,483 in first nine months ended September 30, 2007 and decreased as a percentage of net sales to 44.8% in first nine months ended September 30, 2008 from 44.9% in first nine months ended September 30, 2007. The increase was primary the result of increased selling and general and administrative expenses. In March of 2008, we reduced our staff by 17 employees, mostly from the sales staff. During the first quarter of 2008, we implemented a cost reduction strategy to reduce unnecessary expenses and revised its budget for 2008. We reduced selling expenses by reducing our work force by 17 employees. We expect to save approximately $2,000,000 in annual expense with this reduction. During the last nine months ending September 30, 2008 we had an average monthly operating expense of $615,650. During the three months ended September 30, 2008 we had an average monthly operating expense of $459,044. We believe we are reaching operating expense levels that allow for good growth while maintaining a lean environment.

Selling expenses decreased by $54,709 or 1.8%, to $2,994,498 in first nine months ended September 30, 2008 from $3,049,207 in first nine months ended September 30, 2007. The decrease in selling expenses is due to decreased road show, demo, stock option, contract services, and auto expenses offset by increased salary, promotion, trade show, travel, broker commission and telephone expenses. Road show expenses decreased $134,473 or 97.1% to $4,308 in first nine months ended September 30, 2008 from $138,781 in first nine months ended September 30, 2007. This decrease was due to not running as many Costco road shows in 2008. Demo expenses decreased $196,821 or 71.8% to $76,767 in first nine months ended September 30, 2008 from $273,588 in first nine months ended September 30, 2007. The decrease in demo expenses was due to decreased use of demoing in our marketing in 2008. Stock option expenses decreased $146,817 or 101.0%, to ($1,522) in first nine months ended September 30, 2008 from $145,295 in first nine months ended September 30, 2007. This decrease was due to the stock options that were forfeited. Contract services expenses decreased $112,131 or 75.2%, to $37,727 in first nine months ended September 30, 2008 from $149,858 in first nine months ended September 30, 2007. The decrease in contract services expenses was due to reduced useage of contract services. Hiring expenses decreased $61,788 or 98.7%, to $825 in first nine months ended September 30, 2008 from $62,613 in first nine months ended September 30, 2007. The decrease in hiring expenses was due to inactivity in hiring for sales in 2008. Auto expenses decreased $105,527 or 44.5%, to $131,459 in first nine months ended September 30, 2008 from $236,986 in first nine months ended September 30, 2007. The decrease in auto expenses was due the reduction in the sales force in March of 2008. These decreases were offset by increases in the following expenses. Salary expense increased $229,927 or 22.8% to $1,234,667 in first nine months ended September 30, 2008 from $1,004,740 in first nine months ended September 30, 2007. This increase is due to the build up of sales employees in late 2007. Promotional expense increased $186,518 or 432.5% to $229,952 in first nine months ended September 30, 2008 from $43,434 in first nine months ended September 30, 2007. This increase is due to increased promotionally spending with supermarkets as we implement increased marketing programs with our supermarket partners. Trade show expenses increased $43,896 or 68.8% to $107,718 in first nine months ended September 30, 2008 from $63,822 in first nine months ended September 30, 2007. This increase is due to an increase in the number of trade shows we are attending including first time showings at the drug store chain national trade show in 2008. Travel expenses increased $21,826 or 8.2% to $282,089 in first nine months ended September 30, 2008 from $260,263 in first nine months ended September 30, 2007. This increase is due to an increase in the sales force in the earlier part of 2008. Brokerage commission expenses increased $180,163 or 96.7% to $366,396 in first nine months ended September 30, 2008 from $186,233 in first nine months ended September 30, 2007. This increase is due to an increase use of brokerage firms to help penetrate and manage our supermarket business in 2008. Telephone and postage expenses increased $29,554 or 69.1% to $72,314 in first nine months ended September 30, 2008 from $42,760 in first nine months ended September 30, 2007. This increase is due to an increase in the number of sales people toward the end of 2007 and also the increase in samples and mailing due to aggressive telemarketing. In March 2008, we announced our new strategic direction in sales, whereby our focus is to strengthen our product placements in our estimated 10,500 supermarkets nationwide. This strategy replaces our strategy in first nine months ended September 30, 2007 that focused on both the supermarkets and a DSD effort.  Since March 2008, our sales organization has been reduced by 16 compared to the level we had at December 31, 2007. We have found that the most effective sales efforts are to grocery stores. We have our products in more than 10,500 supermarket stores across the country and our new direction for 2008 is to remain focused on these accounts while opening new business with other grocery stores leveraging our brand equity. We feel that the trend in grocery stores to offer their customers natural products can be served with our products. Our sales personnel are leveraging our success at natural food grocery stores to establish new relationships with mainstream grocery stores.

General and administrative expenses increased by $936,560 or 58.0% to $2,547,836 in first nine months ended September 30, 2008 from $1,611,276 in the first nine months of 2007. The increase in general and administrative expenses is due to increased legal, accounting and investor relations expenses, officer salaries, general liability insurance, stock options, and one time expenses of our First Capital line of credit set up expense. Legal, accounting and investor relations expenses increased $623,027 or 168.2% to $993,338 in first nine months ended September 30, 2008 from $370,311 in first nine months ended September 30, 2007. The increase in legal, accounting and investor relation expenses was due to increased legal and accounting costs mostly related to the increased costs of reporting and compliance with the Securities and Exchange Commission and NASDAQ, in addition, we had a one-time non cash expense of $320,762 for consulting services, for which we issued stock. Officer salaries increased by $168,236 or 86.6% to $362,412 in first nine months ended September 30, 2008 from $194,176 in first nine months ended September 30, 2007.  The increase was due to the hiring of a Chief Operating Officer in May 2007 and a Chief Financial Officer in October 2007. Liability insurance expenses increased $84,539 or 209.9% to $124,820 in first nine months ended September 30, 2008 from $40,281 in first nine months ended September 30, 2007. This increase was mainly due to increased sales and coverage. Stock option expenses increased $32,500 or 125.0% to $58,500 in first nine months ended September 30, 2008 from $26,000 in first nine months ended September 30, 2007. This increase was due to the hiring of a Chief Operating Officer in May 2007 and a Chief Financial Officer in October 2007. We had one time expenses with the new line of credit with First Capital in first nine months ended September 30, 2008 of $30,122.

Interest expense was $198,629 in the nine months ended September 30, 2008, compared to interest expense of $163,290 in the nine months ended September 30, 2007. Interest income dropped to $975 in the nine months ended September 30, 2008, compared to interest income of $98,498 in the nine months ended September 30, 2007.

Interest income decreased because of our overall decrease in cash and corresponding decrease in interest bearing cash accounts. Interest expenses will probably increase due to the increased reliance of the company to finance operations with its $3,000,000 inventory and accounts receivable line of credit with First Capital LLC.

Twelve Months Ended December 31, 2007 Compared to Twelve Months Ended December 31, 2006

Net sales increased by $2,574,460, or 24.6%, to $13,058,813 in 2007 from $10,484,353 in 2006. The increase in net sales was primarily due to an increase in our Virgil’s product line of Root Beer and Cream Sodas, our Reed’s Ginger Brews and ginger Candies. The increase in sales was also primarily due to an increase in net sales due to newly introduced mainstream distributors and an increase in our existing distribution channels of natural food distributors and retailers, partially offset by a decrease in sales to international customers.

The Virgil’s brand, which includes Root Beer, Cream Soda and Black Cherry Cream soda, Diet Root Beer, Diet Cream Soda and Diet Black Cherry Cream Soda, realized an increase in net sales of $1,715,000, or 44.9% from $3,823,000 in 2006 to $5,538,000 in 2007. The increase was the result of increased sales in Root Beer of $985,000 or 33.3% to $3,945,000 in 2007 from $2,960,000 in 2006, increased sales in Cream Soda of $201,000 or 31.8% to $834,000 in 2007 from $633,000 in 2006, and increased sales in Black Cherry Cream Soda of $193,000 or 86.5% to $416,000 in 2007 from $223,000 in 2006. The increase in the Virgil’s Root Beer was due, in part, to an increase in five-liter party kegs of $316,000 or 71.9%, to $756,000 in 2007 from $440,000 in 2006. In addition, the increase in sales in the Virgil’s Brand was the result of three diet products introduced in 2007. The three new products include Diet Root Beer, which realized $99,000 in net sales for 2007, Diet Cream Soda and Black Cherry Cream soda which realized net sales of $57,000 and $52,000, respectively in 2007.

The Reeds Ginger Brew Line increased $720,000 or 13.2% from $5,450,000 in 2006 to $6,170,000 in 2007. The increase was the result of increased sales across all Reed’s line of products, but mostly due to increased sales of Reed’s Extra Ginger Brew of $317,000 or 11.8% to $3,011,000 in 2007 from $2,694,000 in 2006, Reed’s Original Ginger Brew of $86,000 or 6.8% to $1,350,000 in 2007 from $1,264,000 in 2006 and Reed’s Premium Ginger Brew of $84,000 or 9.4% to $978,000 in 2007 from $894,000 in 2006. The Reed’s Cherry Ginger Brew and Reed’s Spice Apple Cider realized an increase in sales of 20.3% and 2.5%, respectively, from 2007 to 2006.

Net sales of candy increased $110,000, or 13.7% from $802,000 in 2006 to $912,000 in 2007. The increase in candy sales was mostly due to increased crystallized ginger sales of $93,000 or 17.2% to $633,000 in 2007 from $540,000 in 2006.

The product mix for our two most significant product lines, Reed’s Ginger Brews and Virgil’s sodas was 47.2% and 42.4%, respectively of net sales in 2007 and was 52.0% and 36.5%, respectively of net sales in 2006.

Commencing in 2007, we executed several distribution contracts with distributors who service retailers that cater to the mainstream consumer. In 2007, of the sales noted above, net sales to distributors that cater to mainstream consumers totaled $428,000. For sales to distributors that specialize in natural foods, net sales increased $1,857,000 or 23.6% from $7,874,000 in 2006 to $9,731,000 in 2007. For sales to other mainstream customers, including chains, club stores and mass merchants, net sales increased $534,000 or 21.9% from $2,437,000 in 2006 to $2,971,000 in 2007. These increases were partially offset by a decrease in net sales to international customers of $52,000 or 29.8% to $122,000 in 2007 from $174,000 in 2006.

We expect to increase sales in 2008. Our new direction in sales is to focus our sales efforts predominantly in the grocery channels, where we have an estimated 10,500 supermarket stores carrying our products.

Cost of sales increased by $2,612,803, or 31.0%, from $8,426,774 in 2006 to $11,039,577 in 2007. As a percentage of net sales, cost of sales increased from 80.4% in 2006 to 84.5% in 2007. Cost of sales as a percentage of net sales increased by 4.1%, primarily as a result of increased discounting and promotions, increased production expenses, increased packaging costs and increased ingredient costs.

Gross profit decreased $38,343 or 1.9% from $2,057,579 in 2006 to $2,019,236 in 2007. As a percentage of net sales, gross profit decreased from 19.6% in 2006 to 15.5% in 2007. Fuel and commodity price increases have caused an increase in our costs of production from our co-packer. Fuel price increases have increased our costs of delivery. In addition, we had increased costs of packaging costs. If fuel and commodity prices continue to increase, we will have more pressure on our margins.

Our gross profit for beverages before the affects of promotions and discounting was approximately 40% for 2007. After promotions and discounts, we realized gross margin of 15.5%. To improve gross margins in 2008, we have set a date to raise prices on the Reed’s Ginger Brew line by 13% bringing it more in line with our competitors in the natural soda category. The impact of the price increase will raise our gross margin before the affects of promotions and discounting to 45% with the expectation of increasing the net gross margin in 2008. In addition, we are implementing systems to track and manage the approval and use of promotions and discounting to maintain a higher net gross margin. Finally, we are performing a competitive bidding process for our third party co-packing production. We expect to select a co-packer by the third quarter 2008. We expect to lower our costs of production, thus further improving our gross margin while maintaining our product quality.

Operating expenses increased by $3,643,956, or 94.3%, from $3,864,169 in 2006 to $7,508,125 in 2007 and increased as a percentage of net sales from 36.9% in 2006 to 57.5% in 2007. The increase was primary the result of increased selling and general and administrative expenses, partially offset by one-time charges in 2006. Based on the reduction in the sales staff and other sales support staff, we do not anticipate an increase in operating expenses in 2008.

Selling expensed increased by $3,234,293 or 239.2%, from $1,352,313 in 2006 to $4,586,806 in 2007. The increase in selling expenses is due to increased salaries of sales personnel, general selling expenses, promotional costs, non-cash stock option amortization expense, recruiting costs of sales personnel and public relations. Salaries of sales personnel increased $1,572,000 or 236.6% from $664,000 in 2006 to $2,236,000 in 2007. This increase was due to increased personnel to support the initiative to increase sales of our product to the mainstream consumer through mainstream stores and distributors that support mainstream retailers. General selling expenses increased $779,000 or 226.5% from $344,000 in 2006 to $1,123,000 in 2007. The increase in general selling expenses was due to the increased support for the increased sales personnel such as travel, road-shows and trade shows. Promotional expenses increased $335,000 or 177.2%, from $189,000 in 2006 to $524,000 in 2007. The increase in promotional expenses was due to increased activities of advertising, demonstrations and sampling. Non-cash stock option amortization expense increased $344,000 or 5,733.3% from $6,000 in 2006 to $350,000 in 2007. This increase is due to stock options issued to new sales personnel in 2007. Also, selling expense increased from 2007 versus 2006 due to new initiatives in 2007 of public relations and recruiting fees for selling personnel of $104,000 and $66,000, respectively. In March 2008, we announced our new strategic direction in sales, whereby our focus is to strengthen our product placements in our estimated 10,500 supermarkets nationwide. This strategy replaces our strategy in 2007 that focused on both the supermarkets and a DSD effort. Since March 2008, our sales organization has been reduced by 16 compared to the level we had at December 31, 2007. We have found that our brand performs most efficiently in grocery stores. We have our products in many supermarket stores across the country and our new direction for 2008 is to remain focused on these accounts while opening new business with other grocery stores leveraging our brand equity. We feel that the trend in grocery stores to offer their customers natural products can be served with our products. Our sales personnel are leveraging our success at natural food grocery stores to establish new relationships with mainstream grocery stores.

General and administrative expenses increased by $109,463 or 4.4% from $2,511,856 in 2006 to $2,621,319 in 2007. The increase in general and administrative expenses is due to increased legal, accounting and investor relations expenses, salaries, general office expenses and non-cash stock option amortization expense partially offset by one-time charges in 2006 of legal costs associated with the rescission offer of our initial public offering. Legal, accounting and investor relations expenses increased $738,000 or 476.1% from $155,000 in 2006 to $893,000 in 2007. The increase in legal, accounting and investor relation expenses was due to a new initiative in 2007 for investor relations that resulted in an increase of general and administrative expenses of $140,000. The remaining increase in legal and accounting costs mostly related to the increased costs of reporting and compliance with the Securities and Exchange Commission and NASDAQ. Salaries increased by $372,000 or 67.4% from $552,000 in 2006 to $924,000 in 2007. The increase was due to additional personnel including the newly hired Chief Operating and Chief Financial Officers. General office expenses increased $390,000 or 113.0% from $345,000 in 2006 to $735,000 in 2007. This increase was mainly due to increased costs to support the additional personnel such as computers and telephones. In addition, in 2007, we incurred additional information technology costs as part of our general ledger conversion. Non-cash stock option expense increased by $46,000 or 85.2%, from $54,000 in 2006 to $100,000 in 2007. The increase in non-cash stock option expense relates to the options issued to personnel hired in 2007. These increases in general and administrative expenses were partially offset by the one-time charges in 2006 of $835,000 and $300,000 relating to the rescission offer of our initial public offering that we undertook to satisfy a possible securities law violation associated with our sales of common stock and the resumption of our sales of securities and the settlement of a lawsuit.

In the year ended December 31, 2007, we funded and wrote-off a note-receivable for $300,000. This note was made by a company that developed and owned certain intellectual property in the form of recipes and marketing materials of energy drinks. Even though we are pursing collection of this note, we have determined that the collectability of this note and the usefulness of the collateral are doubtful and have therefore fully reserved for the entire balance due.

Interest expense was $414,792 in 2006, compared to interest expense of $182,402 in 2007. We had less interest expense in 2007 due to decreased borrowings, a result of our receiving funds from our initial public offering in 2006 and our private placement in 2007.  In 2006, we had an outstanding balance on a receivable line of credit which was paid-off in June 2007. We expect to have an increase in interest expenses in 2008 due to our increased borrowings.

Interest income increased $112,289 or 1,444.6% from $7,773 in 2006 to $120,062 in 2007. The increase in interest income was the result of increased balances in cash and cash equivalents throughout 2007 versus 2006, mainly due to the proceeds received in our initial public offering in 2006 and private placement in 2007. We expect to have less interest income in 2008 due to our expectation of having less cash on hand than in 2007.

Liquidity and Capital Resources

Historically, we have financed our operations primarily through private sales of common stock, preferred stock, convertible debt, a line of credit from a financial institution, and cash generated from operations. On December 12, 2006, we completed the sale of 2,000,000 shares of our common stock at an offering price of $4.00 per share in our initial public offering. The public offering resulted in gross proceeds of $8,000,000 to us. In connection with the public offering, we paid aggregate commissions, concessions and non-accountable expenses to the underwriters of $800,000, resulting in net proceeds of $7,200,000, excluding other expenses of the public offering.  In addition, we issued, to the underwriters, warrants to purchase up to approximately an additional 200,000 shares of common stock at an exercise price of $6.60 per share (165% of the public offering price per share), at a purchase price of $0.001 per warrant.  The underwriters’ warrants are exercisable for a period of five years commencing on the final closing date of the public offering.  From August 3, 2005 through April 7, 2006, we had issued 333,156 shares of our common stock in connection with the public offering. We sold the balance of the 2,000,000 shares in connection with the public offering (1,666,844 shares) following October 11, 2006.

From May 25, 2007 through June 15, 2007, we completed a private placement to accredited investors only, on subscriptions for the sale of 1,500,000 shares of common stock and warrants to purchase up to 749,995 shares of common stock, resulting in an aggregate of $9,000,000 of gross proceeds to us. We sold the shares at a purchase price of $6.00 per share. The warrants issued in the private placement have a five-year term and an exercise price of $7.50 per share. We paid cash commissions of $900,000 to the placement agent for the private placement and issued warrants to the placement agent to purchase up to 150,000 shares of common stock with an exercise price of $6.60 per share. We also issued additional warrants to purchase up to 15,000 shares of common stock with an exercise price of $6.60 per share and paid an additional $60,000 in cash to the placement agent as an investment banking fee. Total proceeds received, net of underwriting commissions and the investment banking fee and excluding other expenses of the private placement, was $8,040,000.

Net cash used in operating activities during the nine months ended September 30, 2008 was $2,737,415 which was due primarily to our net loss of $2,655,346. In the nine months ended September 30, 2008, we used $186,313 of cash in investing activities, which was due primarily to the purchase of various equipment to support business growth.

Net cash provided by financing activities during the nine months ended September 30, 2008 was $2,264,100. The primary components of that were the net proceeds from the refinancing of our land and buildings and our obtaining of a line of credit.

As of December 31, 2008, we had outstanding borrowings of $1,353,742  under our secured line of credit agreement with First Capital Western Region LLC. We are currently borrowing near the maximum on our line of credit. We had approximately $282,218 of available cash and cash equivalents and approximately $250,000 in excess inventory over our normal inventory levels as of December 31, 2008.  If we fail to raise capital by the end of February 2009, we would expect to have to significantly decrease operating expenses which will curtail the growth of our business.

As part of our financial covenants with regards to our secured line of credit agreement with First Capital Western Region, LLC, we are required to meet certain three month financial requirements, including maintaining a certain minimum tangible net worth and producing certain minimum three month financial results in order to avoid a default. The loan is secured by all of our assets. We have previously renegotiated the terms of these covenants in order to cure “events of default” under the agreement.  Most recently, the lender waived the requirement that we be in compliance with the fixed charge coverage ratio and minimum net worth requirement for the three month period ending October 31, 2008 and extended the due date for financial statements due by December 30, 2008 to January 15, 2009. We are currently negotiating either an amendment to the agreement or a waiver of the November 30, 2008 financial covenants. If we are unable to successfully negotiate such an amendment or waiver our lender may accelerate the loan, and, to the extent we cannot readily pay back all amounts due under the Loan and Security Agreement, foreclose upon our assets.

We may not generate sufficient revenues from product sales in the future to achieve profitable operations. If we are not able to achieve profitable operations at some point in the future, we eventually may have insufficient working capital to maintain our operations as we presently intend to conduct them or to fund our expansion and marketing and product development plans. In addition, our losses may increase in the future as we expand our manufacturing capabilities and fund our marketing plans and product development. These losses, among other things, have had and will continue to have an adverse effect on our working capital, total assets and stockholders’ equity. If we are unable to achieve profitability, the market value of our common stock will decline and there would be a material adverse effect on our financial condition.

If we continue to suffer losses from operations, the proceeds from our financings (including this rights offering) may be insufficient to support our ability to expand our business operations as rapidly as we would deem necessary at any time, unless we are able to obtain additional financing. There can be no assurance that we will be able to obtain such financing on acceptable terms, or at all. If adequate funds are not available or are not available on acceptable terms, we may not be able to pursue our business objectives and would be required to reduce our level of operations, including reducing infrastructure, promotions, personnel and other operating expenses. These events could adversely affect our business, results of operations and financial condition.

In addition, some or all of the elements of our expansion plan may have to be curtailed or delayed unless we are able to find alternative external sources of working capital. We would need to raise additional funds to respond to business contingencies, which may include the need to:

•	fund more rapid expansion,

•	fund additional marketing expenditures,

•	enhance our operating infrastructure,

•	respond to competitive pressures, and

•	acquire other businesses or engage in other strategic initiatives.

We cannot assure you that additional financing will be available on terms favorable to us, or at all. If adequate funds are not available or if they are not available on acceptable terms, our ability to fund the growth of our operations, take advantage of opportunities, develop products or services or otherwise respond to competitive pressures, could be significantly limited.

Recent Accounting Pronouncements

References to the “FASB”, and “SFAS” herein refer to the “Financial Accounting Standards Board”, and “Statement of Financial Accounting Standards”, respectively.

In December 2007, the FASB issued FASB Statement No. 141 (R), “Business Combinations” (FAS 141(R)), which establishes accounting principles and disclosure requirements for all transactions in which a company obtains control over another business. Statement 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Earlier adoption is prohibited.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51”. SFAS No. 160 establishes accounting and reporting standards that require that the ownership interests in subsidiaries held by parties other than the parent be clearly identified, labeled, and presented in the consolidated statement of financial position within equity, but separate from the parent’s equity; the amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of income; and changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary be accounted for consistently. SFAS No. 160 also requires that any retained noncontrolling equity investment in the former subsidiary be initially measured at fair value when a subsidiary is deconsolidated. SFAS No. 160 also sets forth the disclosure requirements to identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS No. 160 applies to all entities that prepare consolidated financial statements, except not-for-profit organizations, but will affect only those entities that have an outstanding noncontrolling interest in one or more subsidiaries or that deconsolidate a subsidiary. SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. SFAS No. 160 must be applied prospectively as of the beginning of the fiscal year in which it is initially applied, except for the presentation and disclosure requirements. The presentation and disclosure requirements are applied retrospectively for all periods presented.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities - an amendment of FASB Statement No. 133” (“SFAS No. 161”).  SFAS No. 161 amends and expands the disclosure requirements of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”). The objective of SFAS No. 161 is to provide users of financial statements with an enhanced understanding of how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for under SFAS No. 133 and its related interpretations, and how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows.  SFAS No. 161 requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative agreements.  SFAS No. 161 applies to all derivative financial instruments, including bifurcated derivative instruments (and nonderivative instruments that are designed and qualify as hedging instruments pursuant to paragraphs 37 and 42 of SFAS No. 133) and related hedged items accounted for under SFAS No. 133 and its related interpretations.  SFAS No. 161 also amends certain provisions of SFAS No. 131. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged.  SFAS No. 161 encourages, but does not require, comparative disclosures for earlier periods at initial adoption.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles.” This standard is intended to improve financial reporting by identifying a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statements that are presented in conformity with generally accepted accounting principles in the United States for non-governmental entities. SFAS No. 162 is effective 60 days following approval by the U.S. Securities and Exchange Commission of the Public Company Accounting Oversight Board's amendments to AU Section 411, “The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles.”

We do not believe the adoption of the above recent pronouncements will have a material effect on the Company’s results of operations, financial position or cash flows.

Inflation

Although management expects that our operations will be influenced by general economic conditions, we do not believe that inflation has a material effect on our results of operations.

MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Since November 27, 2007, our common stock has been listed for trading on the NASDAQ Capital Market trading under the symbol “REED”.  Prior to November 27, 2007 our common stock was quoted on the OTC Bulletin Board under the symbol “REED.OB”.    The following is a summary of the high and low bid prices of our common stock on the OTC Bulletin Board during the periods presented and the high and low sales prices of our common stock on the NASDAQ Capital Market for the periods presented.  OTC Bulletin Board bid prices represent inter-dealer prices, without retail mark-up, mark down or commissions, and may not necessarily represent actual transactions:

	Bid Price (OTC Bulletin Board)
	High	Low
Year Ending December 31, 2007
First Quarter	7.17	3.00
Second Quarter	9.00	6.00
Third Quarter	10.55	6.75
Fourth Quarter	7.35	5.35

	Sales Price (NASDAQ Capital Market)
	High	Low
Year Ending December 31, 2008
First Quarter	6.24	1.50
Second Quarter	3.94	1.89
Third Quarter	3.30	1.45
Fourth Quarter	2.31	1.00

As of the date of this prospectus, there were approximately 248 stockholders of record of the common stock (not including the number of persons or entities holding stock in nominee or street name through various brokerage firms) and approximately 8,979,341 outstanding shares of common stock.

DIVIDEND POLICY

We have never declared or paid dividends on our common stock. We currently intend to retain future earnings, if any, for use in our business, and, therefore, we do not anticipate declaring or paying any dividends in the foreseeable future. Payments of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including the terms of our credit facility and our financial condition, operating results, current and anticipated cash needs and plans for expansion.

We are obligated to pay a non-cumulative 5% dividend from lawfully available assets to the holders of our Series A preferred stock in either cash or additional shares of common stock at our discretion. In 2007 and 2006, we paid the dividend in an aggregate of 3,820 and 7,373 shares of common stock in each such year, respectively, and anticipate that we will be obligated to issue at least this many shares annually to the holders of the Series A preferred stock so long as such shares are issued and outstanding. See “Description of Our Securities - Preferred Stock.”

When a stock award expires or is terminated before it is exercised, the shares set aside for that award are returned to the pool of shares available for future awards.

No option can be granted under the plan after ten years following the earlier of the date the plan was adopted by the board of directors or the date the plan was approved by our stockholders.

Equity Compensation Plan Information

The following table provides information, as of December 31, 2007, with respect to options outstanding and available under the 2001 Stock Option Plan and 2007 Stock Option Plan and certain other outstanding options:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in Column (a)) (c)

Equity compensation plans approved by security holders	676,500	$6.32	1,323,500
Equity compensation plans not approved by security holders	1,740,736	$5.64	Not applicable
TOTAL	2,417,236	$5.83	1,323,500

BUSINESS

Background

We develop, manufacture, market, and sell natural non-alcoholic and “New Age” beverages, candies and ice creams. “New Age Beverages” is a category that includes natural soda, fruit juices and fruit drinks, ready-to-drink teas, sports drinks and water. We currently manufacture, market and sell five unique product lines:

•	Reed’s Ginger Brews,

•	Virgil’s Root Beer and Cream Sodas, including diet sodas

•	China Colas,

•	Reed’s Ginger Chews, and

•	Reed’s Ginger Ice Creams

We sell most of our products in specialty gourmet and natural food stores (estimated at approximately 4,000 smaller or specialty stores and approximately 3,000 supermarket format stores ), supermarket chains (estimated at approximately 7,000 stores, retail stores and restaurants in the United States and, to a lesser degree, in Canada, Europe and other international territories).  We primarily sell our products through a network of natural, gourmet and independent distributors.  We also maintain an organization of in-house sales managers who work mainly in the stores serviced by our natural, gourmet and mainstream distributors and with our distributors.  We also work with regional, independent sales representatives who maintain store and distributor relationships in a specified territory.  In Southern California, we previously maintained our own direct distribution in addition to other local distributors and are in the process of discontinuing our direct distribution and redirecting our customers to local distributors.

We produce and co-pack our products in part at our company-owned facility in Los Angeles, California, known as the Brewery, and primarily at a contracted co-packing facility in Pennsylvania. We also contract  with The Lion Brewery, Inc., a packing, or co-pack, facility in Pennsylvania, to supply us with soda products for the eastern half of the United States and nationally for soda products that we do not produce at The Brewery.   Our ice creams are co-packed for us at Ronnybrooke Dairy in upstate New York on a purchase order basis.  We pack our candy products at the Brewery.

Key elements of our business strategy include:

•	Increase our relationship with and sales to the approximately 10,500 supermarkets that carry our products in natural and mainstream,

•	stimulate consumer demand and awareness for our existing brands and products,

•	develop additional alternative and natural beverage brands and other products, including specialty packaging like our 5-liter party kegs, our swing-lid bottle and our 750 ml champagne bottle,

•	lower our cost of sales for our products, and

•	optimize the size of our sales force to manage our relationships with distributors.

Our current sales effort is focused for the next 12-18 months on building our business in our approximately 7,000 natural and mainstream supermarket accounts in the U.S. and Canada.

In addition, since 2003, we have introduced into the marketplace new products and offer specialty beverage packaging options not typically available in the marketplace that have contributed to our growth in sales.  These products include a 5-liter “party keg” version of our Virgil’s Root Beer and Cream Soda, 12-ounce long neck bottles of our Virgil’s Cream Soda, 750 ml size bottles of our Reed’s Original Ginger Brew, Extra Ginger Brew and Spiced Apple Brew and a one pint version of our Virgil’s Root Beer with a swing-lid. In addition, we recently introduced three new diet flavors of Virgil’s Root Beer, Virgil’s Cream Soda and Virgil’s Black Cherry Cream Soda and a new 7 ounce version of our Reed’s Extra Ginger Brew for mini-bars and on-premise accounts. These new products and packaging options are being utilized in our marketing efforts.

We create consumer demand for our products by:

•	supporting in-store sampling programs of our products,

•	generating free press through public relations,

•	advertising in national magazines targeting our customers,

•	maintaining a company website (www.reedsgingerbrew.com),

•	participating in large public events as sponsors; and

•	partnering with alcohol brands such as Dewars and Barcardi to create co-branded cocktail recipes such as “Dewars and Reeds” and a “Reed’s Dark and Stormy.”

Our principal executive offices are located at 13000 South Spring Street, Los Angeles, California 90061.  Our telephone number is (310) 217-9400. Our Internet address is (www.reedsgingerbrew.com). Information contained on our website or that is accessible through our website should not be considered to be part of this prospectus.

Historical Development

In June 1987, Christopher J. Reed, our founder and Chief Executive Officer, began development of Reed’s Original Ginger Brew, his first beverage creation.  After two years of development, the product was introduced to the market in Southern California stores in 1989.  By 1990, we began marketing our products through natural food distributors and moved our production to a larger facility in Boulder, Colorado.

In 1991, we incorporated our business operations in the state of Florida under the name of Original Beverage Corporation and moved all of our production to a co-pack facility in Pennsylvania.  We began exhibiting at national natural and specialty food trade shows, which brought national distribution in natural, gourmet and specialty foods and the signing of our first mainstream supermarket distributor.  Our products began to receive trade industry recognition as an outstanding new product.  The United States National Association of the Specialty Food Trade, or NASFT, named Original Ginger Brew as an “Outstanding Beverage Finalist” in the United States in 1997, and the Canadian Fancy Food Association, or CFFA, awarded us “Best Imported Food Product” in 1991.

Throughout the 1990’s, we continued to develop and launch new Ginger Brew varieties.  Reed’s Ginger Brews reached broad placement in natural and gourmet foods stores nationwide through major specialty, natural/gourmet and mainstream food and beverage distributors.

In 1997, we began licensing the products of China Cola and eventually acquired the rights to that product in December 2000.  In addition, we launched Reed’s Crystallized Ginger Candy, a product which we manufacture in Fiji under a proprietary, natural, non-sulfured process.  In 1999, we purchased the Virgil’s Root Beer brand from the Crowley Beverage Company.  The brand has won numerous gourmet awards.  In 2000, we began to market three new products: Reed’s Original Ginger Ice Cream, Reed’s Cherry Ginger Brew and a beautiful designer 10-ounce gift tin of our Reed’s Crystallized Ginger Candy.  In December 2000, we purchased an 18,000 square foot warehouse property, the Brewery, in Los Angeles, California, to house our west coast production and warehouse facility.  The Brewery now also serves as our principal executive offices.  In 2001, pursuant to a reincorporation merger, we changed our state of incorporation to Delaware and also changed our name to Reed’s, Inc.  We also introduced our Reed’s Chocolate Ginger Ice Cream and Reed’s Green Tea Ginger Ice Cream products and expanded our confectionary line with two new candy products: Reed’s Crystallized Ginger Baking Bits and Reed’s Ginger Chews.  In 2002, we launched our Reed’s Ginger Juice Brew line, with four flavors of organic juice blends. In November 2002, we completed our first test runs of Reed’s and Virgil’s products at the Brewery and in January 2003, our first commercially available products came off the Los Angeles line.  In 2003, we commenced our own direct distribution in Southern California and introduced sales of our 5-liter Virgil’s party keg. In 2004, we expanded our product line to include Virgil’s Cream Soda (including in a 5-liter keg), Reed’s Spiced Apple Brew in a 750 ml. champagne bottle and draught Virgil’s Root Beer and Cream Soda. In 2006, we expanded our product line to include Virgil’s Black Cherry Cream Soda. Progressive Grocers, a top trade publication in the grocery industry voted this product as the best new beverage product of 2006. On December 12, 2006, we completed the sale of 2,000,000 shares of our common stock at an offering price of $4.00 per share in our initial public offering. The public offering resulted in gross proceeds of $8,000,000 to us.

In 2007, we executed several elements of our business plan, including the hiring of several key personnel such as a Chief Operating Officer, two Senior Vice Presidents of Sales, an Executive Vice President of Sales and several sales personnel.  In addition, we developed and launched a line of diet sodas of the three flavors of the Virgil’s brand and introduced a new 7 ounce package of our Extra Ginger Brew.  We acquired a warehouse immediately adjacent to our principal executive office and brewery in Los Angeles that serves as our finished goods warehouse.  We executed several agreements with distributors that service mainstream retailers that expand our product reach beyond our core reach of natural and specialty retailers through direct store distribution (known as DSD).  The relationships with these distributors are supported, in large part, by one of our Senior Vice Presidents of Sales and newly hired sales staff.  We hired a Senior Vice President of Sales to develop sales into national accounts, such as grocery store chains, club stores and other large retailers that can be serviced either directly or through our existing natural foods distributors or mainstream distributors.  We also hired an Executive Vice President of Sales and reassigned an existing sales executive to co-lead our initiative to introduce our products to international customers in Europe, Asia, the Middle East and South America.  Also in 2007, we raised a net of $7,600,000 in a private placement.

In 2008, we announced and developed a refined sales strategy that focuses our sales efforts on the estimated 10,500 natural and mainstream supermarket grocery stores that carry our products.  Our 2007 sales strategy had focused on a more global effort to hit all the accounts in certain regions of the country.  As part of our sales forces’ new direction, we consolidated roles and reduced the sales staff by 16 people from 33 at the end of 2007 to 17 at the end of the first quarter  of 2008 to 10 at end of 2008.  We also launched our Peanut Butter Ginger Chews in 2008, the second candy in the Reed’s Ginger Chew line.

Industry Overview

Our beverages fall within the New Age Beverage category, which we believe is growing rapidly.  Consumer awareness of the health risks of too much sugar, in addition to studies evidencing the athletic performance benefits of proper hydration plus a variety of new beverages/serving sizes are, we believe, fueling robust sales in the New Age Beverage category.  Additionally, industry analysts forecast the New Age Beverage market to grow to $800 million in 2009, up from $168 million in 2004.

We also believe the non-chocolate candy segment, such as Reed’s Ginger Chews, will continue to be a growth segment as well.  Non-chocolate candy sales increased 4.2% from 2006 to 2007, according to the National Confectioners Association (NCA).

Additionally, the annual confectionary retail sales (including chocolate, non-chocolate and gum sales) in the United States were approximately $28.2 billion in 2006, of which approximately $8.9 billion was non-chocolate candy.

Furthermore, we believe that the packaged ice cream industry, which includes economy, regular, premium and super-premium products has the potential for continued robust growth.  According to Mintel International Group, the entire frozen market will grow 15% by 2012 through all retail channels.  Furthermore, super-premium ice cream, such as Reed’s Ginger Ice Creams, is generally characterized by a greater richness and density than other kinds of ice creams.  This higher quality ice cream generally sells at a premium to the other ice cream segments due to its emphasis on quality, brand image, flavor selection and texture.

Our Products

We currently manufacture and sell 16 beverages, three candies and three ice creams. We make all of our products using premium all-natural ingredients.

We produce carbonated soda products. According to Spence Information Services (SPINS), a market research and consulting firm for the Natural Products Industry, which is the only sales information service catering to the natural food trade, for the52 weeks ending December 1, 2007, Reed’s products were the top five items based on dollar sales among all sugar/fructose sweetened sodas in the natural foods industry in the United States, with Reed’s Extra Ginger Brew holding the number one position, Virgil’s Root Beer being number two, Premium Ginger Brew being number three and Original Ginger Brew as number four.

Our carbonated products include six varieties of Reed’s Ginger Brews, eight varieties of Virgil’s Root Beer and Cream Sodas (including diet varieties), China Cola and Cherry China Cola.

Our candy products include Reed’s Crystallized Ginger Candy, Reed’s Peanut Butter Ginger Chews and Reed’s Ginger Chews.

Our ice cream products include Reed’s Original Ginger Ice Cream, Reed’s Chocolate Ginger Ice Cream and Reed’s Green Tea Ginger Ice Cream.

Beverages

Reed’s Ginger Brews

Ginger ale is the oldest known soft drink.  Before modern soft drink technology existed, non-alcoholic beverages were brewed at home directly from herbs, roots, spices, and fruits.  These handcrafted brews were then aged like wine and highly prized for their taste and their tonic, health-giving properties.  Reed’s Ginger Brews are a revival of this home brewing art and we make them with care and attention to wholesomeness and quality, using the finest fresh herbs, roots, spices, and fruits.  Our expert brew masters brew each batch and age it with great pride.

We believe that Reed’s Ginger Brews are unique in their kettle brewed origin among all mass-marketed soft drinks. Reed’s Ginger Brews contain between 8 and 26 grams of fresh ginger in every 12-ounce bottle. We use no refined sugars as sweeteners. Our products differ from commercial soft drinks in three particular characteristics: sweetening, carbonation and coloring for greater adult appeal. Instead of using injected-based carbonation, we produce our carbonation naturally, through slower, beer-oriented techniques.  This process produces smaller, longer lasting bubbles that do not dissipate rapidly when the bottle is opened.  We do not add coloring.  The color of our products comes naturally from herbs, fruits, spices, roots and juices.

In addition, since Reed’s Ginger Brews are pasteurized, they do not require or contain any preservatives.  In contrast, modern commercial soft drinks generally are produced using natural and artificial flavor concentrates prepared by flavor laboratories, tap water, and highly refined sweeteners. Typically, manufacturers make a centrally processed concentrate that will lend itself to a wide variety of situations, waters, and filling systems.  The final product is generally cold-filled and requires preservatives for stability.  Colors are added that are either natural, although highly processed, or artificial.

In addition, while we make no claim as to any medical or therapeutic benefits of our products, we have found friends and advocates among alternative, holistic, naturopathic, and homeopathic medical practitioners, dieticians and medical doctors, who tell us that they recommend Reed’s Extra Ginger Brew for their patients as a simple way to ingest a known level of ginger. The United States Food and Drug Administration (FDA) includes ginger on their GRAS (generally recognized as safe) list.  However, neither the FDA nor any other government agency officially endorses or recommends the use of ginger as a dietary supplement.

We currently manufacture and sell six varieties of Reed’s Ginger Brews:

•
Reed’s Original Ginger Brew was our first creation, and is a Jamaican recipe for homemade ginger ale using 17 grams of fresh ginger root, lemon, lime, honey, fructose, pineapple, herbs and spices. Reed’s Original Ginger Brew is 20% fruit juice.

•	Reed’s Extra Ginger Brew is the same approximate recipe, with 25 grams of fresh ginger root for a stronger bite. Reed’s Extra Ginger Brew is 20% fruit juice.

•	Reed’s Premium Ginger Brew is the no-fructose version of Reed’s Original Ginger Brew, and is sweetened only with honey and pineapple juice. Reed’s Premium Ginger Brew is 20% fruit juice.

•	Reed’s Raspberry Ginger Brew is brewed from 17 grams of fresh ginger root, raspberry juice and lime. Reed’s Raspberry Ginger Brew is 20% raspberry juice and is sweetened with fruit juice and fructose.

•
Reed’s Spiced Apple Brew uses 8 grams of fresh ginger root, the finest tart German apple juice and such apple pie spices as cinnamon, cloves and allspice. Reed’s Spiced Apple Brew is 50% apple juice and sweetened with fruit juice and fructose.

•
Reed’s Cherry Ginger Brew is the newest addition to our Ginger Brew family, and is naturally brewed from: filtered water, fructose, fresh ginger root, cherry juice from concentrate and spices. Reed’s Cherry Ginger Brew is brewed from 22 grams of fresh ginger root.

All six of Reed’s Ginger Brews are offered in 12-ounce bottles and are sold in stores as singles, in four-packs and in 24-bottle cases. Reed’s Original Ginger Brew is sold by select retailers in a special 12-pack. Reed’s Original Ginger Brew, Extra Ginger Brew and Spiced Apple Brew are now available in 750 ml. champagne bottles. The Reed’s Extra Ginger Brew is also produced in a 7-ounce bottle and sold in eight-packs and 32-bottle cases.

Virgil’s Root Beer

Over the years, Virgil’s Root Beer has won numerous awards and has a reputation among many as one of the best root beers made anywhere. Virgil’s Root Beer won the “Outstanding Beverage” award at the NASFT’s International Fancy Food and Confection Show in 1997.

Virgil’s is a premium root beer. We use all-natural ingredients, including filtered water, unbleached cane sugar, anise from Spain, licorice from France, bourbon vanilla from Madagascar, cinnamon from Sri Lanka, clove from Indonesia, wintergreen from China, sweet birch and molasses from the southern United States, nutmeg from Indonesia, pimento berry oil from Jamaica, balsam oil from Peru and cassia oil from China.

We collect these ingredients worldwide and gather them together at the brewing and bottling facilities we use in the United States and Germany. We combine and brew these ingredients under strict specifications and finally heat-pasteurize Virgil’s Root Beer, to ensure quality.

We sell Virgil’s Root Beer in four packaging styles: 12-ounce bottles in a four-pack, a special swing-lid style pint bottle and a 5-liter self-tapping party keg.

Virgil’s Cream Soda

We launched Virgil’s Cream Soda in January 2004. We make this product with the same attention to quality that makes Virgil’s Root Beer so popular. Virgil’s Cream Soda is a gourmet cream soda. We brew Virgil’s Cream Soda the same way we brew Virgil’s Root Beer. We use all-natural ingredients, including filtered water, unbleached cane sugar and bourbon vanilla from Madagascar.

Virgil’s Cream Soda is currently sold in 12-ounce long neck bottles in colorful 4-packs and a 5-liter party keg version.

In 2006, we expanded our product line to include Virgil’s Black Cherry Cream Soda in a 12-ounce bottle.

Virgil’s Real Cola

We launched Virgil’s Real Cola in February 2008. Virgil’s Real Cola is a classic cola recipe made naturally using the finest ingredients and unbleached cane sugar. Virgil’s Real Cola is made naturally without caffeine or preservatives.

Virgil’s Real Cola is sold in 12-ounce bottles.

In 2007, we further expanded our Virgil’s product line to include diet Root Beer, diet Black Cherry Cream Soda and diet Cream Soda. Our diet sodas are sweetened with Stevia and Xylitol.

In April 2008, we introduced diet Real Cola.

China Cola

We consider China Cola to be the most natural cola in the world. We restored China Cola to its original delicious blend of raw cane sugar, imported Chinese herbs, essential oils and natural spices. China Cola contains no caffeine. It comes in two varieties, Original China Cola and Cherry China Cola.

Original China Cola is made from filtered water, raw cane sugar szechwan poeny root, cassia bark, Malaysian vanilla, oils of lemon and oil of orange, nutmeg, clove, licorice, cardamom, caramel color, citric acid and phosphoric acid.

Cherry China Cola is made from the same ingredients as Original China Cola, with the addition of natural cherry flavor.

China Cola and Cherry China Cola sell as singles, in four-packs and in 24-bottle cases.

Reed’s Ginger Juice Brews

In May 2007, we discontinued offering Ginger Juice Brews.

Reed’s Ginger Candies

Reed’s Crystallized Ginger Candy

Reed’s Crystallized Ginger was the first crystallized ginger on the market in the United States to be sweetened with raw cane instead of refined white sugar. Reed’s Crystallized Ginger is custom-made for us in Fiji.

The production process is an ancient one that has not changed much over time. After harvesting baby ginger (the most tender kind), the root is diced and then steeped for several days in large vats filled with simmering raw cane syrup. The ginger is then removed and allowed to crystallize into soft, delicious nuggets. Many peoples of the islands have long enjoyed these treats for health and pleasure.

We sell this product in 3.5-ounce bags, 10-ounce enameled, rolled steel gift tins, 16-ounce re-sealable Mylar bags, and in bulk. We also sell Reed’s Crystallized Ginger Baking Bits in bulk.

Reed’s Ginger Chews

For many years, residents of Southeast Asia from Indonesia to Thailand have enjoyed soft, gummy ginger candy chews. We sell Reed’s Ginger Chews individually wrapped in hard-packs of ten candies and as individually wrapped loose pieces in bulk. The candies come in two flavors, Reed’s Ginger Chews and Reed’s Peanut Butter Ginger Chews. Reed’s has taken them a step further, adding more ginger, using no gelatin (vegan), making the candies potentially more appealing to the vegan market, and making them slightly easier to unwrap than their Asian counterparts.

Reed’s Ginger Chews are made for us in Indonesia from sugar, maltose (malt sugar), ginger, and tapioca starch. In addition, the peanut butter version includes peanut butter.

Reed’s Ginger Ice Creams

We make Reed’s Ginger Ice Creams with 100% natural ingredients, using the finest hormone-free cream and milk. We combine fresh milk and cream with the finest natural ginger puree, Reed’s Crystallized Ginger Candy and natural raw cane sugar to make a delicious ginger ice cream with a super premium, ultra-creamy texture and Reed’s signature spicy-sweet bite. Our ice creams are made for us, according to our own recipes, at a dairy in upstate New York.

We sell three Reed’s Ginger Ice Cream products:

•	Reed’s Original Ginger Ice Cream made from milk, cream, raw cane sugar, Reed’s Crystallized Ginger Candy (finest ginger root, raw cane sugar), ginger puree, and guar gum (a natural vegetable gum),

•
Chocolate Ginger Ice Cream made from milk, cream, raw cane sugar, finest Belgian cocoa (used to make Belgian chocolate), Reed’s Crystallized Ginger Candy (fresh baby ginger root, raw cane sugar), chocolate shavings (sugar, unsweetened chocolate, Belgian cocoa, soy lecithin and real vanilla), ginger puree, and guar gum (a natural vegetable gum) creating the ultimate chocolate ginger ice cream, and

•
Reed’s Green Tea Ginger Ice Cream made from milk, cream, the finest green tea, raw cane sugar, ginger puree, Reed’s Crystallized Ginger Candy (fresh baby ginger root, raw cane sugar), and guar gum (a natural vegetable gum) creating the ultimate green tea ginger ice cream.

We sell Reed’s Ginger Ice Creams in pint containers and cases of eight pints.

New Product Development

We are always working on developments to continue expanding from our Reed’s Ginger Brews, Virgil’s product line, Reed’s Ginger Ice Cream, and Reed’s Ginger Candy product lines and packaging styles.  We are also planning to launch Reed’s Natural Energy Elixir, an energy drink infused with all natural ingredients designed to provide consumers with a healthy and natural boost to energy levels, in early 2009. However, research and development expenses in the last two years have been nominal.  We intend to expend some, but not a significant amount, of funds on research and development for new products and packaging. We intend to introduce new products and packaging as we deem appropriate from time to time for our business plan.

Among the advantages of our owned and self-operated Brewery are the flexibility to try innovative packaging and the capability to experiment with new product flavors at less cost to our operations or capital. Currently, we sell a half-liter Virgil’s Root Beer swing-lid bottle that is made for us in Europe. We intend to produce several of our beverages in one-liter swing-lid bottles in the United States. Our Reed’s Original Ginger Brew, Extra Ginger Brew and Spiced Apple Brew are available in a 750 ml champagne bottle and other products are planned to be available with this packaging in the near future.

Manufacture of Our Products

We produce our carbonated beverages at two facilities:

•	a facility that we own in Los Angeles, California, known as The Brewery, at which we produce certain soda products for the western half of the United States, and
•
a packing, or co-pack, facility in Pennsylvania, known as the Lion Brewery, with which they supply us with product we do not produce at The Brewery. The term of our agreement with Lion Brewery terminates November 1, 2011 and grants Reed’s the option to extend the contract for an additional one year period.  The Lion Brewery assembles our products and charges us a fee, generally by the case, for the products they produce.

Our west coast Brewery facility is running at 41% of capacity.  We have had difficulties with the flavor of our Ginger Brew products produced at the Brewery.  As a result, we continue to supply our Ginger Brew products at the Brewery from our east coast co-packing facility, thereby causing us to incur increased freight and warehousing expenses on our products.  Management is committed to selling a high quality, great tasting product and has elected to continue to sell certain of our Ginger Brew products produced from our east coast facility on the west coast, even though it negatively impacts our gross margins. As we are able to make the Brewery become more fully utilized, we believe that we will experience improvements in gross margins due to freight and production savings.

Our ice creams are co-packed for us at Ronnybrooke Dairy in upstate New York on a purchase order basis. We supply all the flavor additions and packaging and the dairy supplies the ice cream base. The co-pack facility assembles our products and charges us a fee, by the unit produced for us. We have half-liter swing-lid bottles of our Virgil’s Root Beer line co-packed for us at the Hofmark Brewery in southern Germany. The co-pack facility assembles our products and charges us a fee by the unit they produce for us. Our arrangements with Ronnybrooke Dairy and Hofmark Brewery are on an order-by-order by basis.

We follow a “fill as needed” manufacturing model to the best of our ability and we have no significant backlog of orders.

Substantially all of the raw materials used in the preparation, bottling and packaging of our products are purchased by us or by our contract packers in accordance with our specifications. Reed’s Crystallized Ginger is made to our specifications in Fiji. Reed’s Ginger Candy Chews are made and packed to our specifications in Indonesia.

Generally, we obtain the ingredients used in our products from domestic suppliers and each ingredient has several reliable suppliers. We have no major supply contracts with any of our suppliers. As a general policy, we pick ingredients in the development of our products that have multiple suppliers and are common ingredients. This provides a level of protection against a major supply constriction or calamity.

We believe that as we continue to grow, we will be able to keep up with increased production demands. We believe that the Brewery has ample capacity to handle increased West Coast business. To the extent that any significant increase in business requires us to supplement or substitute our current co-packers, we believe that there are readily available alternatives, so that there would not be a significant delay or interruption in fulfilling orders and delivery of our products. In addition, we do not believe that growth will result in any significant difficulty or delay in obtaining raw materials, ingredients or finished product that is repackaged at the Brewery.

In July 2007, the FDA issued a statement that warned that fresh ginger from a specific importer was contaminated with a banned pesticide. We import ginger from China, but from a different importer than was named by the FDA. Our importer requires a pre-shipment lab test in order to perform chemical analysis. In addition to the pre-shipment chemical analysis, our importer has indicated to us that they verify that every container of ginger shipped has passed the Chinese Photosanitary inspection. Upon arrival at the Port of Long Beach, California, the ginger we import undergoes a food safety inspection by the USDA’s Agricultural Quality Inspection Unit. We believe the ginger we use is certified clean and good for human consumption.

Our Primary Markets

We target a niche in the soft drink industry known as New Age beverages. The soft drink industry generally characterizes New Age Beverages as being made more naturally, with upscale packaging, and often creating and utilizing new and unique flavors and flavor combinations.

The New Age beverage segment is highly fragmented and includes such competitors as SoBe, Snapple, Arizona, Hansen’s and Jones Soda, among others. These brands have the advantage of being seen widely in the national market and being commonly well known for years through well-funded ad campaigns. Despite our products’ having a relatively high price for a premium beverage product, no mass media advertising and a relatively small presence in the mainstream market compared to many of our competitors, we believe that results to date demonstrate that Reed’s Ginger Brews and Virgil’s sodas are making market inroads among these significantly larger brands. See “Business - Competition.”

We sell the majority of our products in natural food stores, mainstream supermarket chains and foodservice locations, primarily in the United States and, to a lesser degree, in Canada and Europe.

Natural Food Stores

Our primary and historical marketing source of our products has been natural food and gourmet stores. These stores include Whole Foods Market, Wild Oats and Trader Joe’s. We also sell in gourmet restaurants and delis.

We believe that our products have achieved a leading position in their niche in the fast-growing natural food industry.

With the advent of large natural food store chains and specialty merchants, the natural foods segment continues to grow each year in direct competition with the mainstream grocery trade.

Mainstream Supermarkets and Retailers

We sell our products to 57 distributors who specialize in mainstream retailers, 55 distributors that specialize in Natural Foods and specialty stores and 40 distribution centers of customers who handle their own logistics.

Supermarkets, particularly supermarket chains and prominent local supermarkets, often impose slotting fees before permitting new product placements in their store or chain. These fees can be structured to be paid one-time only or in installments.  We pursue broad-based slotting in supermarket chains throughout the United States and, to a lesser degree, in Canada.  However, our direct sales team in Southern California and our national sales management team have been able to place our products without having to pay slotting fees much of the time. However, slotting fees for new placements normally cost between $10 and $100 per store per new item placed.

We also sell our products to large national retailers who place our products within their national distribution streams.  These retailers include Costco, Sam’s Club, Cost Plus World Markets and Trader Joe’s.

Foodservice Placement

We also market our beverage products to industrial cafeterias, bars and restaurants. We intend to place our beverage products in stadiums, sports arenas, concert halls, theatres, and other cultural centers as a long-term marketing plan.

International Sales

We have developed a limited market for our products in Canada, Europe and Asia. Sales outside of North America currently represent less than 1% of our total sales. Sales in Canada represent about 1.3% of our total sales. We are currently analyzing our international sales and marketing plan, which is lead by our Vice President and National Sales Manager - Mainstream, Robert T. Reed, Jr. and our Executive Vice President - Sales, Mark Reed, the brothers of our Chief Executive Officer and Chairman, Christopher J. Reed. Our analysis will explore options that may include outsourcing the international sales effort to third or related parties, which may or may not include Robert T. Reed, Jr. and Mark Reed.

The European Union is an open market for Reed’s with access to that market due in part to the ongoing production of Virgil’s Special Extra Nutmeg Root Beer in Germany. We market our products in Europe through a master distributor in Amsterdam and sub-distributors in the Netherlands, Denmark, the United Kingdom and Spain. We are currently negotiating with a Dutch company in Amsterdam for wider European distribution.

American Trading Corp. orders our products on a regular basis for distribution in Japan. We are holding preliminary discussions with other trading companies and import/ export companies for the distribution of our products throughout Asia, Europe and South America. We believe that these areas are a natural fit for Reed’s ginger products, because of the importance of ginger in International, but especially the Asian diet and nutrition.

Distribution, Sales and Marketing

We currently have a national network of mainstream, natural and specialty food distributors in the United States and Canada.  We sell directly to our distributors, who in turn sell to retail stores. We also use our own sales group and independent sales representatives to promote our products for our distributors and direct sales to our retail customers. In Southern California, we previously maintained our own direct distribution in addition to other local distributors and are in the process of discontinuing our direct distribution and redirecting our customers to local distributors.

One of the main goals of our sales and marketing efforts is to increase sales and grow our brands. Our sales force consists of seventeen sales personnel (down from 33 at its peak in 2007) and several outside independent food brokerage companies.  The reduction of our sales force from 2007 was instigated by the refocusing of our sales efforts from 2007’s global effort to market to all accounts up and down the street in 20 markets nationally to 2008’s refocus of expanding the sales to our existing approximately 7,000 supermarket customers. In addition, we are working to increase the number of stores that carry our products. To support our sales effort to our existing supermarket customers we are actively enlisting regional mainstream beverage distributors to carry our products.  We are not abandoning our up and down the street sales marketing approach.  But in most markets, we are delaying that effort until after we have expanded our sales and presence in supermarkets.

We have entered into agreements with our customers that commit us to fees if we terminate the agreements early or without cause.  The agreements call for our customer to have the right to distribute our products to a defined type of retailer within a defined geographic region.  As is customary in the beverage industry, if we should terminate the agreement or not automatically renew the agreement, we would be obligated to make certain payments to our customers.  We have no plans to terminate or not renew any agreement with any of our customers.

Our sales force markets existing products, run promotions and introduces new items. Our in-house sales managers are responsible for the distributor relationships and larger chain accounts that require headquarter sales visits and managing our independent sales representatives.

In addition, we distribute our products internationally through Reed’s Brokerage, Inc., a company controlled by Mark Reed, and Robert T. Reed, both brothers of Christopher J. Reed.

We also offer our products and promotional merchandise directly to consumers via the Internet through our website, www.reedsgingerbrew.com.

Marketing to Distributors

We market to distributors using a number of marketing strategies, including direct solicitation, telemarketing, trade advertising and trade show exhibition. These distributors include natural food, gourmet food, and mainstream distributors.  Our distributors sell our products directly to natural food, gourmet food and mainstream supermarkets for sale to the public. We maintain direct contact with the distributors through our in-house sales managers. In limited markets, where use of our direct sales managers is not cost-effective, we utilize food brokers and outside representatives.

Marketing to Retail Stores

Our main focus for 2009 will be supermarket sales.  We have a small highly trained sales force that is directly contacting supermarket chains and setting up promotional calendars for 2009.  This is a new effort for us. In the past, the supermarkets have had little or no direct contact with us. In addition, we market to retail stores by utilizing trade shows, trade advertising, telemarketing, direct mail pieces and direct contact with the store. Our sales managers and representatives visit these retail stores to sell directly in many regions. Sales to retail stores are coordinated through our distribution network and our regional warehouses.

Direct Sales and Distribution

In June 2003, we started direct sales and distribution, or DSD, to stores in Southern California, using a direct hired sales team and our delivery trucks. Our in-house sales manager works directly with our new route drivers and with distributors in the Southern California area. A DSD system allows us to have greater control over our marketing efforts, but required us to carry the full cost of logistics. We are currently making arrangements to transfer the Southern California DSD effort to local third-party DSD distributors.

Southern California sales represented approximately $1,580,000 and $1,040,000 in 2007 and 2006, respectively.  These new direct-distribution accounts also include retail locations, including many new independent supermarkets, “mom and pop” markets and foodservice locations. In addition, direct distribution facilitates our new placements at hospitals, the Getty Center in Los Angeles, Fox Studios and other cultural and institutional accounts. We are discontinuing this organization and moving the servicing of these accounts to a local beer distribution network. We found running our own trucks to be expensive and time consuming and we want to focus more on our core competency sales and marketing.

Marketing to Consumers

Advertising .  We utilize several marketing strategies to market directly to consumers. Advertising in targeted consumer magazines such as “Vegetarian Times” and “New Age” magazine, in-store discounts on the products, in-store product demonstration, street corner sampling, coupon advertising, consumer trade shows, event sponsoring and our website www.reedsgingerbrew.com are all among current consumer-direct marketing devices.

In-Store Draught Displays.  As part of our marketing efforts, we have started to offer in-store draught displays, or Kegerators. While we believe that packaging is an important part of making successful products, we also believe that our products and marketing methods themselves need to be exceptional to survive in today’s marketplace.  Our Kegerator is an unattended, in-store draught display that allows a consumer to sample our products at a relatively low cost per demonstration. Stores offer premium locations for these new, and we believe unique, draught displays.

On Draft Program.  Our West Coast Brewery has initiated an on-draught program. We have installed draught locations at Fox Studios commissaries and in approximately 12 restaurants or in-store deli counters in Southern California. Currently, we are serving Virgil’s Root Beer and Virgil’s Cream Soda on draught. In addition, all of our other carbonated drinks are available in draught format.

Proprietary Coolers.  The placement of in-store branded refrigerated coolers by our competitors has proven to have a significant positive effect on their sales. We are currently testing our own Reed’s branded coolers in a number of locations.

Competition

The beverage industry is highly competitive. The principal areas of competition are pricing, packaging, development of new products and flavors and marketing campaigns. Our products compete with a wide range of drinks produced by a relatively large number of manufacturers. Most of these brands have enjoyed broad, well-established national recognition for years, through well-funded ad and other branding campaigns. In addition, the companies manufacturing these products generally have greater financial, marketing and distribution resources than we do.

Important factors affecting our ability to compete successfully include taste and flavor of products, trade and consumer promotions, rapid and effective development of new, unique cutting edge products, attractive and different packaging, branded product advertising and pricing. We also compete for distributors who will concentrate on marketing our products over those of our competitors, provide stable and reliable distribution and secure adequate shelf space in retail outlets. Competitive pressures in the New Age beverage categories could cause our products to be unable to gain or to lose market share or we could experience price erosion.

We believe that our innovative beverage recipes and packaging and use of premium ingredients and a trade secret brewing process provide us with a competitive advantage and that our commitments to the highest quality standards and brand innovation are keys to our success.

Our premium New Age beverage products compete generally with all liquid refreshments and in particular with numerous other New Age beverages, including: SoBe, Snapple, Mistic, IBC, Stewart’s, Henry Weinhard, Arizona, Hansen’s, Knudsen & Sons and Jones Sodas.

Our Virgil’s and China Cola lines compete with a number of other natural soda companies, including Stewarts, IBC, Henry Weinhard, Blue Sky, A&W and Natural Brews.

We also generally compete with other traditional soft drink manufacturers and distributors, such as Coke, Pepsi and Cadbury Schweppes.

Reed’s Crystallized Ginger Candy competes primarily with other candies and snacks in general and, in particular, with other ginger candies. The main competitors in ginger candies are Royal Pacific, Australia’s Buderim Ginger Company, and Frontier Herbs. We believe that Reed’s Crystallized Ginger Candy is the only one among these brands that is sulfur-free.

Reed’s Ginger Ice Creams compete primarily with other premium and super-premium ice cream brands. Our principal competitors in the ice cream business are Haagen-Dazs, Ben & Jerry’s, Godiva, Starbucks, Dreyer’s and a number of smaller natural food ice cream companies.

Proprietary Rights

We own trademarks that we consider material to our business. Three of our material trademarks are registered trademarks in the U.S. Patent and Trademark Office: Virgil’s ®, Reed’s Original Ginger Brew All-Natural Jamaican Style Ginger Ale ® and Tianfu China Natural Soda ®. Registrations for trademarks in the United States will last indefinitely as long as we continue to use and police the trademarks and renew filings with the applicable governmental offices. We have not been challenged in our right to use any of our material trademarks in the United States. We intend to obtain international registration of certain trademarks in foreign jurisdictions.

In addition, we consider our finished product and concentrate formulae, which are not the subject of any patents, to be trade secrets.  Our brewing process is a trade secret.  This process can be used to brew flavors of beverages other than ginger ale and ginger beer, such as root beer, cream soda, cola, and other spice and fruit beverages.  We have not sought any patents on our brewing processes because we would be required to disclose our brewing process in patent applications.

We generally use non-disclosure agreements with employees and distributors to protect our proprietary rights.

Governmental Regulation

The production, distribution and sale in the United States of many of our Company’s products are subject to the Federal Food, Drug, and Cosmetic Act, the Federal Trade Commission Act, the Lanham Act, state consumer protection laws, federal, state and local workplace health and safety laws, various federal, state and local environmental protection laws and various other federal, state and local statutes and regulations applicable to the production, transportation, sale, safety, advertising, labeling and ingredients of such products. Outside the United States, the distribution and sale of our many products and related operations are also subject to numerous similar and other statutes and regulations.

A California law requires that a specific warning appear on any product that contains a component listed by the state as having been found to cause cancer or birth defects. The law exposes all food and beverage producers to the possibility of having to provide warnings on their products. This is because the law recognizes no generally applicable quantitative thresholds below which a warning is not required. Consequently, even trace amounts of listed components can expose affected products to the prospect of warning labels.  Products containing listed substances that occur naturally or that are contributed to such products solely by a municipal water supply are generally exempt from the warning requirement. No Company beverages produced for sale in California are currently required to display warnings under this law. We are unable to predict whether a component found in a Company product might be added to the California list in the future, although the state has initiated a regulatory process in which caffeine will be evaluated for listing. Furthermore, we are also unable to predict when or whether the increasing sensitivity of detection methodology that may become applicable under this law and related regulations as they currently exist, or as they may be amended, might result in the detection of an infinitesimal quantity of a listed substance in a beverage of ours produced for sale in California.

Bottlers of our beverage products presently offer and use nonrefillable, recyclable containers in the United States and various other markets around the world. Some of these bottlers also offer and use refillable containers, which are also recyclable. Legal requirements apply in various jurisdictions in the United States and overseas requiring that deposits or certain ecotaxes or fees be charged for the sale, marketing and use of certain nonrefillable beverage containers. The precise requirements imposed by these measures vary. Other types of beverage container-related deposit, recycling, ecotax and/or product stewardship statutes and regulations also apply in various jurisdictions in the United States and overseas. We anticipate that additional, similar legal requirements may be proposed or enacted in the future at local, state and federal levels, both in the United States and elsewhere.

All of our facilities and other operations in the United States are subject to various environmental protection statutes and regulations, including those relating to the use of water resources and the discharge of wastewater. Our policy is to comply with all such legal requirements. Compliance with these provisions has not had, and we do not expect such compliance to have, any material adverse effect on our capital expenditures, net income or competitive position.

Environmental Matters

Our primary cost of environmental compliance is in recycling fees, which approximated $134,416 and $175,000 in 2008 and 2007, respectively. This is a standard cost of doing business in the soft drink industry.

In California, and in certain other states where we sell our products, we are required to collect redemption values from our customers and remit those redemption values to the state, based upon the number of bottles of certain products sold in that state.

In certain other states and Canada where our products are sold, we are also required to collect deposits from our customers and to remit such deposits to the respective state agencies based upon the number of cans and bottles of certain carbonated and non-carbonated products sold in such states.

In the year ended December 31, 2007, we upgraded our lighting system to an energy efficient and shatter proof system throughout the Brewery and the offices. We also initiated a trash recycling program for both the Brewery and the offices.

Employees

As of the date of this prospectus, we have 35 full-time employees, as follows: three in general management, nine in sales and marketing support, seven in admin and operations and 16 in production. We employ additional people on a part-time basis as needed.  We have never participated in a collective bargaining agreement. We believe that the relationship with our employees is good.

Properties

We own an 18,000 square foot warehouse, known as the Brewery, at 13000 South Spring Street in an unincorporated area of Los Angeles County, near downtown Los Angeles.  The property is located in the Los Angeles County Mid-Alameda Corridor Enterprise Zone. Businesses located in the enterprise zone are eligible for certain economic incentives designed to stimulate business investment, encourage growth and development and promote job creation.

We purchased the facility in December 2000 for a purchase price of $850,000, including a down payment of $102,000. We financed approximately $750,000 of the purchase price with a loan from U.S. Bank National Association, guaranteed by the United States Small Business Administration.  We also obtained a building improvement loan for $168,000 from U.S. Bank National Association, guaranteed by the United States Small Business Administration.  Christopher J. Reed, our founder and Chief Executive Officer, personally guaranteed both loans.  Both loans are due and payable on November 29, 2025, with interest at the New York prime rate plus 1%, adjusted monthly, with no cap or floor. As of December 31, 2007, the principal and interest payments on the two loans combined were $7,113 per month. This facility serves as our principal executive offices, our West Coast Brewery and bottling plant and our Southern California warehouse facility until August 2007.

In August 2007, we purchased the building immediately adjacent to the Brewery on South Spring Street for $1,700,000 in cash. Since its purchase, this facility serves as our warehouse for mainly finished goods and raw materials. In March 2008, we borrowed a total of $1,770,000 from Lehman Brothers secured by our real estate. This loan is personally guaranteed by Christopher J. Reed, our Chief Executive Officer. We have used the proceeds of this loan to pay off the outstanding loans on the Brewery  and for working capital. The new loan is payable over a 30 year term, bears interest at 8.41% per annum and carries a prepayment penalty of 3% if the loan is repaid within five years.

Legal Proceedings

From time to time, we are a party to claims and legal proceedings arising in the ordinary course of business. Our management evaluates our exposure to these claims and proceedings individually and in the aggregate and provides for potential losses on such litigation if the amount of the loss is estimable and the loss is probable.

From August 3, 2005 through April 7, 2006, we issued 333,156 shares of our common stock in connection with our initial public offering. These securities represented all of the shares issued in connection with the initial public offering prior to October 11, 2006. These shares issued in connection with the initial public offering may have been issued in violation of either federal or state securities laws, or both, and may be subject to rescission.

On August 12, 2006, we made a rescission offer to all holders of the outstanding shares that we believe are subject to rescission, pursuant to which we offered to repurchase these shares then outstanding from the holders. At the expiration of the rescission offer on September 18, 2006, the rescission offer was accepted by 32 of the offerees to the extent of 28,420 shares for an aggregate of $118,711.57, including statutory interest. The shares that were tendered for rescission were agreed to be purchased by others and not from our funds.

Federal securities laws do not provide that a rescission offer will terminate a purchaser’s right to rescind a sale of stock that was not registered as required or was not otherwise exempt from such registration requirements. With respect to the offerees who rejected the rescission offer, we may continue to be liable under federal and state securities laws for up to an amount equal to the value of all shares of common stock issued in connection with the initial public offering plus any statutory interest we may be required to pay. If it is determined that we offered securities without properly registering them under federal or state law, or securing an exemption from registration, regulators could impose monetary fines or other sanctions as provided under these laws. However, we believe the rescission offer provides us with additional meritorious defenses against any future claims relating to these shares.

On January 20, 2006, Consac Industries, Inc. (dba Long Life Teas and Long Life Beverages) filed a lawsuit in the United States District Court for the Central District of California against Reed’s Inc. and Christopher Reed, Case No. CV06-0376.  The complaint asserted claims for negligence, breach of contract, breach of warranty, and breach of express indemnity relating to Reed’s, Inc.’s manufacture of approximately 13,000 cases of “Prism Green Tea Soda” for Consac.  Consac contended that we negligently manufactured the soda resulting in at least one personal injury.  Consac sought $2.6 million in damages, plus interest and attorneys fees.  In January 2007, we settled the lawsuit for $450,000, of which $300,000 was paid by us and $150,000 was paid by our insurance carrier.  The $300,000 was accrued as of December 31, 2006 and is included in legal costs in the statement of operations for the year ended December 31, 2006.

Except as set forth above, we believe that there are no material litigation matters at the current time. Although the results of such litigation matters and claims cannot be predicted with certainty, we believe that the final outcome of such claims and proceedings will not have a material adverse impact on our financial position, liquidity, or results of operations.

MANAGEMENT

General

The following table sets forth certain information with respect to our current directors and executive officers:

Name	Position	Age

Christopher J. Reed	President, Chief Executive Officer and Chairman of the Board	50
James Linesch	Chief Financial Officer	54
Thierry Foucaut	Chief Operating Officer	44
Neal Cohane	Senior Vice President – Sales	49
Judy Holloway Reed	Secretary and Director	49
Mark Harris	Director	53
Daniel S.J. Muffoletto	Director	54
Michael Fischman	Director	53

Business Experience of Directors and Executive Officers

Christopher J. Reed founded our company in 1987.  Mr. Reed has served as our Chairman, President and Chief Executive Officer since our incorporation in 1991. Mr. Reed also served as Chief Financial Officer during fiscal year 2007 until October 1, 2007 and again from April 17, 2008 to January 19, 2009. Mr. Reed has been responsible for our design and products, including the original product recipes, the proprietary brewing process and the packaging and marketing strategies.  Mr. Reed received a B.S. in Chemical Engineering in 1980 from Rennselaer Polytechnic Institute in Troy, New York.

James Linesch was appointed as Chief Financial Officer effective January 19, 2009. Mr. Linesch served as the chief financial officer of AdStar, Inc., a public company providing ad placement services and payment processing software for publishers, from February 2006 until January 2009.  He performed transaction intermediary services with MET Advisors, LLC from January 2005 until January 2006.  From June 2000 to October 2004, he served as chief financial officer of DynTek, Inc., an information technology (IT) services company.  From May 1996 until October 1999 he served as chief financial officer and president of CompuMed, Inc.  He also served as chief financial officer of Universal Self Care, Inc. from June 1991 until May 1996.  Mr. Linesch is a certified public accountant (CPA), having practiced with Price Waterhouse in Los Angeles.  He earned a BS degree in finance from California State University, Northridge, and an MBA from the University of Southern California.

Thierry Foucaut has been our Chief Operating Officer since May 2007.  Prior to joining us, Mr. Foucaut worked for six years as Chief Operating Officer of Village Imports, a $30 million specialty foods and beverage distributor in California, where he created and launched a line of sparkling lemonades and managed the company’s operations including multiple warehouses and fleets of DSD delivery trucks.  Mr. Foucaut spent 2000 with Eve.com, a leading San Francisco website specializing in retail sales of high end cosmetics.  Mr. Foucaut worked for L’Oréal Paris from 1994 through 1999 with growing marketing and sales responsibilities, including Product Manager from September 1994 to May 1996, South Europe Marketing Coordinator from June 1996 to July 1998 and Duty Free Key Account Executive from July 1998 to December 1999, managing large airport and airline clients over several European countries.  He earned a Master of Science degree from Ecole Centrale Paris in 1988, and an MBA from Harvard Business School in 1994.

Neal Cohane has been our Sr. Vice President of Sales since March 2008.  Prior, he served as our Vice President of Sales since August 2007.  From March 2001 until August 2007, Mr. Cohane served in various senior-level sales and executive positions for PepsiCo, most recently as Senior National Accounts Manager, Eastern Division.  In this capacity, Mr. Cohane was responsible for all business development and sales activities within the Eastern Division.  From March 2001 until November 2002, Mr. Cohane served as Business Development Manager, Non-Carbonated Division within PepsiCo where he was responsible for leading the non-carbonated category build-out across the Northeast Territory.  From 1998 to March 2001, Mr. Cohane spent three years at South Beach Beverage Company, most recently as Vice President of Sales, Eastern Region. During his tenure as Vice President of Sales, Eastern Region, Mr. Cohane managed a team of approximately 35 employees and an independent network of approximately 100 distributors to drive increased category sales volume and market share.  From 1986 to 1998, Mr. Cohane spent approximately twelve years at Coca-Cola of New York where he held various senior-level sales and managerial positions, most recently as General Manager New York.  Mr. Cohane holds a B.S. degree in Business Administration from Merrimack College in North Andover, Massachusetts.

Judy Holloway Reed has been with us since 1992 and, as we have grown, has run the accounting, purchasing and shipping and receiving departments at various times since the 1990s.  Ms. Reed has been one of our directors since June 2004, and our Secretary since October 1996.  In the 1980s, Ms. Reed managed media tracking for a Los Angeles Infomercial Media Buying Group and was an account manager with a Beverly Hills, California stock portfolio management company.  She earned a Business Degree from MIU in 1981.  Ms. Reed is the wife of Christopher J. Reed, our Chairman, President and Chief Executive Officer.

Mark Harris has been a member of our board of directors since April 2005.  Mr. Harris is an independent venture capitalist and has been retired from the work force since 2002.  In late 2003, Mr. Harris joined a group of Amgen colleagues in funding NeoStem, Inc., a company involved in stem-cell storage, archiving, and research to which he is a founding investor.  From 1991 to 2002, Mr. Harris worked at Amgen, Inc. (Nasdaq: AMGN), a preeminent biotech company, managing much of Amgen’s media production for internal use and public relations. Mr. Harris spent the decade prior working in the aerospace industry at Northrop with similar responsibilities.

Daniel S.J. Muffoletto, N.D. has been a member of our board of directors from April 2005 to December 2006 and from January 2007 to the present.  Dr. Muffoletto has practiced as a Naturopathic Physician since 1986.  He has served as chief executive officer of Its Your Earth, a natural products marketing company since June 2004.  From 2003 to 2005, Dr. Muffoletto worked as Sales and Marketing Director for Worthington, Moore & Jacobs, a Commercial Law League member firm serving FedEx, UPS, DHL and Kodak, among others.  From 2001 to 2003, he was the owner-operator of the David St. Michel Art Gallery in Montreal, Québec.  From 1991 to 2001, Dr. Muffoletto was the owner/operator of a Naturopathic Apothecary, Herbal Alter*Natives of Seattle, Washington and Ellicott City, Maryland.  The apothecary housed Dr. Muffoletto’s Naturopathic practice.  Dr. Muffoletto received a Bachelors of Arts degree in Government and Communications from the University of Baltimore in 1977, and conducted postgraduate work in the schools of Public Administration and Publication Design at the University of Baltimore from 1978 to 1979. In 1986, he received his Doctorate of Naturopathic Medicine from the Santa Fe Academy of Healing, Santa Fe, New Mexico.

Michael Fischman has been a member of our board of directors since April 2005.  Since 1998, Mr. Fischman has been President and chief executive officer of the APEX course, the corporate training division of the International Association of Human Values.  In addition, Mr. Fischman is a founding member and the director of training for USA at the Art of Living Foundation, a global non-profit educational and humanitarian organization at which he has coordinated over 200 personal development instructors since 1997.

Key Employees and Consultants

We have relationships with key consultants and a key employee, as set forth below.

Key Consultants

On May 1, 2008, we entered into an agreement for the distribution of our products internationally with Reed’s Brokerage, Inc., a company controlled by Mark Reed and Robert T. Reed, both brothers of Christopher J. Reed.  The agreement remains in effect until terminated by either party and requires us to pay the greater of $10,000 per month or 10% of the defined sales of the previous month.  Robert T. Reed and Mark Reed provide their services as consultants through this agreement with Reed’s Brokerage, Inc.

Robert T. Reed, Jr. has been our Executive Vice President of International Sales – Mainstream since January 2004.  In May 2008, Robert T. Reed joined Mark Reed to develop an international sales capability for Reed’s through Reed’s Brokerage, Inc, although for marketing purposes he maintains an officer title of our company.  Prior to joining Reed’s, Robert T. Reed was employed with SunGard Availability Services from 1987 through 2003.  While at SunGard, Robert T. Reed held several sales and executive management positions.  He earned a Bachelors of Science degree in Business and Finance from Mount Saint Mary’s University.  Robert T. Reed is the brother of both Christopher J. Reed, our Chief Executive Officer and Chairman of the Board, and Mark Reed, our Executive Vice President International Sales.

Mark Reed has been our Executive Vice President International Sales since August 2007. He was an employee of our company until June 2008.   In May 2008, Mark Reed joined Robert T. Reed to develop an international sales capability for Reed’s through Reed’s Brokerage, Inc., although for marketing purposes he maintains an officer title of our company.  Prior to joining Reed’s, Mark Reed was a Sales Director for Greenplum, a database software company, from January 2007 to August 2007.  Mark Reed worked as Vice President of Sales for 1Answer Solutions, a technology consulting company, where he managed a sales force from September 2004 to December 2006.  Mark Reed was a National Account Manager with Hyperion Solutions from 2001 to 2004 and a Senior Account Executive with SunGard Data Systems from 1998 to 2001.  Mark Reed worked as a Sales Executive for Prairie Systems, from 1996 to 1997 and for the Aeroquip Corporation from 1993 to 1995.   Prior to his positions in sales, Mark Reed worked as an Industrial Engineer for several Aerospace companies including Raytheon, Hughes Missile Systems, General Dynamics and Rockwell International.  Mark Reed received a B.S. in Industrial and Systems Engineering from the University of Florida in 1985. Mark Reed is the brother of Christopher J. Reed, our Chairman, President and Chief Executive Officer and Robert T. Reed, Jr., our Executive Vice President International Sales – Mainstream.

Key Employee

Robert Lyon has been our Vice President Sales - Special Projects since June 2002.  In that capacity, Mr. Lyon directs our west coast sales distribution. Over the past five years, Mr. Lyon also has operated an organic rosemary farm in Malibu, California, selling bulk to re-packagers.  In the 1980s and 1990s, Mr. Lyon operated a successful water taxi service with 20 employees and eight vessels of his own design. He also built the national sales team for a jewelry company, Iberia, from 1982 through 1987.  Mr. Lyon holds several U.S. patents.  He earned a Business Degree from Northwestern Michigan University in 1969.

Family Relationships

Other than the relationships of Christopher J. Reed, Judy Holloway Reed (Christopher Reed’s wife), Mark Reed and Robert T. Reed (Christopher Reed’s brothers) none of our directors or executive officers or key consultants or employees are related to one another.

Legal Proceedings

To the best of our knowledge, none of our executive officers or directors are parties to any material proceedings adverse to Reed’s, have any material interest adverse to Reed’s or have, during the past five years:

•	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

•
had any bankruptcy petition filed by or against him/her or any business of which he/she was a general partner or executive officer, either at the time of the bankruptcy or within two years prior to that time;

•
been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his/her involvement in any type of business, securities, futures, commodities or banking activities; or

•
been found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Executive Compensation

The following table summarizes all compensation for fiscal years 2007, 2006 and 2005 received by our principal executive officer, principal financial officer and the three most highly compensated executive officers who earned more than $100,000 in fiscal year 2007, our “Named Executive Officers”.

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards ($)(1)	Non- Equity Incentive Plan Compensation	Non- Qualified Deferred Compensation Earnings	All Other Compensation		Total

Christopher J. Reed, Chief Executive Officer, former Chief Financial Officer (2)	2007	$150,000	-	-	-	-	-	$4,616	(3)	$154,616
	2006	$150,000	-	-	-	-	-	$4,616	(3)	$154,616
	2005	$150,000	-	-	-	-	-			$150,000

David Kane, former Chief Financial Officer (5)	2007	$41,169	-	-	$21,917	-	-	-		$63,086

Thierry Foucaut, Chief Operating Officer (4)	2007	$83,000	$34,000		$43,500					$160,500

Rory Ahearn, former Sr. Vice President (6)	2007	$63,945	$70,000	-	$73,538	-	-	-		$207,483

Eric Scheffer, Vice President(7)	2007	$80,000	$65,000		$20,500					$165,500
	2006	$72,000			$6,000					$78,000
	2005	$60,000								$60,000

(1)
The amounts represent the fiscal 2007 unaudited compensation expense for all share-based payment awards based on estimated fair values, computed in accordance with Financial Accounting Standards Board Statement No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123R”), excluding any impact of assumed forfeiture rates.  We record compensation expense for employee stock options based on the estimated fair value of the options on the date of grant using the Black-Scholes-Merton option pricing formula with the following assumptions: 0% dividend yield; 70.0% expected volatility; 4.26%-4.91% risk free interest rate; 5 years expected lives and 0% forfeiture rate.

(2)	Christopher J. Reed served as Chief Financial Officer during fiscal year 2007 until October 1, 2007 and again from April 17, 2008 to January 19, 2009.
(3)	Represents value of automobile provided to Christopher J. Reed.
(4)	Mr. Foucaut was hired in June 2007. Amounts represent payments pursuant to an at will employment agreement since his hire date.
(5)	Mr. Kane served as Chief Financial Officer from October 1, 2007 through April 15, 2008.
(6)	Mr. Ahearn was appointed in September 2007. Amounts represent compensation pursuant to an at will employment agreement since his hire date. Mr. Ahearn subsequently resigned effective March 25, 2008.
(7)	Mr. Scheffer served as our Vice President and National Sales Manager - Natural Foods since May 2001. He resigned in February 2008.

Outstanding Equity Awards At Fiscal Year-End

The following table provides information concerning unexercised options for our Named Executive Officers outstanding as of December 31, 2007:

		Number of		Equity Incentive
	Number of	Securities		Plan Awards:
	Securities	Underlying		Number of
	Underlying	Unexercised		Securities
	Unexercised	Options		Underlying	Option	Option
	Options (#)	(#)		Unexercised	Exercise	Expiration
Name and Position	Exercisable	Unexercisable		Unearned Options	Price	Date
Christopher J. Reed, Chief Executive Officer and former Chief Financial Officer	-	-		-
David M. Kane, former Chief Financial Officer	-	50,000	(1)	-	7.30	10/8/2012
Rory Ahearn, former Sr. Vice President	-	100,000	(2)	-	7.80	9/3/2012
Thierry Foucaut, Chief Operating Officer		50,000	(3)		7.55	6/30/2012
Eric Scheffer, Vice President	8,333	16,667	(4)		4.00	12/6/2011

Notes:
(1)	These options will not vest as Mr. Kane resigned as Chief Financial Officer April 15, 2008.
(2)	These options will not vest as Mr. Ahearn resigned effective March 25, 2008.
(3)	Vest as follows: 16,666 options vested on June 3, 2008 and 16,666 will vest on on June 3, 2009 and 16,667 will vest on June 3, 2010.
(4)	These options will not vest as Mr. Scheffer resigned effective February 2008.

Director Compensation

The following table summarizes the compensation paid to our directors for the fiscal year ended December 31, 2007:

	Fees
	Earned or				Non-Equity
	Paid in		Stock	Option	Incentive Plan	All Other
	Cash		Awards	Awards	Compensation	Compensation		Total
Name	($)		($)	($)	($)	($)		($)
Judy Holloway Reed	$2,025					$14,735	(1)	$16,760
Mark Harris	$2,100							$2,100
Daniel S.J. Muffoletto	$3,678	(2)						$3,678
Michael Fischman	$1,825							$1,825

Notes:

(1)	Prior to the engagement of a part time human resource consultant, Ms. Reed was compensated for performing human resource consulting services on an at-will basis to us during 2007.
(2)	Since November 2007, Dr. Muffoletto receives $833 per month to serve as the Chairman of the Audit Committee.

Committee Interlocks and Insider Participation

No interlocking relationship exists between any member of our board of directors and any member of the board of directors or compensation committee of any other companies, nor has such interlocking relationship existed in the past.

Employment Agreements

We entered into an at-will employment agreement with Thierry Foucaut, our Chief Operating Officer, which provides for an annualized salary of approximately $130,000 per year.  In addition, we have granted Mr. Foucaut options to purchase up to 50,000 shares of common stock which vest over a three year period ending in 2010.

Further, we entered into an at-will employment agreement with David M. Kane, our former Chief Financial Officer, which provided for an annualized salary of approximately $175,000 per year.  In addition, we granted Mr. Kane options to purchase up to 50,000 shares of common stock which vest over a three year period ending in 2010.  Mr. Kane subsequently resigned as Chief Financial Officer effective April 15, 2008.

Further, we entered into an at-will employment agreement with Rory Ahearn, our former Sr. Vice President of Sales, which provided for an annualized salary of approximately $205,000 per year. In addition, we granted Mr. Ahearn options to purchase up to 100,000 shares of common stock which vest over a two year period ending in 2009.  Mr. Ahearn subsequently resigned as Senior Vice President of Sales effective March 25, 2008.

Further, we entered into an at-will employment agreement with Neal Cohane, our Vice President of Sales, which provides for an annualized salary of approximately $180,000 per year.  In addition, we have granted Mr. Cohane options to purchase up to 75,000 shares of common stock which vest over a two year period ending in 2009.

Further, we entered into an at-will employment agreement with Mark Reed, one of our Executive Vice Presidents, which provided for an annualized salary of approximately $225,000 per year. In addition, we have granted Mark Reed options to purchase up to 100,000 shares of common stock which were forfeited upon his resignation. Effective March 25, 2008, Mark Reed is no longer an employee of Reed’s but continues to serve as a consultant.

Further, we entered into an at-will employment agreement with James Linesch, our Chief Financial Officer, which provided for an annual salary of $156,000 per year commencing January 19, 2009. In addition, we have granted Mr. Linesch options under our 2007 Stock Option Plan to purchase up to 75,000 shares of common stock  which vest over a three year period ending January 19, 2012.  In the event of a sale of Reed’s, Inc., should Mr. Linesch’s employment terminate during the first 12 months after the sale, he will be entitled to three months severance.  Mr. Linesch is entitled to participate in our employee benefits plan, including health benefits and three weeks of paid vacation during his first year of employment.

Except as set forth above, there are no written employment agreements with any of our officers or key employees, including Christopher J. Reed.  We do not have any agreements which provide for severance upon termination of employment, whether in context of a change of control or not.

2001 Stock Option Plan and 2007 Stock Option Plan

We are authorized to issue options to purchase up to 500,000 shares of common stock under our 2001 Stock Option Plan, and we are authorized to issue options to purchase up to 1,500,000 shares of common stock under our 2007 Stock Option Plan.  On August 28, 2001, our board of directors adopted the 2001 Stock Option Plan and the plan was approved by our stockholders.  On October 8, 2007, our board of directors adopted the 2007 Stock Option Plan and the plan was approved by our stockholders on November 19, 2007.

The plans permit the grant of options to our employees, directors and consultants.  The options may constitute either “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code or “non-qualified stock options.”  The primary difference between “incentive stock options” and “non-qualified stock options” is that once an option is exercised, the stock received under an “incentive stock option” has the potential of being taxed at the more favorable long-term capital gains rate, while stock received by exercising a “non-qualified stock option” is taxed according to the ordinary income tax rate schedule.

The plans are currently administered by the board of directors.  The plan administrator has full and final authority to select the individuals to receive options and to grant such options as well as a wide degree of flexibility in determining the terms and conditions of options, including vesting provisions.

The exercise price of an option granted under the plan cannot be less than 100% of the fair market value per share of common stock on the date of the grant of the option.  The exercise price of an incentive stock option granted to a person owning more than 10% of the total combined voting power of the common stock must be at least 110% of the fair market value per share of common stock on the date of the grant.  Options may not be granted under the plan on or after the tenth anniversary of the adoption of the plan.  Incentive stock options granted to a person owning more than 10% of the combined voting power of the common stock cannot be exercisable for more than five years.

When an option is exercised, the purchase price of the underlying stock will be paid in cash, except that the plan administrator may permit the exercise price to be paid in any combination of cash, shares of stock having a fair market value equal to the exercise price, or as otherwise determined by the plan administrator.

If an optionee ceases to be an employee, director, or consultant with us, other than by reason of death, disability, or retirement, all vested options must be exercised within three months following such event.  However, if an optionee’s employment or consulting relationship with us terminates for cause, or if a director of ours is removed for cause, all unexercised options will terminate immediately.  If an optionee ceases to be an employee or director of, or a consultant to us, by reason of death, disability, or retirement, all vested options may be exercised within one year following such event or such shorter period as is otherwise provided in the related agreement.

Board and Committee Meetings

During the 2007 fiscal year, the board of directors met at least monthly and otherwise took action by unanimous written consent. A majority of the directors and a majority of the independent directors attended all meetings.  We do not have a policy for Board meeting attendance because, pursuant to our Bylaws, members constituting a majority of directors constitute a quorum for meetings of the board of directors and a majority of our directors, including a majority of the independent directors, regularly attend all meetings.

Board Structure and Committees

As of the date of this prospectus our board of directors has five directors and the following three standing committees: an Audit Committee, a Compensation Committee and a Governance Committee.  These committees were formed in January 2007.  Our board of directors has adopted written charters for each of our committees which may be found at www.reedsgingerbrew.com.

US EURO Securities, Inc., the lead underwriter in our initial public offering, will have the right to designate an observer to our board of directors and each of its committees through the period ending December 12, 2011.

Board Determination of Independence

Under applicable NASDAQ rules, a director will only qualify as an “independent director” if, in the opinion of the Board, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.  The Board has determined that Daniel S.J. Muffoletto, Mark Harris and Michael Fischman do not have relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule 4200(a)(15) of the NASDAQ Stock Market, Inc. Marketplace Rules  and within the meaning of the Sarbanes Oxley Act of 2002, Section 301(3).  We intend to maintain at least two independent directors on our board of directors at all times in the future. We intend to maintain independent directors constituting our Audit Committee, Compensation Committee and Governance Committee as well.

Committees

Audit Committee.  Our Audit Committee oversees our accounting and financial reporting processes, internal systems of accounting and financial controls, relationships with independent auditors and audits of financial statements.

Specific responsibilities include the following:

•	selecting, hiring and terminating our independent auditors;

•	evaluating the qualifications, independence and performance of our independent auditors;

•	approving the audit and non-audit services to be performed by our independent auditors;

•	reviewing the design, implementation, adequacy and effectiveness of our internal controls and critical accounting policies;

•	overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviewing, with management and our independent auditors, any earnings announcements and other public announcements regarding our results of operations; and

•	preparing the audit committee report that the Securities Exchange Commission (the “SEC”) requires in our annual proxy statement.

Our Audit Committee is comprised of Daniel S.J. Muffoletto, Mark Harris and Michael Fischman.  Dr. Muffoletto serves as Chairman of the Audit Committee.  We believe Dr. Muffoletto meets SEC requirements of an "audit committee financial expert" within the meaning of the Sarbanes Oxley Act of 2002, Section 407(b).

Compensation Committee.  Our Compensation Committee assists our board of directors in determining and developing plans for the compensation of our officers, directors and employees. Our Compensation Committee is comprised of Dr. Muffoletto, Mr. Harris and Mr. Fischman.

Specific responsibilities include the following:

•	approving the compensation and benefits of our executive officers;

•	reviewing the performance objectives and actual performance of our officers; and

•	administering our stock option and other equity compensation plans.

            Governance Committee.  Our Governance Committee assists the board of directors by identifying and recommending individuals qualified to become members of our board of directors, reviewing correspondence from our stockholders, and establishing, evaluating and overseeing our corporate governance guidelines. Our Governance Committee is comprised of Dr. Muffoletto and Mr. Fischman.

Specific responsibilities include the following:

•	evaluating the composition, size and governance of our board of directors and its committees and making recommendations regarding future planning and the appointment of directors to our committees;

•	establishing a policy for considering stockholder nominees for election to our board of directors; and

•	evaluating and recommending candidates for election to our board of directors.

Securities Authorized for Issuance under 2001 Stock Option Plan and 2007 Stock Option Plan

For information regarding securities authorized for issuance under our 2001 Stock Option Plan and 2007 Stock Option Plan see “Market for Common Equity and Related Stockholder Matters.”

Limitation on Liability and Indemnification of Directors and Officers

Our amended certificate of incorporation provides that, to the fullest extent permitted by Delaware law, as it may be amended from time to time, none of our directors will be personally liable to us or our stockholders for monetary damages resulting from a breach of fiduciary duty as a director.

Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•	Any breach of their duty of loyalty to our company or our stockholders.

•	Acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law.

•	Unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law.

•	Any transaction from which the director derived an improper personal benefit.

Our amended certificate of incorporation also provides discretionary indemnification for the benefit of our directors, officers, and employees, to the fullest extent permitted by Delaware law, as it may be amended from time to time. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors or officers, or persons controlling us, pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Pursuant to our amended bylaws, we are required to indemnify our directors, officers, employees and agents, and we have the discretion to advance his or her related expenses, to the fullest extent permitted by law.

The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our board of directors has adopted written policies and procedures for the review of any transaction, arrangement or relationship between Reed’s and one of our executive officers, directors, director nominees or 5% or greater stockholders (or their immediate family members), each of whom we refer to as a “related person,” in which such related person has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, defined as a “related party transaction,” the related party must report the proposed related party transaction to our Chief Financial Officer.  The policy calls for the proposed related party transaction to be reviewed and, if deemed appropriate, approved by the Governance Committee. If practicable, the reporting, review and approval will occur prior to entry into the transaction.  If advance review and approval is not practicable, the Governance Committee will review, and, in its discretion, may ratify the related party transaction. Any related party transactions that are ongoing in nature will be reviewed annually at a minimum.  The related party transactions listed below were reviewed by the full board of directors.  Prior to August 2005, we did not have independent directors on our Board to review and approve related party transactions. The Governance Committee shall review future related party transactions.

Since the beginning of our fiscal year for the period ended December 31, 2005, we have participated in the following transactions in which a related person had or will have a direct or indirect material interest:

Mark Reed, the brother of Christopher J. Reed, our Chief Executive Officer, serves as a non-employee Executive Vice President of Reed’s.  He was paid $112,500 as an employee in 2008.

Robert T. Reed, the brother of Christopher J. Reed, our Chief Executive Officer, serves as a non-employee Executive Vice President of Reed’s. He was paid $56,773 for consulting services in 2008 through Reed’s Brokerage, Inc., a company controlled by Mark Reed and Robert T. Reed.

Judy Holloway Reed, our Secretary and director, is Christopher J. Reed’s spouse.

On May 1, 2008, we entered into an agreement for the distribution of our products internationally. The agreement is between us and Reed’s Brokerage, Inc., a company controlled by Mark Reed, and Robert T. Reed, both brothers of Christopher J. Reed.  The agreement remains in effect until terminated by either party and requires us to pay the greater of $10,000 per month or 10% of the defined sales of the previous month.  During 2008, we paid $45,000 for these services and granted 200,000 warrants in connection with this distribution agreement.  The warrants are issuable only upon the attainment of certain international product sales.  No warrants have vested as of December 1, 2008.

In November and December 2006, we issued an aggregate of 131,544 shares of common stock to Robert T. Reed, Sr., the father of Christopher J. Reed, with respect to the conversion of an aggregate of $263,089 of the obligations, including $177,710 of principal and $85,379 of accrued interest, on such notes. In addition, we repaid $74,6 48 of principal and $25,625 of accrued interest, on the balance of such notes.  We had issued warrants to Mr. Reed to purchase up to 262,500 shares at $0.02 for his work in 1991 in helping the start up of our company.  The original term of the warrants was until December 31, 1997. We extended the term of these warrants twice, once to December 31, 2000 and again to June 1, 2005. These extensions were granted in consideration of the extensions Mr. Reed had granted us on the repayment of his various loans made to us. These warrants were exercised in full on May 31, 2005.

In September 2004, Robert T. Reed Jr., our Vice President and National Sales Manager - Mainstream and a brother of Christopher J. Reed, pledged certain securities (which do not include any of our securities which are owned by Mr. Reed) in his personal securities account on deposit with Merrill Lynch as collateral for repayment of the line of credit. The amount of the line of credit is based on a percentage value of such securities. At December 31, 2006, the outstanding balance on the line of credit was $-0-, and there was approximately $701,000 available under the line of credit. The line of credit bears interest at a rate of 3.785% per annum plus LIBOR (9.1% as of December 31, 2006). In consideration for Mr. Reed’s pledging his stock account at Merrill Lynch as collateral, we have agreed to pay Mr. Reed 5% per annum of the amount we borrow from Merrill Lynch, as a loan fee. During the years ended December 31, 2006 and 2005, we paid Mr. Reed $28,125 and $15,250, respectively, under this agreement. In addition, Christopher J. Reed has pledged all of his shares of common stock to Robert T. Reed, Jr. as collateral for the shares pledged by Robert T. Reed, Jr. This loan was paid off in 2006.

We believe that the terms of each of the foregoing transactions were as favorable to us as the terms that would have been available to us from unaffiliated parties.

Beginning in January 2000, we extended an interest-free line of credit to one of our consultants, Peter Sharma, III who was a member of our board until January 27, 2006. In July 2005, a repayment schedule began at $1,000 per month and was to end with a balloon payment for the remaining balance, due on December 31, 2007. As of December 31, 2005, management has chosen to reserve the entire amount of the outstanding balance of $124,210. Management is pursuing collection efforts. Mr. Sharma was a registered representative of Brookstreet Securities Corporation until May 4, 2006.  Brookstreet was one of the underwriters in our initial public offering.  Mr. Sharma received compensation of approximately $28,000 through his former relationship with Brookstreet.

In 2005, we added three independent directors to our board.  We will maintain at least two independent directors on our board in the future.  The board of directors, inclusive of at least a majority of these independent directors, who did not have an interest in the transactions and had access, at our expense, to our or independent legal counsel, resolved to reauthorize all material ongoing and past transactions, arrangements and relationships listed above.  In addition, all future material affiliated transactions and loans: (i) will be made or entered into on terms that are no less favorable to us than those that can be obtained from unaffiliated third parties, (ii) and any forgiveness of loans must be approved by a majority of our independent directors who do not have an interest in the transactions and who have access, at our expense, to our or independent legal counsel, and (iii) will comply with the Sarbanes-Oxley Act and other securities laws and regulations.

From August 3, 2005 through April 7, 2006, we issued 333,156 shares of common stock in connection with our initial public offering.  The shares may have been issued in violation of federal or state securities laws, or both, and may be subject to rescission. On August 12, 2006, we made a rescission offer to all holders of the outstanding shares that we believe are subject to rescission, pursuant to which we offered to repurchase these shares then outstanding from the holders. At the expiration of our rescission offer on September 18, 2006, the rescission offer was accepted by 32 of the offerees to the extent of 28,420 shares for an aggregate of $118,711.57, including statutory interest. This exposure amount was calculated by reference to the acquisition price of $4.00 per share for the common stock in connection with the earlier offering, plus accrued interest at the applicable statutory rate. If our rescission offer had been accepted by all offerees, we would have been required to make an aggregate payment to the holders of these options and shares of up to approximately $1,332,624, plus statutory interest.

We had entered into agreements with Mark Reed and Robert T. Reed, Jr. (the “designated purchasers”) that they would irrevocably commit to purchase up to all of the shares in the rescission offer that are tendered to us for rescission.  Each of the designated purchasers is a  brother of Christopher J. Reed.  We assigned to the designated purchasers the right to purchase any rescission shares at 100% of the amount required to pay the rescission price under applicable state law.  Mark Reed and Robert T. Reed agreed to purchase all of the rescission shares from stockholders who accepted the rescission offer.  The shares that were tendered for rescission were agreed to be purchased by others and not from our funds.  The rescission shares, purchased by the designated purchasers in the rescission offer, are deemed to be registered shares for the benefit of the designated purchasers pursuant to the registration statement filed by us relating to the rescission offer under the Securities Act, effective as of the commencement date of the rescission offer without any further action on the part of the designated purchasers. There are no assurances that we will not be subject to penalties or fines relating to these issuances. We believe our anticipated rescission offer could provide us with additional meritorious defenses against any future claims relating to these shares. This transaction was ratified by a majority of our independent directors who did not have an interest in the transactions and who had access, at our expense, to our or independent legal counsel.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table reflects, as of the date of this prospectus, the beneficial common stock ownership of: (a) each of our directors, (b) each of our current named executive officers, (c) each person known by us to be a beneficial holder of 5% or more of our common stock, and (d) all of our executive officers and directors as a group.

Except as otherwise indicated below, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by them.  Unless otherwise indicated, the principal address of each listed executive officer and director is 13000 South Spring Street, Los Angeles, California 90061.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned (1)

Directors and Named Executive Officers
Christopher J. Reed (2)	3,200,000	35.6
Judy Holloway Reed (2)	3,200,000	35.6
James Linesch (7)	0	0.0
Mark Harris (3)	319	*
Daniel S.J. Muffoletto, N.D.	0	0.0
Michael Fischman	0	0.0
Thierry Foucaut (4)	16,667	*
Neal Cohane (5)	37,500	*

Directors and executive officers as a group (8 persons)	3,254,486	36.0

5% or greater stockholders
Joseph Grace (6)	500,000	5.6

*   Less than 1%.

(1)
Beneficial ownership is determined in accordance with the rules of the SEC.  Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of the date of this prospectus are deemed outstanding for computing the percentage ownership of the stockholder holding the options or warrants but are not deemed outstanding for computing the percentage ownership of any other stockholder.  Unless otherwise indicated in the footnotes to this table, we believe stockholders named in the table have sole voting and sole investment power with respect to the shares set forth opposite such stockholder’s name.  Percentage of ownership is based on approximately 8,979,341 shares of common stock outstanding as of the date of this prospectus.

(2)
Christopher J. Reed and Judy Holloway Reed are husband and wife.  The same number of shares of common stock is shown for each of them, as they may each be deemed to be the beneficial owner of all of such shares.

(3)	The address for Mr. Harris is 160 Barranca Road, Newbury Park, California 91320.
(4)
Consists of options to purchase up to 16,667 shares of common stock. Does not include options to purchase up to 33,333 shares of common stock which vest in portions through the period ending June 2010.

(5)
Consists of options to purchase up to 37,500 shares of common stock.  Does not include options to purchase up to 137,500 shares of common stock which vest in portions through the period ending June 2011.

(6)	The address for Mr. Grace is 1900 West Nickerson Street, Suite 116, PMB 158, Seattle, Washington 98119.
(7)	Does not include options to purchase up to 75,000 which vest over a three year period ending January 19, 2012.

DESCRIPTION OF OUR SECURITIES

We have the authority to issue 20,000,000 shares of capital stock, consisting of 19,500,000 shares of common stock, $0.0001 par value per share, and 500,000 of preferred stock, $10.00 par value per share, which can be issued from time to time by our board of directors on such terms and conditions as they may determine.

As of the date of this prospectus, there were approximately 8,979,341 shares of common stock outstanding, and 47,121 shares of Series A preferred stock issued and outstanding.

The following description of our common stock does not purport to be complete and is subject to, and is qualified by, our certificate of incorporation and by-laws, which are filed as exhibits to the registration statement of which this prospectus is a part, and by the applicable provisions of Delaware law.

Common Stock

Holders of our common stock are entitled to one vote per share on all matters requiring a vote of stockholders, including the election of directors.

We are a Delaware corporation and our certificate of incorporation does not provide for cumulative voting.  However, we may be subject to section 2115 of the California Corporations Code.  Section 2115 provides that, regardless of a company’s legal domicile, specified provisions of California corporations law will apply to that company if the company meets requirements relating to its property, payroll and sales in California and if more than one-half of its outstanding voting securities are held of record by persons having addresses in California, and such company is not listed on certain national securities exchanges or on the NASDAQ National Market.  Among other things, section 2115 may limit our ability to elect a classified board of directors and requires cumulative voting in the election of directors.  Cumulative voting is a voting scheme which allows minority stockholders a greater opportunity to have board representation by allowing those stockholders to have a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the stockholder’s shares are entitled and to “cumulate” those votes for one or more director nominees. Generally, cumulative voting allows minority stockholders the possibility of board representation on a percentage basis equal to their stock holding, where under straight voting those stockholders may receive less or no board representation. The Supreme Court of Delaware has recently ruled, on an issue unrelated to voting for directors, that section 2115 is an unconstitutional exception to the “internal affairs doctrine” that requires the law of the incorporating state to govern disputes involving a corporation’s internal affairs, and is therefore inapplicable to Delaware corporations.  The California Supreme Court has not definitively ruled on section 2115, although certain lower courts of appeal have upheld section 2115.  As a result, there is a conflict as to whether section 2115 applies to Delaware corporations.  Pending the resolution of these conflicts, in the event our shares are not listed on a national exchange, we will not elect directors by cumulative voting.

Christopher J. Reed, our President, Chief Executive Officer and Chairman of the board of directors, holds approximately 36% of our outstanding common stock. Consequently, Mr. Reed, as our principal stockholder, has the power, and may continue to have the power, to have significant control over the outcome of any matter on which the stockholders may vote.

Holders of our common stock are entitled to receive dividends only if we have funds legally available and the board of directors declares a dividend.

Holders of our common stock do not have any rights to purchase additional shares. This right is sometimes referred to as a preemptive right.

Upon a liquidation or dissolution, whether in bankruptcy or otherwise, holders of common stock rank behind our secured and unsecured debt holders, and behind any holder of any series of our preferred stock.

There is a limited public market for our common stock.

Series A Preferred Stock

Holders of our Series A preferred stock are entitled to receive out of assets legally available, a 5% pro-rata annual non-cumulative dividend, payable in cash or shares, on June 30 th of each year commencing on June 30,   2005. The dividend can be paid in cash or, in the sole and absolute discretion of our board of directors, in shares of our common stock based on their then fair market value. We cannot declare or pay any dividend on shares of our securities ranking junior to the preferred stock until the holders of our preferred stock have received the full non-cumulative dividend to which they are entitled. In addition, the holders of our preferred stock are entitled to receive pro rata distributions of dividends on an “as converted” basis with the holders of our common stock.

As of each of June 30, 2005, 2006, 2007 and 2008, we issued 7,362, 7,373, 3,820 and 10,910 shares of our common stock in each such year, respectively, as a dividend to the holders of our Series A preferred stock based on a $29,470 accrued annual dividend payable for each of June 30, 2005 and 2006, $27,770 for June 30, 2007 and $23,561 for June 30, 2008.

In the event of any liquidation, dissolution or winding up of our operations, or if there is a change of control event, then, subject to the rights of the holders of our more senior securities, if any, the holders of our Series A preferred stock are entitled to receive, prior to the holders of any of our junior securities, $10.00 per share plus all accrued and unpaid dividends. Thereafter, all remaining assets will be distributed pro rata among all of our security holders.

At any time after June 30, 2007, we have the right, but not the obligation, to redeem all or any portion of the Series A preferred stock by paying the holders thereof the sum of the original purchase price per share, which was $10.00, plus all accrued and unpaid dividends.

The Series A preferred stock may be converted, at the option of the holder, at any time after issuance and prior to the date upon which such stock is redeemed, into four shares of common stock, subject to adjustment in the event of stock splits, reverse stock splits, stock dividends, recapitalization, reclassification, and similar transactions. We are obligated to reserve out of our authorized but unissued shares of common stock a sufficient number of such shares to effect the conversion of all outstanding shares of Series A preferred stock.

Except as provided by law, the holders of our Series A preferred stock do not have the right to vote on any matters, including, without limitation, the election of directors. However, so long as any shares of Series A preferred stock are outstanding, we will not, without first obtaining the approval of at least a majority of the holders of the Series A preferred stock:

●	amend our certificate of incorporation or bylaws in any manner which adversely affects the rights of the Series A preferred stock, or

●
authorize or issue, or obligate ourselves to issue, any other equity security having a preference over, or being on a parity with, the Series A preferred stock with respect to dividends, liquidation, redemption or voting, including any other security convertible into or exercisable for any equity security other than shares of any senior class of preferred stock.

There is no public market for our Series A preferred stock and we do not intend to register such stock with the SEC or seek to establish a public market for the Series A preferred stock.

We will not issue any preferred stock in the future, unless the issuance of such preferred stock is approved by a majority of our independent directors who do not have an interest in the transaction and have access, at our expense, to our or independent legal counsel.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation

Certain provisions of Delaware law and our certificate of incorporation could make more difficult the acquisition of us by means of a tender offer or otherwise, and the removal of incumbent officers and directors. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us.

Our Certificate of Incorporation and Bylaws include provisions that allow the board of directors to issue, without further action by the stockholders, up to 500,000 shares of undesignated preferred stock.

We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers.  In general, Section 203 prohibits a publicly-held Delaware corporation from engaging under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•
prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder.

•
upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer.

•
on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 [2] /3 % of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting securities. The existence of this provision may have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

These provisions of Delaware law and our certificate of incorporation could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Transfer Agent

Transfer On-Line, Inc., 317 SW Alder Street, 2nd Floor, Portland, Oregon, 92704 is our registrar and transfer agent for our common stock. We have engaged Continental Stock Transfer & Trust Company to act as the subscription agent in connection with this offering and to act as transfer agent for the rights to be distributed in this offering.

THE RIGHTS OFFERING

Terms of the Offer

We are distributing at no charge to the holders of our common stock on [                ], 2009, subscription rights to purchase up to an aggregate of [             ] shares of our common stock. We expect the total purchase price for the securities offered in this rights offering to be $10,000,000, assuming full participation in the rights offering.  See below for additional information regarding subscription by DTC participants.

Each record date stockholder is being issued one right for every share of our common stock owned on the record date. Each right carries with it a basic subscription right and an over-subscription right.

Each right entitles the holder to purchase one share of common stock at the subscription price of $[            ] per share [which will be between 90% of the five day volume weighted average price per share of our common stock, or VWAP, prior to the date of this prospectus and 115% of the 20 day VWAP prior to the date of this prospectus, but in no event less than $2.25 unless waived by our board of directors], which we refer to as the basic subscription right.

Holders who fully exercise their basic subscription rights will be entitled to subscribe for additional shares that remain unsubscribed as a result of any unexercised basic subscription rights, which we refer to as the over-subscription right. The over-subscription right allows a holder to subscribe for an additional amount equal to up to 400 % of the shares for which such holder was otherwise entitled to subscribe. Over-subscription rights will be allocated pro rata among rights holders who over-subscribed, based on the number of over-subscription shares to which they subscribed. Rights may only be exercised for whole numbers of shares; no fractional shares of common stock will be issued in this offering. The percentage of remaining shares each over-subscribing rights holder may acquire will be rounded down to result in delivery of whole shares. You must exercise your rights with respect to the basic subscription right and the over-subscription right at the same time.

Rights may be exercised at any time during the subscription period, which commences on [               ] , 2009 and ends at 5:00 p.m., New York City time, on [                   ], 2009, the expiration date, unless extended by us for up to an additional 30 trading days, in our sole discretion.

We expect that the shares of our common stock issued upon the exercise of rights will be listed on the NASDAQ Capital Market under the symbol “REEDR.”  The rights will be evidenced by subscription rights certificates which will be mailed to stockholders, except as discussed below under “Foreign Stockholders.” The subscription rights will not be listed for trading on any stock exchange or market.

For purposes of determining the number of shares a rights holder may acquire in this offering, brokers, dealers, custodian banks, trust companies or others whose shares are held of record by Cede & Co. or by any other depository or nominee will be deemed to be the holders of the rights that are issued to Cede or the other depository or nominee on their behalf.

There is no minimum subscription amount.   Unless our Board of Director’s waives the maximum offering amount, will we not raise more than $10,000,000 in this offering.

Allocation and Exercise of Over-Subscription Rights

In order to properly exercise an over-subscription right, a rights holder must: (i) indicate on its subscription rights certificate that it submits with respect to the exercise of the rights issued to it how many additional shares it is willing to acquire pursuant to its over-subscription right and (ii) concurrently deliver the subscription payment related to your over-subscription right at the time you make payment for your basic subscription right.

If there are sufficient remaining shares, all over-subscription requests will be honored in full. If requests for shares pursuant to the over-subscription right exceed the remaining shares available, the available remaining shares will be allocated pro rata among rights holders who over-subscribe based on the number of over-subscription shares to which they subscribe. The percentage of remaining shares each over-subscribing rights holder may acquire will be rounded down to result in delivery of whole shares. The allocation process will assure that the total number of remaining shares available for over-subscriptions is distributed on a pro rata basis.  The formula to be used in allocating the available excess shares is as follows:
Number of Over-Subscription Shares Subscribed to by Exercising Rights Holder	X	Shares Available for Rights Holders Exercising Their Over-Subscription Right
Total Number of Over-Subscription Shares Available for Rights Holders Exercising Their Over- Subscription Right

Rights payments for basic subscriptions and over-subscriptions will be deposited upon receipt by the subscription agent and held in a segregated account with the subscription agent pending a final determination of the number of shares to be issued pursuant to the over-subscription right. If the pro rated amount of shares allocated to you in connection with your over-subscription right is less than your over-subscription request, then the excess funds held by the subscription agent on your behalf will be returned to you promptly without interest or deduction.  We will deliver certificates representing your shares of our common stock or credit your account at your nominee holder with shares of our common stock that you purchased pursuant to your over-subscription right as soon as practicable after the rights offering has expired and all proration calculations and reductions contemplated by the terms of the rights offering have been effected.

Brokers, dealers, custodian banks, trust companies and other nominee holders of rights will be required to certify to the subscription agent, before any over-subscription right may be exercised with respect to any particular beneficial owner, as to the aggregate number of rights exercised pursuant to the basic subscription right and the number of shares subscribed for pursuant to the over-subscription right by such beneficial owner.

We will not offer or sell in connection with this offering any shares that are not subscribed for pursuant to the basic subscription right or the over-subscription right.

Pro Rata Allocation if Insufficient Shares are Available for Issuance

If, on or before the record date, we issue more than [            ] shares of common stock as a result of exercises of outstanding warrants and options and conversion of our existing series A preferred stock into common stock, we would be obligated to distribute basic subscription rights for shares that exceed the number of our authorized shares of common stock available for issuance. We consider this an unlikely prospect given the exercise prices of our outstanding options and warrants and the preference for dividends on our series A preferred stock.  Similarly, if we receive a sufficient number of subscriptions, the aggregate dollar amount of the exercises could exceed the maximum dollar amount of this offering. In each case, we would reduce on a pro rata basis, the number of subscriptions we accept so that: (i) we will not become obligated to issue, upon exercise of the subscriptions, a greater number of shares of common stock than we have authorized and available for issuance and (ii) the gross proceeds of this offering will not exceed the maximum dollar amount of this offering. In the event of any pro rata reduction, we would first reduce over-subscriptions prior to reducing basic subscriptions.

Expiration of the Rights Offering and Extensions, Amendments, and Termination

Expiration and Extensions. You may exercise your subscription rights at any time before 5:00 p.m., New York City time, on  [                                 ] , 2009, the expiration date of the rights offering, unless extended. Our board of directors may extend the expiration date for exercising your subscription rights for up to an additional 30 trading days in their sole discretion. If we extend the expiration date, you will have at least ten trading days during which to exercise your rights. Any extension of this offering will be followed as promptly as practicable by an announcement, and in no event later than 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration date.

We may choose to extend the expiration date of the rights in order to give investors more time to exercise their subscription rights in the rights offering. We may extend the expiration date of the rights offering by giving oral or written notice to the subscription agent and information agent on or before the scheduled expiration date. If we elect to extend the expiration date, we will issue a press release announcing such extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration date.

Any rights not exercised at or before that time will have no value and expire without any payment to the holders of those unexercised rights. We will not be obligated to honor your exercise of subscription rights if the subscription agent receives the documents relating to your exercise after the rights offering expires, regardless of when you transmitted the documents.

Termination; Cancellation. We may cancel or terminate the rights offering at any time prior to the expiration date. Any cancellation or termination of this offering will be followed as promptly as practicable by an announcement or termination.

Waiver of Maximum Offering Amount

We may  waive the maximum offering amount in our sole discretion. If we elect to waive the maximum offering amount, we will issue a press release announcing such waiver no later than 9:00 a.m., New York City time, on the next business day after the maximum offering amount has been subscribed.
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Reasons for the Rights Offering; Determination of the Offering Price

We are making the rights offering to raise funds for production of inventory, as well as for general working capital purposes.  Prior to approving the rights offering, our board of directors carefully considered current market conditions and financing opportunities, as well as the potential dilution of the ownership percentage of the existing holders of our common stock that may be caused by the rights offering.

After weighing the factors discussed above and the effect of the $[            ] in additional capital, before expenses, that may be generated by the sale of shares pursuant to the rights offering, our board of directors believes that the rights offering is in the best interests of our company.  As described in the section of this prospectus entitled “Use of Proceeds,” the proceeds from the rights offering, less fees and expenses incurred in connection with this offering, will be used for production of inventory, as well as for general working capital purposes.  Although we believe that the rights offering will strengthen our financial condition, our board of directors is not making any recommendation as to whether you should exercise your subscription rights.

The subscription price per share for the rights offering was set by our board of directors based on a range between [             ].  In determining the subscription price, the board of directors considered, among other things, the following factors:

●	the historical and current market price of our common stock;

●	the fact that holders of rights will have an over-subscription right;

●	the terms and expenses of this offering relative to other alternatives for raising capital, including fees payable to the dealer-manager and our advisors;

●	the size of this offering; and

●	the general condition of the securities market.

Information Agent

MacKenzie Partners, Inc.  will act as the information agent in connection with this offering. The information agent will receive for its services a fee estimated to be approximately $[                  ] plus reimbursement of all reasonable out-of-pocket expenses related to this offering. The information agent can be contacted at the address below:

MacKenzie Partners, Inc.
105 Madison Avenue
New York, NY 10016
Collect: (212) 929-5500
Toll-free: (800) 322-2885
Email: rightsoffering@mackenziepartners.com

Subscription Agent

Continental Stock Transfer & Trust Company will act as the subscription agent in connection with this offering. The subscription agent will receive for its administrative, processing, invoicing and other services a fee estimated to be approximately $[                ] plus reimbursement for all reasonable out-of-pocket expenses related to this offering.

Completed subscription rights certificates must be sent together with full payment of the subscription price for all shares subscribed for through the exercise of the subscription right and the over-subscription right to the subscription agent by one of the methods described below.

We will accept only properly completed and duly executed subscription rights certificates actually received at any of the addresses listed below, at or prior to 5:00 p.m., New York City time, on the expiration date of this offering. See “Payment for Shares” below. In this prospectus, close of business means 5:00 p.m., New York City time, on the relevant date.

Subscription Rights Certificate Delivery Method	Address/Number

By Mail/Commercial Courier/Hand Delivery:	Continental Stock Transfer & Trust Company 17 Battery Place, 8th Floor New York, NY 10004 (212) 509-4000, x 536

Delivery to an address other than the address listed above will not constitute valid delivery and, accordingly, may be rejected by us.

Any questions or requests for assistance concerning the method of subscribing for shares or for additional copies of this prospectus or subscription rights certificates may be directed to the subscription agent at its telephone number and address listed below:

Continental Stock Transfer & Trust Company
Attn: Reorganization Department
17 Battery Place, 8th Floor
New York, NY 10004
(212) 509-4000, x 536

Stockholders may also contact their broker, dealer, custodian bank, trustee or other nominee for information with respect to this offering.

Methods for Exercising Rights

Rights are evidenced by subscription rights certificates that, except as described below under “Foreign Stockholders,” will be mailed to record date stockholders or, if a record date stockholder’s shares are held by a depository or nominee on his, her or its behalf, to such depository or nominee. Rights may be exercised by completing and signing the subscription rights certificate that accompanies this prospectus and mailing it in the envelope provided, or otherwise delivering the completed and duly executed subscription rights certificate to the subscription agent, together with payment in full for the shares at the subscription price by the expiration date of this offering. Completed subscription rights certificates and related payments must be received by the subscription agent prior to 5:00 p.m., New York City time, on or before the expiration date, at the offices of the subscription agent at the address set forth above.

Exercise of the Over-Subscription Right

Rights holders who fully exercise all basic subscription rights issued to them may participate in the over-subscription right by indicating on their subscription rights certificate the number of shares they are willing to acquire. If sufficient remaining shares are available after the basic subscription, all over-subscriptions will be honored in full; otherwise, remaining shares will be allocated on a pro rata basis as described under “Allocation of Over-Subscription Right” above.

Record Date Stockholders Whose Shares are Held by a Nominee

Record date stockholders whose shares are held by a nominee, such as a broker, dealer, custodian bank, trustee or other nominee, must contact that nominee to exercise their rights. In that case, the nominee will complete the subscription rights certificate on behalf of the record date stockholder and arrange for proper payment by one of the methods set forth under “Payment for Shares” below.

Nominees

Nominees, such as brokers, dealers, custodian banks, trustees or depositories for securities, who hold shares for the account of others, should notify the respective beneficial owners of the shares as soon as possible to ascertain the beneficial owners’ intentions and to obtain instructions with respect to the rights. If the beneficial owner so instructs, the nominee should complete the subscription rights certificate and submit it to the subscription agent with the proper payment as described under “Payment for Shares” below.

General

All questions as to the validity, form, eligibility (including times of receipt and matters pertaining to beneficial ownership) and the acceptance of subscription forms and the subscription price will be determined by us, which determinations will be final and binding. No alternative, conditional or contingent subscriptions will be accepted. We reserve the right to reject any or all subscriptions not properly submitted or the acceptance of which would, in the opinion of our counsel, be unlawful.

We reserve the right to reject any exercise if such exercise is not in accordance with the terms of this rights offering or not in proper form or if the acceptance thereof or the issuance of shares of our common stock thereto could be deemed unlawful. We reserve the right to waive any deficiency or irregularity with respect to any subscription rights certificate. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion. We will not be under any duty to give notification of any defect or irregularity in connection with the submission of subscription rights certificates or incur any liability for failure to give such notification.

Rights Will Trade Publicly

The subscription rights are transferable and will be listed for trading under the symbol “REEDR” during the subscription period.

Foreign Stockholders

Subscription rights certificates will not be mailed to foreign stockholders. A foreign stockholder is any record holder of common stock on the record date whose address of record is outside the United States and Canada, or is an Army Post Office (APO) address or Fleet Post Office (FPO) address. Foreign stockholders will be sent written notice of this offering. The subscription agent will hold the rights to which those subscription rights certificates relate for these stockholders’ accounts, subject to that stockholder making satisfactory arrangements with the subscription agent for the exercise of the rights, and follow the instructions of such stockholder for the exercise of the rights if such instructions are received by the subscription agent at or before [        ], New York City time, on [                              ] , 2009, three business days prior to the expiration date (or, if this offering is extended, on or before three business days prior to the extended expiration date). If no instructions are received by the subscription agent by that time, the rights will expire worthless without any payment to the holders of those unexercised rights.

Payment for Shares

A participating rights holder may send the subscription rights certificate together with payment for the shares acquired in the subscription right and any additional shares subscribed for pursuant to the over-subscription right to the subscription agent based on the subscription price of $[             ]per share. To be accepted, the payment, together with a properly completed and executed subscription rights certificate, must be received by the subscription agent at one of the subscription agent’s offices set forth above (see “—Subscription Agent”), at or prior to 5:00 p.m., New York City time, on the expiration date.

All payments by a participating rights holder must be in U.S. dollars by money order or check or bank draft drawn on a bank or branch located in the U.S. and payable to [                       ]. Payment also may be made by wire transfer to [            ] , ABA No. [             ], Account No. [            ], [                              ] for benefit of (FBO) Reed’s, Inc., with reference to the rights holder’s name. The subscription agent will deposit all funds received by it prior to the final payment date into a segregated account pending pro-ration and distribution of the shares.

The method of delivery of subscription rights certificates and payment of the subscription price to us will be at the election and risk of the participating rights holders, but if sent by mail it is recommended that such certificates and payments be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment prior to 5:00 p.m., New York City time, on the expiration date. Because uncertified personal checks may take at least five business days to clear, you are strongly urged to pay, or arrange for payment, by means of certified or cashier’s check or money order.

Whichever of the methods described above is used, issuance of the shares purchased is subject to collection of checks and actual payment.

If a participating rights holder who subscribes for shares as part of the subscription right or over-subscription right does not make payment of any amounts due by the expiration date, the subscription agent reserves the right to take any or all of the following actions: (i) reallocate the shares to other participating rights holders in accordance with the over-subscription right; (ii) apply any payment actually received by it from the participating rights holder toward the purchase of the greatest whole number of shares which could be acquired by such participating rights holder upon exercise of the basic subscription any over-subscription right; and/or (iii) exercise any and all other rights or remedies to which it may be entitled, including the right to set off against payments actually received by it with respect to such subscribed for shares.

All questions concerning the timeliness, validity, form and eligibility of any exercise of rights will be determined by us, whose determinations will be final and binding. We, in our sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any right. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion. The subscription agent will not be under any duty to give notification of any defect or irregularity in connection with the submission of subscription rights certificates or incur any liability for failure to give such notification.

Participating rights holders will have no right to rescind their subscription after receipt of their payment for shares.

Delivery of Stock Certificates

Stockholders whose shares are held of record by Cede & Co. or by any other depository or nominee on their behalf or on behalf of their broker, dealer, custodian bank, trustee or other nominee will have any shares that they acquire credited to the account of Cede & Co. or the other depository or nominee.  With respect to all other stockholders, stock certificates for all shares acquired will be mailed promptly after payment for all the shares subscribed for has cleared.

ERISA Considerations

Retirement plans and other tax exempt entities, including governmental plans, should also be aware that if they borrow in order to finance their exercise of rights, they may become subject to the tax on unrelated business taxable income under Section 511 of the Code. If any portion of an individual retirement account is used as security for a loan, the portion so used is also treated as distributed to the IRA depositor. The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), contains fiduciary responsibility requirements, and ERISA and the Code contain prohibited transaction rules that may impact the exercise of rights. Due to the complexity of these rules and the penalties for noncompliance, retirement plans should consult with their counsel and other advisers regarding the consequences of their exercise of rights under ERISA and the Code.

Distribution Arrangements

Maxim Group LLC, which is a broker-dealer and member of FINRA (formerly the NASD), will act as dealer-manager for this offering. The principal business address of the dealer-manager is 405 Lexington Avenue, New York, NY 10174.

Under the terms and subject to the conditions contained in a dealer-manager agreement which we will enter into, the dealer-manager will provide marketing services in connection with this offering and will solicit the exercise of rights and participation in the over-subscription right. This offering is not contingent upon any number of rights being exercised. Maxim Group LLC is not underwriting or placing any of the rights or the shares of our common stock being sold in this offering and does not make any recommendation with respect to such rights or shares (including with respect to the exercise of such rights).

Pursuant to the dealer-manager agreement, we are obligated to pay to Maxim Group LLC as compensation 8% of the gross proceeds of this offering in cash, 10% of the shares of common stock sold in this offering in warrants priced at 110% of the subscription price and a non-accountable expense allowance equal to 2% of the gross proceeds and to indemnify the dealer-manager for, or contribute to losses arising out of, certain liabilities, including liabilities under the Securities Act of 1933.  The warrants will not be redeemable.  The warrants will be non-transferable for a period of six months following the expiration date of the offering, except that they may be transferred to any successor, manager or member of Maxim Group LLC.  The warrants may be exercised in full or in part as of the date of issuance and provide for cashless exercise, customary anti-dilution rights and contain provisions for one demand registration of the sale of the underlying shares of common stock for a period of five years after the expiration date of the offering at our expense, an additional demand registration at the warrant holder’s expense and piggyback registration rights for a period of five years after the expiration date of the offering at our expense.  In addition, we have agreed to reimburse Maxim Group LLC for certain expenses, including reasonable legal expenses, incurred in connection therewith.  Pursuant to the dealer-manager agreement we will enter into with Maxim Group LLC, Maxim Group LLC will not be subject to any liability to us in rendering the services contemplated by the dealer-manager agreement except for any act of bad faith or gross negligence of Maxim Group LLC.

Maxim Group LLC and its affiliates have provided in the past and may provide to us from time to time in the future in the ordinary course of their business certain financial advisory, investment banking and other services for which they will be entitled to receive fees.

Insider Lock-Ups

Our officers and directors, who collectively own an aggregate of 36% of the outstanding shares of our common stock on the date of this prospectus, have agreed to enter into a lock-up agreement with the dealer-manager of this offering which prevents each of them from buying or selling the rights in the open market or otherwise during the subscription period and pendency of the offering.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion sets forth the material U.S. Federal income tax consequences of the receipt of rights described in this offering and of the exercise or expiration of those rights to U.S. Holders (as defined below) of our common stock that hold such stock as a capital asset for Federal income tax purposes. This discussion is based upon the Code, Treasury Regulations promulgated thereunder, judicial decisions, and the U.S. Internal Revenue Service’s (“IRS”) current administrative rules, practices and interpretations of law, all as in effect on the date of this document, and all of which are subject to change, possible with retroactive effect. This discussion applies only to U.S. Holders and does not address all aspects of Federal income taxation that may be important to particular holders in light of their individual investment circumstances or to holders who may be subject to special tax rules, including, without limitation, holders of preferred stock, partnerships (including any entity or arrangement treated as a partnership for Federal income tax purposes), holders who are dealers in securities or foreign currency, foreign persons, insurance companies, tax-exempt organizations, non-U.S. Holders, banks, financial institutions, broker-dealers, holders who hold common stock as part of a hedge, straddle, conversion, constructive sale or other integrated security transaction, or who acquired common stock pursuant to the exercise of compensatory stock options or otherwise as compensation, all of whom may be subject to tax rules that differ significantly from those summarized below.

We have not sought, and will not seek, a ruling from the IRS regarding the Federal income tax consequences of this offering or the related share issuance. The following discussion does not address the tax consequences of this offering or the related share issuance under foreign, state, or local tax laws. Accordingly, each holder of common stock is urged to consult its tax advisor with respect to the particular tax consequences of this offering or the related share issuance to such holder.

For purposes of this description, a “U.S. Holder” is a holder that is for U.S. federal income tax purposes:

●	a citizen or resident of the U.S.;

●	a corporation or other entity taxable as a corporation that is organized in or under the laws of the U.S., any state thereof or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income taxation, regardless of its source; or

●
a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust (or the trust was in existence on August 20, 1996, and validly elected to continue to be treated as a U.S. trust).

THIS SUMMARY IS ONLY A GENERAL DISCUSSION AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE, LEGAL, OR TAX ADVICE. THE U.S. FEDERAL INCOME TAX TREATMENT OF THE RIGHTS IS COMPLEX AND POTENTIALLY UNFAVORABLE TO U.S. HOLDERS. ACCORDINGLY, EACH U.S. HOLDER WHO ACQUIRES RIGHTS IS STRONGLY URGED TO CONSULT HIS, HER OR ITS OWN TAX ADVISER WITH RESPECT TO THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME, ESTATE AND OTHER TAX CONSEQUENCES OF THE ACQUISITION OF THE RIGHTS, WITH SPECIFIC REFERENCE TO SUCH PERSON’S PARTICULAR FACTS AND CIRCUMSTANCES.

THE FEDERAL TAX DISCUSSION CONTAINED IN THIS PROSPECTUS IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY PERSON FOR THE PURPOSE OF AVOIDING ANY PENALTIES THAT MAY BE IMPOSED BY THE CODE. THE FEDERAL TAX DISCUSSION CONTAINED IN THIS PROSPECTUS WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTION DESCRIBED IN THIS PROSPECTUS. PROSPECTIVE INVESTORS SHOULD SEEK ADVICE FROM THEIR OWN INDEPENDENT TAX ADVISORS CONCERNING THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF AN INVESTMENT IN THE COMPANY BASED ON THEIR PARTICULAR CIRCUMSTANCES.

Receipt of the Rights

The distribution of the rights should be a non-taxable distribution under Section 305(a) of the Code. This position is not binding on the IRS, or the courts, however. If this position is finally determined by the IRS or a court to be incorrect, the fair market value of the rights would be taxable to holders of our common stock as a dividend to the extent of the holder’s pro rata share of our current and accumulated earnings and profits, if any, with any excess being treated as a return of capital to the extent thereof and then as capital gain.

The distribution of the rights would be taxable under Section 305(b) of the Code if it were a distribution or part of a series of distributions, including deemed distributions, that have the effect of the receipt of cash or other property by some of our stockholders and an increase in the proportionate interest of other stockholders in our assets or earnings and profits, if any. Distributions having this effect are referred to as “disproportionate distributions.”

The remaining description assumes that holders of our common stock who elect to receive the rights will not be subject to U.S. federal income tax on the receipt of a right.

Tax Basis and Holding Period of the Rights

If the aggregate fair market value of the rights at the time they are distributed to U.S. Holders of our common stock is less than 15% of the aggregate fair market value of our common stock at such time, the tax basis of the rights issued to you will be zero unless you elect to allocate a portion of your tax basis of previously owned common stock to the rights issued to you in this offering. However, if the aggregate fair market value of the rights at the time they are distributed to U.S. Holders of our common stock is 15% or more of the aggregate fair market value of our common stock at such time, or if you elect to allocate a portion of your tax basis of previously owned common stock to the rights issued to you in this offering, then your tax basis in previously owned common stock will be allocated between such common stock and the rights based upon the relative fair market value of such common stock and the rights as of the date of the distribution of the rights. Thus, if such an allocation is made and the rights are later exercised, the tax basis in the common stock you originally owned will be reduced by an amount equal to the tax basis allocated to the rights and the stock basis in the new common stock will be increased by the tax basis allocated to these common shares. This election is irrevocable if made and would apply to all of the rights received pursuant to the rights offering. The election must be made in a statement attached to your Federal income tax return for the taxable year in which the rights are distributed.

The holding period for the rights received in the rights offering by a U.S. Holder of our common stock  will include the holding period for the common stock with respect to which the rights were received.

Sale or Other Disposition of the Rights

If a U.S. holder sells or otherwise disposes of the rights received in the rights offering prior to the expiration date, the U.S. holder will recognize capital gain or loss equal to the difference between the amount of cash and the fair market value of any property received and the holder’s tax basis, if any, in the rights sold or otherwise disposed of. Any capital gain or loss will be long-term capital gain or loss if the holding period for the rights, determined as described in “—Tax Basis and Holding Period of the Rights” above, exceeds one year at the time of disposition.

Expiration of the Rights

If the rights expire without exercise while you continue to hold the shares of our common stock with respect to which the rights are received, you will recognize no loss and your tax basis in the common stock with respect to which the rights were received will equal its tax basis before receipt of the rights. If the rights expire without exercise after you have disposed of the shares of our common stock with respect to which the rights are received, you should consult your tax advisor regarding your ability to recognize a loss (if any) on the expiration of the rights.

Exercise of the Rights; Tax Basis and Holding Period of the Shares

The exercise of the rights received in the offering will not result in any gain or loss to you. Generally, the tax basis of common stock acquired through exercise of the rights will be equal to the sum of:

●	the subscription price per share; and

●	the basis, if any, in the rights that you exercised, determined as described in “—Tax Basis of the Rights” above.

The holding period for a share of common stock acquired upon exercise of a right begins with the date of exercise.  If you exercise the rights received in the offering after disposing of the shares of our common stock with respect to which the rights are received, you should consult your tax advisor regarding the potential application of the “wash sale” rules under Section 1091 of the Code.

Sale or Other Disposition of the Rights Shares

If a U.S. holder sells or otherwise disposes of the shares received as a result of exercising a right, such U.S. holder’s gain or loss recognized upon that sale or other disposition will be a capital gain or loss assuming the share is held as a capital asset at the time of sale.  This gain or loss will be long-term if the share has been held at the time of sale for more than one year.

Information Reporting and Backup Withholding

Payments made to you of proceeds from the sale of rights or rights shares may be subject to information reporting to the IRS and possible U.S. federal backup withholding. Backup withholding will not apply if you furnish a correct taxpayer identification number (certified on the IRS Form W-9) or otherwise establish that you are exempt from backup withholding. Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability. You may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information.

PLAN OF DISTRIBUTION

On or about January     , 2008, we will distribute the rights, subscription rights certificates and copies of this prospectus to the holders of our common stock on the record date. Rights holders who wish to exercise their rights and purchase shares of our common stock must complete the rights certificate and return it with payment for the shares to the subscription agent at the following address:

Continental Stock Transfer & Trust Company
Attn: Reorganization Department
17 Battery Place, 8th Floor
New York, NY 10004

See “The Rights Offering — Method of Exercising Rights.” If you have any questions, you should contact Continental Stock Transfer & Trust Company.

Other than as described in this prospectus, we do not know of any existing agreements between any stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the underlying common stock.

To the extent required, we will file, during any period in which offers or sales are being made, a supplement to this prospectus which sets forth, with respect to a particular offering, the specific number of shares of common stock to be sold, the name of the holder, the sales price, the name of any participating broker, dealer, underwriter or agent, any applicable commission or discount and any other material information with respect to the plan of distribution not previously disclosed.

In order to comply with certain states’ securities laws, if applicable, the shares of common stock will be sold in such jurisdictions only through registered or licensed brokers or dealers.

Maxim Group LLC is the dealer-manager of this rights offering. In such capacity, Maxim Group LLC will provide marketing assistance and advice to our company in connection with this offering. We have agreed to pay Maxim Group LLC 8% of the gross proceeds of this offering in cash, 10% of the shares of common stock sold in this offering in warrants priced at 110% of the subscription price and a non-accountable expense allowance of 2% of the gross proceeds of this offering. The warrants will not be redeemable.  The warrants will be non-transferable for a period of six months following the expiration date of the offering, except that they may be transferred to any successor, manager or member of Maxim Group LLC.  The warrants may be exercised in full or in part as of the date of issuance and provide for cashless exercise, customary anti-dilution rights and contain provisions for one demand registration of the sale of the underlying shares of common stock for a period of five years after the expiration date of the offering at our expense, an additional demand registration at the warrant holder’s expense and piggyback registration rights for a period of five years after the expiration date of the offering at our expense.  In addition, we have agreed to reimburse Maxim Group LLC for certain expenses, including reasonable legal expenses, incurred in connection therewith. We have also agreed to indemnify Maxim Group LLC and their respective affiliates against certain liabilities arising under the Securities Act of 1933. Maxim Group LLC is not underwriting or placing any of the rights or the shares of our common stock being sold in this offering and does not make any recommendation with respect to such rights or shares (including with respect to the exercise of such rights). Maxim Group LLC’s participation in this offering is subject to customary conditions contained in the dealer-manager agreement, including the receipt by Maxim Group LLC of opinions of our counsel. Maxim Group LLC and its affiliates have provided in the past and may provide to us from time to time in the future in the ordinary course of their business certain financial advisory, investment banking and other services for which they will be entitled to receive fees.

INTERESTS OF NAMED EXPERTS AND COUNSEL

The financial statements as of December 31, 2007 and for the years ended December 31, 2007 and 2006 included in the prospectus and elsewhere in the registration statement have been included in reliance on the report of Weinberg & Company, P.A., independent registered public accountants, given on such firm’s authority as experts in accounting and auditing.  The validity of the shares of common stock offered hereby has been passed upon for us by Richardson & Patel LLP, Los Angeles, California.  Ellenoff Grossman & Schole LLP, New York, New York, has acted as counsel to the dealer-manager. None of these experts have been employed by us on a contingent basis with respect to the sale or registration under this prospectus of the securities.   Richardson & Patel, LLP and its partners beneficially own [       ] shares of our common stock.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Section 145 of the Delaware General Corporation Law (the “DGCL”), as the same exists or may hereafter be amended, provides that a Delaware corporation may indemnify any persons who were, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee, or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred.

Section 145 of the DGCL further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145 of the DGCL.

Our amended certificate of incorporation provides that, to the fullest extent permitted by Delaware law, as it may be amended from time to time, none of our directors will be personally liable to us or our stockholders for monetary damages resulting from a breach of fiduciary duty as a director. Our amended certificate of incorporation also provides discretionary indemnification for the benefit of our directors, officers, and employees, to the fullest extent permitted by Delaware law, as it may be amended from time to time. Pursuant to our bylaws, we are required to indemnify our directors, officers, employees and agents, and we have the discretion to advance his or her related expenses, to the fullest extent permitted by law.

We do currently provide liability insurance coverage for our directors and officers.

These indemnification provisions may be sufficiently broad to permit indemnification of our officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors or officers, or persons controlling us, pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the common stock offered hereby, reference is made to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

A copy of the registration statement and the exhibits and schedules filed therewith may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. We also file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC also maintains an Internet web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov .

INDEX TO FINANCIAL STATEMENTS

REED’S, INC

CONDENSED BALANCE SHEETS

	September 30, 2008 (Unaudited)	December 31, 2007

ASSETS

CURRENT ASSETS
Cash	$83,091	$742,719
Inventory	2,994,507	3,028,450
Trade accounts receivable, net of allowance for doubtful accounts and returns and discounts of $165,000 as of September 30, 2008 and $407,480 as of December 31, 2007	1,281,662	1,160,940
Other Receivable	4,255	16,288
Prepaid Expenses	62,857	76,604
Total Current Assets	4,426,372	5,025,001

Property and equipment, net of accumulated depreciation of $1,075,342 as of September 30, 2008 and $867,769 as of December 31, 2007	4,207,441	4,248,702

OTHER ASSETS
Brand names	800,201	800,201
Other intangibles, net of accumulated amortization of $ 15,984 as of September 30, 2008 and $5,212 as of December 31, 2007	72,166	13,402
Total Other Assets	872,367	813,603

TOTAL ASSETS	$9,506,180	$10,087,306

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$1,328,774	$1,996,849
Lines of credit	1,290,082	-
Current portion of long term debt	9,421	27,331
Accrued interest	24,691	3,548
Accrued expenses	117,308	54,364
Total Current Liabilities	2,770,276	2,082,092

Long term debt, less current portion	1,757,681	765,753

Total Liabilities	4,527,957	2,847,845

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock, $10 par value, 500,000 shares authorized, 47,121 shares outstanding at September 30, 2008 and 48,121 shares at December 31, 2007	471,212	481,212
Common stock, $.0001 par value, 19,500,000 shares authorized, 8,928,591 shares issued and outstanding at September 30, 2008 and 8,751,721 at December 31, 2007	892	874
Additional paid in capital	18,266,167	17,838,516
Accumulated deficit	(13,760,048)	(11,081,141)

Total stockholders’ equity	4,978,223	7,239,461

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$9,506,180	$10,087,306

See accompanying Notes to Condensed Financial Statements

REED’S, INC.

CONDENSED STATEMENTS OF OPERATIONS
For the Three and Nine months Ended September 30, 2008 and 2007
(Unaudited)

	Three months ended		Nine months ended
	September 30,	September 30,	September 30,	September 30,
	2008	2007	2008	2007

SALES	$4,233,186	$3,881,328	$12,368,102	$10,366,378
COST OF SALES	2,937,687	3,083,055	9,283,460	8,348,055

GROSS PROFIT	1,295,499	798,273	3,084,642	2,018,323

OPERATING EXPENSES
Selling	819,362	1,606,938	2,994,498	3,049,207
General and Administrative	558,094	711,785	2,547,836	1,611,276
Total Operating Expenses	1,377,456	2,318,723	5,542,334	4,660,483

LOSS FROM OPERATIONS	(81,957)	(1,520,450)	(2,457,692)	(2,642,160)
OTHER INCOME (EXPENSE)
Interest Income	-	45,898	975	98,498
Interest Expense	(92,201)	(51,407)	(198,629)	(163,290)
Total Other Income (Expense)	(92,201)	(5,509)	(197,654)	(64,792)

NET LOSS	(174,158)	(1,525,959)	(2,655,346)	(2,706,952)

Preferred stock dividend	-	—	(23,561)	(27,770)

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(174,158)	$(1,525,959)	$(2,678,907)	$(2,734,722)

LOSS PER SHARE - Available to Common Stockholders Basic and Diluted	$(0.02)	$(0.18)	$(0.30)	$(0.35)

WEIGHTED AVERAGE SHARES OUTSTANDING, BASIC AND DILUTED	8,928,591	8,714,050	8,868,381	7,759,425

See accompanying Notes to Condensed Financial Statements

REED’S INC.

CONDENSED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
For the nine months ended September 30, 2008 (Unaudited)

	Common Stock			Preferred Stock
	Shares	Amount	Additional Paid in Capital	Shares	Amount	Accumulated Deficit	Total

Balance, January 1, 2008	8,751,721	$874	$17,838,516	48,121	$481,212	$(11,081,141)	$7,239,461
Fair value of common stock issued for services	161,960	16	335,439	-	-	-	335,455
Preferred stock dividend	10,910	1	23,560	-	-	(23,561)	-
Preferred stock conversion	4,000	1	9,999	(1,000)	(10,000)	-	-
Fair value of options issued to employees	-	-	58,653	-	-	-	58,653
Net Loss for the nine months ended September 30, 2008	—	—	—	—	—	(2,655,346)	(2,655,346)

Balance, September 30, 2008	8,928,591	$892	$18,266,167	47,121	$471,212	$(13,760,048)	$4,978,223

See accompanying Notes to Condensed Financial Statements

REED’S INC.

CONDENSED STATEMENTS OF CASH FLOWS
For the nine months ended September 30, 2008 and 2007
(Unaudited)

	Nine months Ended
	September 30,	September 30,
	2008	2007

CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(2,655,346)	$(2,706,952)
Adjustments to reconcile net loss to net cash used in operating activities:
Compensation expense from stock issuance	335,455	3,783
Fair value of stock options issued to employees	58,653	171,296
Depreciation and amortization	256,959	144,445
Changes in operating assets and liabilities:
Accounts receivable	(120,722)	(748,335)
Inventory	33,943	(1,781,490)
Prepaid Expenses	13,747	82,380
Other receivables	12,033	(120,361)
Other Intangibles	(88,149)	-
Accounts payable	(668,075)	607,670
Accrued expenses	62,944	97,879
Accrued interest	21,143	(24,200)

Net cash used in operating activities	(2,737,415)	(4,273,905)

CASH FLOWS FROM INVESTING ACTIVITIES:
Increase in note receivable	-	(300,000)
Purchase of property and equipment	(186,313)	(2,546,165)
Increase in restricted cash	-	1,580,456
Net cash used in investing activities	(186,313)	(1,265,709)

CASH FLOWS FROM FINANCING ACTIVITIES:

Proceeds received from warrants exercised	-	165,000
Proceeds received from borrowings on long term debt	1,770,000	163,276
Principal payments on debt	(795,982)	(254,387)
Proceeds received on sale of common stock	-	9,000,000
Payments for stock offering costs	-	(1,418,606)
Net borrowing (payment) on lines of credit	1,290,082	(1,355,526)
Net cash provided by financing activities	2,264,100	6,299,757

NET (DECREASE) INCREASE IN CASH	(659,628)	760,143
CASH — Beginning of period	742,719	1,638,917

CASH — End of period	$83,091	$2,399,060

Supplemental Disclosures of Cash Flow Information
Cash paid during the period for:
Interest	$177,486	$187,490

Taxes	$-	$-

Noncash Investing and Financing Activities:
Common stock to be issued in settlement of preferred stock dividend	$-	$27,770
Preferred Stock converted to Common Stock	$10,000	$98,190
Common stock issued in settlement of preferred stock dividend	$23,561	$-

See accompanying Notes to Condensed Financial Statements

REED’S, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS
Nine months Ended September 30, 2008 and 2007 (UNAUDITED)

1.	Basis Of Presentation

The accompanying interim condensed financial statements are unaudited, but in the opinion of management of Reeds, Inc. (the Company), contain all adjustments, which include normal recurring adjustments necessary to present fairly the financial position at September 30, 2008 and the results of operations and cash flows for the three and nine months ended September 30, 2008 and 2007. The balance sheet as of December 31, 2007 is derived from the Company’s audited financial statements.

Certain information and footnote disclosures normally included in financial statements that have been prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission, although management of the Company believes that the disclosures contained in these financial statements are adequate to make the information presented herein not misleading. For further information, refer to the financial statements and the notes thereto included in the Company’s Annual Report, Form 10-KSB, as filed with the Securities and Exchange Commission on April 15, 2008.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expense during the reporting period. Actual results could differ from those estimates.

The results of operations for the three and nine months ended September 30, 2008 are not necessarily indicative of the results of operations to be expected for the full fiscal year ending December 31, 2008.

Income (Loss) per Common Share

Basic income (loss) per share is calculated by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding during the year. Diluted income per share is calculated assuming the issuance of common shares, if dilutive, resulting from the exercise of stock options and warrants. As the Company had a loss in the three and nine month periods ended September 30, 2008 and 2007, basic and diluted loss per share are the same because the inclusion of common share equivalents would be anti-dilutive. At September 30, 2008 and 2007, potentially dilutive securities consisted of convertible preferred stock, common stock options and warrants aggregating 2,709,220 and 2,612,220 common shares, respectively.

Fair Value of Financial Instruments

The carrying amount of financial instruments, including cash, accounts and other receivables, accounts payable and accrued liabilities, approximate fair value because of their short maturity. The carrying amounts of notes payable approximate fair value because the related effective interest rates on these instruments approximate the rates currently available to the Company.

REED’S, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS
Nine months Ended September 30, 2008 and 2007 (UNAUDITED)

Effective January 1, 2008, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 157, “Fair Value Measurements.” This Statement defines fair value for certain financial and nonfinancial assets and liabilities that are recorded at fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. This guidance applies to other accounting pronouncements that require or permit fair value measurements. On February 12, 2008, the FASB finalized FASB Staff Position (FSP) No.157-2, “Effective Date of FASB Statement No. 157.” This Staff Position delays the effective date of SFAS No. 157 for nonfinancial assets and liabilities to fiscal years beginning after November 15, 2008 and interim periods within those fiscal years, except for those items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The adoption of SFAS No. 157 had no effect on the Company’s financial position or results of operations.

Recent Accounting Pronouncements

References to the “FASB” and “SFAS” herein refer to the “Financial Accounting Standards Board”, and ”Statement of Financial Accounting Standards”, respectively.

In December 2007, the FASB issued FASB Statement No. 141 (R), “Business Combinations” (FAS 141(R)), which establishes accounting principles and disclosure requirements for all transactions in which a company obtains control over another business. Statement 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Earlier adoption is prohibited.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51”. SFAS No. 160 establishes accounting and reporting standards that require that the ownership interests in subsidiaries held by parties other than the parent be clearly identified, labeled, and presented in the consolidated statement of financial position within equity, but separate from the parent’s equity; the amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of income; and changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary be accounted for consistently. SFAS No. 160 also requires that any retained noncontrolling equity investment in the former subsidiary be initially measured at fair value when a subsidiary is deconsolidated. SFAS No. 160 also sets forth the disclosure requirements to identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS No. 160 applies to all entities that prepare consolidated financial statements, except not-for-profit organizations, but will affect only those entities that have an outstanding noncontrolling interest in one or more subsidiaries or that deconsolidate a subsidiary. SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. SFAS No. 160 must be applied prospectively as of the beginning of the fiscal year in which it is initially applied, except for the presentation and disclosure requirements. The presentation and disclosure requirements are applied retrospectively for all periods presented.

REED’S, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS
Nine months Ended September 30, 2008 and 2007 (UNAUDITED)

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities - an amendment of FASB Statement No. 133” (“SFAS No. 161”).  SFAS No. 161 amends and expands the disclosure requirements of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”). The objective of SFAS No. 161 is to provide users of financial statements with an enhanced understanding of how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for under SFAS No. 133 and its related interpretations, and how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows.  SFAS No. 161 requires qualitative disclosures  about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative agreements.  SFAS No. 161 applies to all derivative financial instruments, including bifurcated derivative instruments (and nonderivative instruments that are designed and qualify as hedging instruments pursuant to paragraphs 37 and 42 of SFAS No. 133) and related hedged items accounted for under SFAS No. 133 and its related interpretations.  SFAS No. 161 also amends certain provisions of SFAS No. 131. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged.  SFAS No. 161 encourages, but does not require, comparative disclosures for earlier periods at initial adoption.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles.” This standard is intended to improve financial reporting by identifying a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statements that are presented in conformity with generally accepted accounting principles in the United States for non-governmental entities. SFAS No. 162 is effective 60 days following approval by the U.S. Securities and Exchange Commission of the Public Company Accounting Oversight Board's amendments to AU Section 411, “The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles.”
The Company does not believe the adoption of the above recent pronouncements, will have a material effect on the Company’s results of operations, financial position, or cash flows.

Concentrations

The Company’s cash balances on deposit with banks are guaranteed by the Federal Deposit Insurance Corporation up to $250,000. The Company may be exposed to risk for the amounts of funds held in one bank in excess of the insurance limit. In assessing the risk, the Company’s policy is to maintain cash balances with high quality financial institutions. The Company had cash balances in excess of the $250,000 guarantee during the nine months ended September 30, 2008.

During the three months ended September 30, 2008 and 2007, the Company had two customers, which accounted for approximately 36% and 14% and 40% and 29% of sales, respectively. No other customers accounted for more than 10% of sales in either year.

During the nine months ended September 30, 2008 and 2007, the Company had two customers, which accounted for approximately 32% and 13% and 38% and 15% of sales, respectively . No other customers accounted for more than 10% of sales in either year. As of September 30, 2008, the Company had approximately $310,100 and $175,000, respectively, of accounts receivable from these customers.

REED’S, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS
Nine months Ended September 30, 2008 and 2007 (UNAUDITED)

2.	Inventory

Inventory consists of the following at:

	September 30, 2008	December 31, 2007
Raw Materials	$1,152,136	$1,179,580
Finished Goods	1,842,371	1,848,870
	$2,994,507	$3,028,450

3.	Long term debt

In March 2008, the Company originated a note payable with a bank in the amount of $1,770,000. The note matures in February 2038. The note carries an 8.41% per annum interest rate, requires a monthly payment of principal and interest of $13,651, and is secured by all of the land and buildings owned by the Company.  The previous debt of $650,483 for the land and building and a building improvement loan of $136,525 that were secured by land and building were paid off in March 2008 as a condition of obtaining this loan. As of September 30, 2008, $1,767,102 was due under this debt obligation, of which $9,421 has been reflected as current.

4.	Line of Credit

In May 2008 the Company entered into a Credit and Security Agreement under which the Company was provided with a $2 million revolving credit facility. In July 2008, the line of credit was increased to $3 million. The amount available to borrow is based on a calculation of eligible accounts receivable and inventory.

At September 30, 2008, aggregate amounts outstanding under the line of credit was $1,290,082 and the Company had approximately $273,000 of availability on this line of credit.  Interest accrues on outstanding loans under the credit facility at a rate equal to 5.75% per annum plus the greater of 2% or the LIBOR rate.  Borrowings under the credit facility are secured by all of the Company’s assets. The agreement terminates May 2010, and the Company is subject to an early termination fee if the loan is terminated before such date.

The Company is required to comply with a number of affirmative, negative and financial covenants. Among other things, these covenants require the Company to achieve minimum quarterly net income as set forth in the Credit Agreement, required the Company to maintain a minimum Debt Service Coverage Ratio (as defined in the Credit Agreement), and require the Company to maintain minimum levels of tangible net worth. After negotiating an amendment, to the agreement on September 24, 2008, the Company was in compliance with these covenants as of September 30, 2008 .

Subsequently, as of October 31, 2008 and November 30, 2008 the Company was not in compliance with the minimum debt service coverage ratio covenant nor with the minimum levels of tangible net worth covenant. The Company obtained a waiver for the noncompliance as of October 31, 2008 and is currently negotiating either an amendment or a waiver for the noncompliance as of November 30, 2008.

REED’S, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS
Nine months Ended September 30, 2008 and 2007 (UNAUDITED)

5.	Stockholders’ Equity

For the nine months ended September 30, 2008, the following stock transactions occurred:

The Company issued 161,960 shares of common stock in exchange for consulting services. The value of the stock was based on the closing price of the stock on the issuance date. The total value of $335,455 was charged to consulting expenses.

The Company issued 10,910 shares of common stock valued at $23,561 to its preferred stockholders, in accordance with the dividend provision of the preferred stock agreement.

The Company issued 4,000 of common stock, resulting from the conversion of 1,000 shares of preferred stock.

6.	Stock Based Compensation

Stock options

The following table summarizes stock option activity for the nine months ended September 30, 2008:

	Shares	Weighted Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Outstanding at January 1, 2008	749,000	$6.02	-	-
Granted	275,000	$1.99	-	-
Exercised	-	-	-	-
Forfeited	(371,500)	$6.83	-	-
Outstanding at September 30, 2008	652,500	$3.85	3.70	$62,250
Exercisable at September 30, 2008	266,667	$4.64	2.68	$7,500

Stock options granted under our equity incentive plans vest over two and three years from the date of grant, 1/2 and 1/3 per year, respectively, and generally expire five years from the date of grant.

During the nine months ended September 30, 2008, the Company recognized $56,978 of compensation cost relating to the vesting of options.

As of September 30, 2008, the Company has unvested options of 385,833, which will be reflected as compensation cost of approximately $751,000 over the remaining vesting period of three years.

REED’S, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS
Nine months Ended September 30, 2008 and 2007 (UNAUDITED)

The impact on our results of operations of recording stock-based compensation for the three-month period ended September 30, 2008 was to increase selling expenses by $98,526, and increase general and administrative expenses by $19,500. The impact on our results of operations of recording stock-based compensation for the three-month period ended September 30, 2007 was to increase selling expenses by $103,376 and increase general and administrative expenses by $19,500.

The impact on our results of operations of recording stock-based compensation for the nine-month period ended September 30, 2008 was to decrease selling expenses by $1,522 and increase general and administrative expenses by $58,500. The impact on our results of operations of recording stock-based compensation for the nine-month period ended September 30, 2007 was to increase selling expenses by $145,296 and increase general and administrative expenses by $26,000.

The reduction in compensation expense resulted from a change in estimated forfeitures of our total expected stock option compensation expense. In accordance with FAS 123R, the company recalculated its expected compensation for all options outstanding at September 30, 2008 and compared it to previously recorded compensation expense for options in that option pool. The change in forfeiture assumption resulted from a significant forfeiture of stock options due to many of the option holders leaving the employ of the company before they became vested in those options.

The amount of the cumulative adjustment to reflect the effect of the forfeited options is approximately $238,000. The amount of compensation expense which would have been recognized if the cumulative adjustment was not made would have been approximately $295,000.

We calculated the fair value of each option award on the date of grant using the Black-Scholes option pricing model. The weighted average grant date fair value of options granted during the nine months ended September 30, 2008 was $1.59. The following weighted average assumptions were used for the nine months ended September 30, 2008:

Risk-free interest rate	3.76%
Expected lives (in years)	5.00
Dividend yield	0%
Expected volatility	109.81%

Expected volatility is based on the actual volatility based on the closing price of the Company’s stock. For purposes of determining the expected life of the option, the full contract life of the option is used. The risk-free rate for periods within the contractual life of the options is based on the U. S. Treasury yield in effect at the time of the grant.

REED’S, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS
Nine months Ended September 30, 2008 and 2007 (UNAUDITED)

Stock Warrants

The following table summarizes warrant activity for the nine months ended September 30, 2008:

	Shares	Weighted Average Exercise Price	Weighted-Average Remaining Contractual Term (Years )	Aggregate Intrinsic Value
Outstanding at January 1, 2008	1,668,236	$5.75	-	-
Granted	200,000	$2.54	-	-
Exercised	-	-	-	-
Outstanding at September 30, 2008	1,868,236	$5.41	2.85	$20,975
Exercisable at September 30, 2008	1,668,236	$5.75	2.64	$20,975

The 200,000 warrants granted during the nine months ended September 30, 2008, were granted in connection with a distribution agreement between the Company and a company which is owned by two brothers of Christopher Reed, President, Chief Executive Officer and former Chief Financial Officer of the Company. The warrants are issuable only upon the attainment of certain international product sales. No warrants vested during the nine months ended September 30, 2008. Accordingly, no expense was recorded for these warrants. The warrants will be valued and a corresponding expense will be recorded upon the attainment of the sales goals identified when the warrants were granted.

7.	Related Party Activity

For the nine months ended September 30, 2008, the Company employed one family member of the majority shareholder, Chief Executive Officer and Chief Financial Officer of the Company in a sales role. He was paid approximately $112,500 during the nine months ended September 30, 2008. No stock options were granted to him during the nine months ended September 30, 2008. The family member was not employed by the Company during the three months ended September 30, 2008.

During the nine months ended September 30, 2008, the Company entered into an agreement for the distribution of its products internationally. The agreement is between the Company and a company controlled by two brothers of Christopher Reed, President and Chief Financial Officer of the Company. The agreement remains in effect until terminated by either party and requires the Company to pay the greater of $10,000 per month or 10% of the defined sales of the previous month. During the nine months ended September 30, 2008, the Company paid $30,000 for these services. 200,000 warrants were granted during the nine months ended September 30, 2008, in connection with this distribution agreement. The warrants are issuable only upon the attainment of certain international product sales. No warrants vested during the nine months ended September 30, 2008. The warrants will be valued and a corresponding expense will be recorded upon the attainment of the sales goals identified when the warrants were granted.

8.	Subsequent Events

On December 22, 2008, the Company granted 50,750 shares of common stock to its employees as a bonus.  The closing price of the shares on that date was $1.11 per share.  On November 6, 2008, the Company granted options to purchase 150,000 shares of common stock under its employee stock option plan at an expense price of $1.49.

FINANCIAL STATEMENTS AS OF DECEMBER 31, 2007 AND FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

Report of Independent Registered Public Accounting Firm

We have audited the accompanying balance sheet of Reed’s, Inc. as of December 31, 2007 and the related statements of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2007 and 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly in all material respects, the financial position of Reed’s, Inc. as of December 31, 2007 and the results of its operations and its cash flows for the years ended December 31, 2007 and 2006 in conformity with accounting principles generally accepted in the United States of America.

/s/ WEINBERG & COMPANY, P.A.
Weinberg & Company, P.A.
Los Angeles, California
March 14, 2008

REED’S, INC.
BALANCE SHEET
December 31, 2007

ASSETS
Cash	$742,719
Inventory	3,028,450
Trade accounts receivable, net of allowance for doubtful accounts and returns and discounts of $407,480	1,160,940
Other receivables, net of allowance for doubtful accounts of $300,000	16,288
Prepaid expenses	76,604
Total Current Assets	5,025,001

Property and equipment, net of accumulated depreciation of $867,769	4,248,702

OTHER ASSETS
Brand names	800,201
Other intangibles, net of accumulated amortization of $5,212	13,402
Total Other Assets	813,603

TOTAL ASSETS	$10,087,306

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$1,996,849
Current portion of long term debt	27,331
Accrued interest	3,548
Accrued expenses	54,364
Total Current Liabilities	2,082,092

Long term debt, less current portion	765,753

Total Liabilities	2,847,845

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY

Preferred stock, $10.00 par value, 500,000 shares authorized, 48,121 shares issued and outstanding, liquidation preference of $10.00 per share	481,212
Common stock, $.0001 par value, 19,500,000 shares authorized, 8,751,721 shares issued and outstanding	874
Additional paid in capital	17,838,516
Accumulated deficit	(11,081,141)
Total stockholders’ equity	7,239,461

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$10,087,306

The accompanying notes are an integral part of these financial statements

REED’S, INC.
STATEMENTS OF OPERATIONS
For the Years Ended December 31, 2007 and 2006

	Year Ended December 31,
	2007	2006

SALES	$13,058,813	$10,484,353
COST OF SALES	11,039,577	8,426,774
GROSS PROFIT	2,019,236	2,057,579
OPERATING EXPENSES
Selling	4,586,806	1,352,313
General and Administrative	2,621,319	2,511,856
Write-off note receivable	300,000	-
Total Operating Expenses	7,508,125	3,864,169

LOSS FROM OPERATIONS	(5,488,889)	(1,806,590)
OTHER INCOME (EXPENSE)
Interest Income	120,062	7,773
Interest Expense	(182,402)	(414,792)
Total Other Income (Expense)	(62,340)	(407,019)

NET LOSS	(5,551,229)	(2,213,609)
Preferred Stock Dividend	(27,770)	(29,470)
NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(5,578,999)	$(2,243,079)

NET LOSS PER SHARE AVAILABLE TO COMMON STOCKHOLDERS — Basic And Diluted	$(0.70)	$(0.41)

WEIGHTED AVERAGE SHARES OUTSTANDING, Basic and Fully Diluted	8,009,009	5,522,753

The accompanying notes are an integral part of these financial statements

REED’S, INC.
STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
For the Years Ended December 31, 2007   and 2006

			Common Stock to	Additional
	Common Stock		be	Paid	Preferred Stock		Accumulated
	Shares	Amount	Issued	In Capital	Shares	Amount	Deficit	Total

Balance, January 1, 2006	5,042,197	$503	$29,470	$2,788,683	58,940	$589,402	$(3,259,063)	$148,995

Common stock, issued in connection with the June 30, 2006 preferred stock dividend	7,373	1	—	29,469	—	—	(29,470)	—
Common stock, issued in connection with the June 30, 2005 preferred stock dividend	7,362	1	(29,470)	29,469	—	—	—	—
Common stock issued upon debt conversion	140,859	14	—	285,430	—	—	—	285,444
Common stock issued for cash, net of offering costs	1,945,394	195	—	6,396,255	—	—	—	6,396,450
Fair value of options issued to employees	—	—	—	5,808	—	—	—	5,808
Net loss	—	—	—	—	—	—	(2,213,609)	(2,213,609)
Balance, January 1, 2007	7,143,185	714	—	9,535,114	58,940	589,402	(5,502,142)	4,623,088
Fair Value of Common Stock issued for services and equipment	1,440	—	—	11,032	—	—	—	11,032
Common stock issued in connection with the June 30, 2007 preferred stock dividend	3,820	—	—	27,770	—	—	(27,770)	—
Common stock issued upon conversion of preferred stock	43,276	4	—	108,186	(10,819)	(108,190)	—	—
Common stock issued upon exercise of warrants	60,000	6	—	164,994	—	—	—	165,000
Common stock issued for cash, net of offering costs	1,500,000	150	—	7,626,243	—	—	—	7,626,393
Public Offering expenses				(55,394)				(55,394)
Fair value of vesting of options issued to employees				420,571				420,571
Net loss	—	—	—	—	—	—	(5,551,229)	(5,551,229)
Balance, December 31, 2007	8,751,721	$874	$—	$17,838,516	48,121	$481,212	$(11,081,141)	$7,239,461

The accompanying notes are an integral part of these financial statements

REED’S, INC.
STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2007 and 2006

	Year Ended December 31 ,
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(5,551,229)	$(2,213,609)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	205,262	155,860
Provision for amounts due from director	—	3,000
Fair value of stock options issued to employees	420,571	5,808
Fair value of common stock issued for services or bonuses	3,782	—
Write off of note receivable	300,000	—
(Increase) decrease in operating assets and increase (decrease) in operating liabilities:
Accounts receivable	22,823	(648,857)
Inventory	(1,517,220)	(303,211)
Prepaid expenses	87,858	(90,183)
Other receivables	8,523	(17,248)
Accounts payable	301,834	50,523
Accrued expenses	(63,937)	64,097
Accrued interest	(24,450)	(9,507)
Net cash used in operating activities	(5,806,183)	(3,003,327)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(2,650,807)	(64,924)
Increase in Note Receivable	(300,000)	—
Net cash used in investing activities	(2,950,807)	(64,924)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceed received from borrowings on debt	163,276	—
Payments for public offering	(55,394)	—
Decrease (increase) in restricted cash	1,580,456	(1,580,456)
Deferred offering costs	—	(251,924)
Principal payments on debt	(263,413)	(327,734)
Proceeds from issuance of common stock	7,626,393	7,004,611
Proceeds from issuance of common stock upon conversion of warrants	165,000	—
Payoff of previous line of credit	—	(1,171,567)
Net borrowings (repayments) on existing lines of credit	(1,355,526)	1,081,140
Payments on debt to related parties	—	(74,646)
Net cash provided by financing activities	7,860,792	4,679,424
NET INCREASE (DECREASE) IN CASH	(896,198)	1,611,173
CASH — Beginning of year	1,638,917	27,744
CASH — End of year	$742,719	$1,638,917

Supplemental Disclosures of Cash Flow Information
Cash paid during the year for:
Interest	$206,852	$424,298
Taxes	$—	$—

Non Cash Investing and Financing Activities
Long term debt converted to common stock	$—	$9,000
Related party debt converted to common stock	$—	$177,710
Accrued interest converted to common stock	$—	$98,734
Preferred Stock converted to common stock	$108,190	$—
Common Stock issued in settlement of preferred stock dividend	$27,770	$29,470
Deferred stock offering costs charged to paid in capital	$-	$608,161
Common Stock issued in acquisition of property and equipment	$7,250	$—

The accompanying notes are an integral part of these financial statements

REED’S, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

(1)	Operations and Summary of Significant Accounting Policies

A)	Nature of Operations

Reed’s, Inc. (the “Company”) was organized under the laws of the state of Florida in January 1991. In 2001, the Company changed its name from Original Beverage Corporation to Reed’s, Inc. and changed its state of incorporation from Florida to Delaware. The Company is engaged primarily in the business of developing, manufacturing and marketing natural non-alcoholic beverages, as well as candies and ice creams. The Company currently offers 6 Reed’s Ginger Brew flavors (Original, Premium, Extra, Cherry Ginger, Raspberry Ginger and Spiced Apple Ginger), 7 Virgil’s Root Beer and Cream Sodas beverages (Root Beer, Cream Soda, Black Cherry Cream Soda, the same three in a Diet version, plus the Special Edition Bavarian Nutmeg Root Beer) , 2 China Cola beverages (regular and cherry), 2 kinds of  ginger candies (crystallized ginger and ginger chews), and 3 flavors of ginger ice cream (Original, Green Tea, and Chocolate).

The Company sells its products primarily in upscale gourmet and natural food stores and supermarket chains in the United States and, to a lesser degree, in Europe and Canada.

B)	Cash and Cash Equivalents

Cash and cash equivalents include unrestricted deposits and short-term investments with an original maturity of three months or less.

C)	Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

D)	Accounts Receivable

The Company evaluates the collectibility of its trade accounts receivable based on a number of factors. In circumstances where the Company becomes aware of a specific customer’s inability to meet its financial obligations to the Company, a specific reserve for bad debts is estimated and recorded, which reduces the recognized receivable to the estimated amount the Company believes will ultimately be collected. In addition to specific customer identification of potential bad debts, bad debt charges are recorded based on the Company’s historical losses and an overall assessment of past due trade accounts receivable outstanding.

The allowance for doubtful accounts and returns and discounts is established through a provision for returns and discounts charged against sales. Receivables are charged off against the allowance when payments are received or products returned. The allowance for doubtful accounts and returns and discounts as of December 31, 2007 was approximately $407,000.

REED’S, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

E)	Property and Equipment and Related Depreciation

Property and equipment is stated at cost. Depreciation is calculated using accelerated and straight-line methods over the estimated useful lives of the assets as follows:

Property and Equipment Type	Years of Depreciation
Building	39 years
Machinery and equipment	5-12 years
Vehicles	5 years
Office equipment	5-7 years

Management regularly reviews property, equipment and other long-lived assets for possible impairment. This review occurs quarterly, or more frequently if events or changes in circumstances indicate the carrying amount of the asset may not be recoverable. If there is indication of impairment, management prepares an estimate of future cash flows (undiscounted and without interest charges) expected to result from the use of the asset and its eventual disposition. If these cash flows are less than the carrying amount of the asset, an impairment loss is recognized to write down the asset to its estimated fair value. Management believes that the accounting estimate related to impairment of its property and equipment is a “critical accounting estimate” because: (1) it is highly susceptible to change from period to period because it requires management to estimate fair value, which is based on assumptions about cash flows and discount rates; and (2) the impact that recognizing an impairment would have on the assets reported on our balance sheet, as well as net income, could be material. Management’s assumptions about cash flows and discount rates require significant judgment because actual revenues and expenses have fluctuated in the past and are expected to continue to do so.

F)	Intangible Assets

The Company records intangible assets in accordance with Statement of Financial Accounting Standard (SFAS) Number 142, “Goodwill and Other Intangible Assets.” Goodwill and other intangible assets deemed to have indefinite lives are not subject to annual amortization. The Company reviews, at least quarterly, its investment in brand names and other intangible assets for impairment and if impairment is deemed to have occurred the impairment is charged to expense. Intangible assets which have finite lives are amortized on a straight line basis over their remaining useful life; they are also subject to annual impairment reviews. See Note 4.

Management applies the impairment tests contained in SFAS Number 142 to determine if an impairment has occurred. Accordingly, management compares the carrying value of the asset to its fair value in determining the amount of the impairment. No impairments were identified for the years ended December 31, 2007 and 2006.

Management believes that the accounting estimate related to impairment of its intangible assets, is a “critical accounting estimate” because: (1) it is highly susceptible to change from period to period because it requires management to estimate fair value, which is based on assumptions about cash flows and discount rates; and (2) the impact that recognizing an impairment would have on the assets reported on our balance sheet, as well as net income, could be material. Management’s assumptions about cash flows and discount rates require significant judgment because actual revenues and expenses have fluctuated in the past and are expected to continue to do so.

REED’S, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

G)	Concentrations

The Company’s cash balances on deposit with banks are guaranteed by the Federal Deposit Insurance Corporation up to $100,000. The Company may be exposed to risk for the amounts of funds held in bank accounts in excess of the insurance limit. In assessing the risk, the Company’s policy is to maintain cash balances with high quality financial institutions. The Company had cash balances in excess of the $100,000 guarantee during the year ended December 31, 2007.

During the years ended December 31, 2007 and 2006 the Company had two customers, which accounted for approximately 35% and 14%, and 39% and 17%, respectively, of the Company’s total sales. No other customer accounted for more than 10% of sales in either year. As of December 31, 2007, the Company had $660,123 (42%) and $100,224 (6%), respectively, of accounts receivable due from these customers.

The Company currently relies on a single contract packer for a majority of its production and bottling of beverage products. The Company has different packers for their non-beverage products. Although there are other packers and the Company has outfitted their own brewery and bottling plant, a change in packers may cause a delay in the production process, which could ultimately affect operating results.

H)	Fair Value of Financial Instruments

The carrying amount of the Company’s financial instruments including cash, restricted cash, accounts and other receivables, accounts payable, accrued interest and accrued expenses approximate their fair value as of December 31, 2007 due to their short maturities. The carrying amount of lines of credit and long term debt approximate fair value because the related effective interest rates on these instruments approximate the rates currently available to the Company.

I)	Cost of sales

The Company, with one exception, classifies shipping and handling costs of the sale of its products as a component of cost of sales. The one exception regards shipping and handling costs associated with local sales and local distribution. Since these activities are integrated, those costs are combined and are included as selling expenses. For the years ended December 31, 2007 and 2006 those costs were approximately $225,000 and $179,000, respectively.

REED’S, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

In addition, the Company classifies purchasing and receiving costs, inspection costs, warehousing costs, freight costs, internal transfer costs and other costs associated with product distribution as costs of sales. Certain of these costs become a component of the inventory cost and are expensed to costs of sales when the product to which the cost has been allocated is sold.

Expenses not related to the production of our products are classified as operating expenses.

J)	Income Taxes

Current income tax expense is the amount of income taxes expected to be payable for the current year. A deferred income tax asset or liability is established for the expected future consequences of temporary differences in the financial reporting and tax bases of assets and liabilities. The Company considers future taxable income and ongoing, prudent and feasible tax planning strategies, in assessing the value of its deferred tax assets. If the Company determines that it is more likely than not that these assets will not be realized, the Company will reduce the value of these assets to their expected realizable value, thereby decreasing net income. Evaluating the value of these assets is necessarily based on the Company’s judgment. If the Company subsequently determined that the deferred tax assets, which had been written down, would be realized in the future, the value of the deferred tax assets would be increased, thereby increasing net income in the period when that determination was made.

K)	Revenue Recognition

Revenue is recognized on the sale of a product when the product is shipped, which is when the risk of loss transfers to our customers, and collection of the receivable is reasonably assured. A product is not shipped without an order from the customer and credit acceptance procedures performed. The allowance for returns is regularly reviewed and adjusted by management based on historical trends of returned items. Amounts paid by customers for shipping and handling costs are included in sales.

The Company accounts for certain sales incentives, including slotting fees, as a reduction of gross sales, in accordance with Emerging Issues Task Force on Issue 01-9 “Accounting for Consideration Given by a Vendor to a Customer or Reseller of the Vendor’s Products.” These sales incentives for the years ended December 31, 2007 and 2006 approximated $955,000 and $697,000, respectively.

L)	Net Loss Per Share

Loss per share calculations are made in accordance with SFAS No. 128, “Earnings Per Share.” Basic loss per share is calculated by dividing net loss by weighted average number of common shares outstanding for the year. Diluted loss per share is computed by dividing net loss by the weighted average number of common shares outstanding plus the dilutive effect of outstanding common stock warrants and convertible debentures.

REED’S, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

For the years ended December 31, 2007 and 2006 the calculations of basic and diluted loss per share are the same because potential dilutive securities would have an anti-dilutive effect. The potentially dilutive securities consisted of the following as of December 31, 2007:

Warrants	1,668,236
Preferred Stock	192,484
Options	749,000
Total	2,609,720

M)	Advertising Costs

The Company accounts for advertising production costs by expensing such production costs the first time the related advertising is run.

Advertising costs are expensed as incurred and are included in selling expense in the amount of $174,000 and $51,739, for the years ended December 31, 2007 and 2006, respectively.

N) Reporting Segment of the Company

Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information” (SFAS No. 131) requires certain disclosures of operating segments, as defined in SFAS No. 131. Management has determined that the Company has only one operating segment and therefore is not required to disclose operating segment information. Management believes we operate in one segment and evaluates its revenues and expenses in only one segment.

O) Stock Compensation Expense

The Company periodically issues stock options and warrants to employees and non-employees in non-capital raising transactions for services and for financing costs. The Company adopted Statement of Financial Accounting Standards (SFAS) No. 123R effective January 1, 2006, and is using the modified prospective method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS No. 123R for all share-based payments granted after the effective date and (b) based on the requirements of SFAS No. 123R for all awards granted to employees prior to the effective date of SFAS No. 123R that remained unvested on the effective date. The Company accounts for stock option and warrant grants issued and vesting to non-employees in accordance with EITF No. 96-18: “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services” and EITF 00-18 “Accounting Recognition for Certain Transactions involving Equity Instruments Granted to Other Than Employees” whereas the value of the stock compensation is based upon the measurement date as determined at either a) the date at which a performance commitment is reached, or b) at the date at which the necessary performance to earn the equity instruments is complete.

REED’S, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

P)	Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 157, “Fair Value Measurements,” which provides enhanced guidance for using fair value to measure assets and liabilities. SFAS No. 157 provides a common definition of fair value and establishes a framework to make the measurement of fair value in generally accepted accounting principles more consistent and comparable. SFAS No. 157 also requires expanded disclosures to provide information about the extent to which fair value is used to measure assets and liabilities, the methods and assumptions used to measure fair value, and the effect of fair value measures on earnings. SFAS No. 157 is effective for financial statements issued in fiscal years beginning after November 15, 2007 and to interim periods within those fiscal years.

REED’S, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities-Including an Amendment of FASB No. 115”. This statement permits entities to choose to measure many financial instruments and certain other items at fair value. This statement is effective for years beginning after November 15, 2007.

In December 2007, the FASB issued FASB Statement No. 141 (R), “Business Combinations” (FAS 141(R)), which establishes accounting principles and disclosure requirements for all transactions in which a company obtains control over another business. Statement 141 (R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Earlier adoption is prohibited.

In December 2007, the FASB issued SFAS No. 160, “ Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51”. SFAS No. 160 establishes accounting and reporting standards that require that the ownership interests in subsidiaries held by parties other than the parent be clearly identified, labeled, and presented in the consolidated statement of financial position within equity, but separate from the parent’s equity; the amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of income; and changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary be accounted for consistently. SFAS No. 160 also requires that any retained noncontrolling equity investment in the former subsidiary be initially measured at fair value when a subsidiary is deconsolidated. SFAS No. 160 also sets forth the disclosure requirements to identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS No. 160 applies to all entities that prepare consolidated financial statements, except not-for-profit organizations, but will affect only those entities that have an outstanding noncontrolling interest in one or more subsidiaries or that deconsolidate a subsidiary. SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. SFAS No. 160 must be applied prospectively as of the beginning of the fiscal year in which it is initially applied, except for the presentation and disclosure requirements. The presentation and disclosure requirements are applied retrospectively for all periods presented.

REED’S, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

Management believes the adoption of the above mentioned accounting policies will not have a material impact on the Company’s results of operations, financial position or cash flow.

(2)	Inventory

Inventory is valued at the lower of cost (first-in, first-out) or market, and is comprised of the following as of December 31, 2007:

Raw Materials	$1,179,580
Finished Goods	1,848,870
$3,028,450

(3)	Fixed Assets

Fixed assets are comprised of the following as of December 31, 2007:

Land	$1,409,546
Building	1,743,420
Vehicles	339,624
Machinery and equipment	1,250,076
Office equipment	373,805
5,116,471
Accumulated depreciation	(867,769)
$4,248,702

Depreciation expense for the years ended December 31, 2007 and 2006 was $204,517 and $155,116, respectively.

(4)	Intangible Assets

Brand Names

Brand Names consist of two (2) trademarks for natural beverages which the Company acquired in previous years. As long as the Company continues to renew its trademarks, these intangible assets will have an indefinite life. Accordingly, they are not subject to amortization. The Company determines fair value for Brand Names by reviewing the net sales of the associated beverage and applying industry multiples for which similar beverages are sold. As of December 31, 2007, carrying amounts for Brand Names were $800,201

REED’S, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

Other Intangible Assets

At December 31, 2007, Other Intangible Assets consist of:

Asset	Gross Amount	Accumulated Amortization	Current Year Amortization	Useful Life
Building Loan Fees	$18,614	$5,212	$745	300 months

The estimated aggregate amortization as of December 31, 2007 for each of the next five years is:

Year	Amount
2008	$745
2009	745
2010	745
2011	745
2012	745

(5)	Lines of Credit

During the year ending December 31, 2007, the Company utilized the following line of credit agreements available:

The Company has an unsecured $50,000 line of credit with a bank which expires in December 2009. Interest is payable monthly at the prime rate, as published in the Wall Street Journal, plus 12% per annum. The Company’s outstanding balance was $24,750 at December 31, 2006 and was paid off in the year ending December 31, 2007. As of December 31, 2007, there was $50,000 available under the line of credit.

During the year ending December 31, 2007, the Company paid off and closed a line of credit with a bank. This line of credit allowed the Company to borrow a maximum amount of $1,500,000. The interest rate on this line of credit was at the Prime rate.

REED’S, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

(6)	Long-term Debt

Long-term debt consists of the following as of December 31, 2007:

Note payable to the Small Business Association in the original amount of $748,000 with interest at the Wall Street Journal prime rate plus 1% per annum, adjusted monthly with no cap or floor. The combined monthly principal and interest payments are $5,976, subject to annual adjustments. The interest rate in effect at December 31, 2007 was 8.5%. The note is secured by land and building and guaranteed by the majority stockholder. The note matures November 2025.	$650,483

Building improvement loan with a maximum draw of $168,000. The interest rate is at the Wall Street Journal prime rate plus 1%, adjusted monthly with no cap or floor. The combined monthly principal and interest payments are $1,137; subject to annual adjustments. The rate in effect at December 31, 2007 was 7.08% per annum. The note is secured by land and building and guaranteed by the majority stockholder and matures November 2025.	136,525

Note payable to GMAC, secured by an automobile, payable in monthly installments of $384 including interest at 0.0%, with maturity in 2008.	384

Notes payable to Chrysler Financial Corp., secured by automobiles, payable in monthly installments of $658, including interest at 1.9% per annum, with maturity in 2008.	5,692

Total	793,084

Less current portion	27,331
$765,753

The aggregate maturities of long-term debt for each of the next five years and thereafter are as follows as of December 31, 2007:

2008	$27,331
2009	20,061
2010	22,006
2011	24,139
2012	26,479
Thereafter	673,068
Total	$793,084

REED’S, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

(7)	Stockholders’ Equity

Preferred Stock

Preferred stock consists of 500,000 shares authorized to Series A, $10.00 par value, 5% non-cumulative, participating, preferred stock. As of December 31, 2007 there were 48,121 shares outstanding, with a liquidation preference of $10.00.

These preferred shares have a 5% pro-rata annual non-cumulative dividend. The dividend can be paid in cash or, in the sole and absolute discretion of our board of directors, in shares of common stock based on its then fair market value. We cannot declare or pay any dividend on shares of our securities ranking junior to the preferred stock until the holders of our preferred stock have received the full non-cumulative dividend to which they are entitled. In addition, the holders of our preferred stock are entitled to receive pro rata distributions of dividends on an “as converted” basis with the holders of our common stock. During the year ended December 31, 2007, the Company accrued and paid a $27,770 dividend payable to the preferred stockholders, which management has elected to pay through the issuance of 3,820 shares of its common stock. In June 2006, the Company issued 7,373 shares of common stock valued at $29,470 to its preferred stockholders as payment for a preferred stock dividend.

In the event of any liquidation, dissolution or winding up of the Company, or if there is a change of control event, then, subject to the rights of the holders of our more senior securities, if any, the holders of our Series A preferred stock are entitled to receive, prior to the holders of any of our junior securities, $10.00 per share plus all accrued and unpaid dividends. Thereafter, all remaining assets shall be distributed pro rata among all of our security holders.

Since June 30, 2007, we have the right, but not the obligation, to redeem all or any portion of the Series A preferred stock by paying the holders thereof the sum of the original purchase price per share, which was $10.00, plus all accrued and unpaid dividends.

The Series A preferred stock may be converted, at the option of the holder, at any time after issuance and prior to the date such stock is redeemed, into four shares of common stock, subject to adjustment in the event of stock splits, reverse stock splits, stock dividends, recapitalization, reclassification and similar transactions. We are obligated to reserve out of our authorized but unissued shares of common stock a sufficient number of such shares to effect the conversion of all outstanding shares of Series A preferred stock. During the year ended December 31, 2007, 10,819 shares of preferred stock was converted into 43,276 shares of common stock.

Except as provided by law, the holders of our Series A preferred stock do not have the right to vote on any matters, including, without limitation, the election of directors. However, so long as any shares of Series A preferred stock are outstanding, we shall not, without first obtaining the approval of at least a majority of the holders of the Series A preferred stock, authorize or issue any equity security having a preference over the Series A preferred stock with respect to dividends, liquidation, redemption or voting, including any other security convertible into or exercisable for any equity security other than any senior preferred stock.

REED’S, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

Common Stock

Common stock consists of $.0001 par value, 19,500,000 shares authorized, 8,751,721 shares issued and outstanding as of December 31, 2007. During the year ending December 31, 2007, a majority of the Company’s stockholders approved an increase of its authorized shares from 11,500,000 to 19,500,000.

During 2007, the Company completed a private placement to accredited investors only, on subscriptions for the sale of 1,500,000 shares of common stock and warrants to purchase up to 749,995 shares of common stock, resulting in an aggregate of $9,000,000 of gross proceeds to the Company. The Company sold the shares of common stock at a purchase price of $6.00 per share. The warrants issued in the private placement have a five-year term and an exercise price of $7.50 per share. The Company paid commissions of $900,000 to the placement agent for the private placement and issued warrants to the placement agent to purchase up to 150,000 shares of common stock with an exercise price of $6.60 per share. We also issued additional warrants to purchase up to 15,000 shares of common stock with an exercise price of $6.60 per share and paid an additional $60,000 in cash to the placement agent as an investment banking fee. The Company received proceeds after commissions of approximately $8,100,000 in the aggregate, of which approximately $7,626,000 was received net of offering costs.

During the year ended December 31, 2007, 440 shares of common stock with a value of $3,782 were issued to employees as a bonus, 1,000 shares with a value of $7,250 were issued to a consultant for services rendered related to the acquisition of real estate and 60,000 shares of common stock were issued from the exercise of 60,000 warrants and the Company received $165,000 upon their conversion.

During 2006, the Company completed a public offering of its stock. The Company sold a total of 2,000,000 shares of common stock at $4.00 per share. The Company received proceeds after commissions of approximately $7,200,000 in the aggregate, of which approximately $7,005,000 was received in 2006 ($6,396,460 after commissions). In addition, the Company granted warrants to purchase 200,000 shares of common stock to the underwriters. These warrants have an exercise price of $6.60. During the 2007 year, the Company incurred an additional $55,394 in costs in relation to this public offering.

In November 2006, the Company issued 9,315 shares of common stock as a result of a former note holder who converted his note and accrued interest, in the amount of $22,355, to common stock in accordance with the original note terms. During 2006, the Company converted related party debt and associated accrued interest, in the amount of $263,089, to common stock. The total shares issued were 140,859 at a value of $285,444. (See Note 11)

REED’S, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

(8)	Stock Options and Warrants

A)	Stock Options

In 2001, the Company adopted the Original Beverage Corporation 2001 Stock Option Plan and in 2007 the Company adopted the Reed’s Inc 2007 Stock Option Plan (the “Plans”). The options under both plans shall be granted from time to time by the Compensation Committee. Individuals eligible to receive options include employees of the Company, consultants to the Company and directors of the Company. The options shall have a fixed price, which will not be less than 100% of the fair market value per share on the grant date. The total number of options authorized is 500,000 and 1,500,000, respectively for the Original Beverage Corporation 2001 Stock Option Plan and the Reed’s Inc 2007 Stock Option Plan.

During the year ended December 31, 2007, the Company issued 474,000 options to purchase the Company’s common stock at a weighted average price of $7.50 to employees under the Plans. The aggregate value of the options vesting during the year ended December 31, 2007 and 2006 was $420,571 and $5,808, respectively, and has been reflected as compensation cost. As of December 31, 2007, the aggregate value of unvested options was $1,798,399, which will be amortized as compensation cost as the options vest, over 3 years.

The fair value of each option award is estimated on the date of grant using the Black-Scholes option pricing model that uses the assumptions noted in the following table. For the option awards from January 1, 2007 to September 30, 2007, the expected volatility is based on the volatilities of public entities which are in the same industry as the Company. Since October 1, 2007, expected volatility is based on the actual volatility based on the closing price of the Company’s stock. For purposes of determining the expected life of the option, the full contract life of the option is used. The risk-free rate for periods within the contractual life of the options is based on the U. S. Treasury yield in effect at the time of the grant.

The weighted-average grant date fair value of options granted during 2007 and 2006 was $4.68 and $2.46, respectively.

	Year ended December 31, 2007	Year ended December 31, 2006
Expected volatility	70%-90%	70%
Weighted average volatility	72.14%	70%
Expected dividends	—	—
Expected term (in years)	5	5
Risk free rate	4.48%	4.49%

REED’S, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

A summary of option activity as of December 31, 2007 and changes during the year then ended is presented below:

	Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Terms (Years)	Aggregate Intrinsic Value
Outstanding at January 1, 2006	291,000	$3.80
Granted	85,000	$4.00
Exercised	—	—
Forfeited or expired	(12,500)	$4.00
Outstanding at December 31, 2006	363,500	$3.84	3.8	$92,500
Exercisable at December 31, 2006	278,500	$3.79	3.5	$92,500

Outstanding at January 1, 2007	363,500	$3.84
Granted	474,000	$7.50
Exercised	—	—
Forfeited or expired	(88,500)	$5.01
Outstanding at December 31, 2007	749,000	$6.02	3.8	$732,760
Exercisable at December 31, 2007	298,333	$3.81	2.7	$609,233

The aggregate intrinsic value was calculated, as of December 31, 2007, as the difference between the market price and the exercise price of the Company’s stock for the 346,500 options outstanding and 280,833 options exercisable which were in-the-money.

REED’S, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

A summary of the status of the Company’s nonvested shares granted under the Company’s stock option plan as of December 31, 2007 and changes during the year ended December 31, 2007 is presented below:

Nonvested Shares	Shares	Weighted-Average Grant Date Fair Value

Nonvested at January 1, 2007	85,000	$2.46
Granted	474,000	$4.68
Vested	(28,333)	$2.46
Forfeited	(80,000)	$3.17
Nonvested at December 31, 2007	450,667	$4.67

Additional information regarding options outstanding as of December 31, 2007 is as follows:

Options outstanding				Options exercisable
Exercise price	Number outstanding	Weighted average remaining contractual life (years)	Weighted average exercise price	Number exercisable	Weighted average exercise price
$2.00 to $2.99	37,500	1.55	$2.00	37,500	$2.00
$3.00 to $3.99	26,500	2.30	3.24	17,500	3.00
$4.00 to $4.99	282,500	3.23	4.00	225,833	4.00
$5.00 to $5.99	-	-	-	-	-
$6.00 to $6.99	17,500	1.42	6.00	17,500	6.00
$7.00 to $7.99	200,000	4.64	7.61	-	-
$8.00 to $8.99	175,000	4.63	8.50	-	-
$9.00 to $9.99	-	-	-	-	-
$10.00 to $10.99	10,000	4.60	10.01	-	-
Total	749,000	3.79	$6.02	298,333	$3.81

B)	Warrants

During the year ended December 31, 2007, the Company granted 914,995 warrants to investors and underwriters in relation to an underwriting agreement (see Note 7) valued at $3,901,779.

The fair value of each warrant is estimated on the date of grant using the Black-Scholes option pricing model that uses the assumptions noted in the following table. Expected volatility is based on the volatilities of public entities which are in the same industry as the Company. For purposes of determining the expected life of the option, the full contract life of the option is used. The risk-free rate for periods within the contractual life of the options is based on the U. S. Treasury yield in effect at the time of the grant.

REED’S, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

	Year ended December 31, 2007	Year ended December 31, 2006
Expected volatility	70%	70%
Weighted average volatility	70%	70%
Expected dividends	-	-
Expected term (in years)	5	5
Risk free rate	5.10%	4.45%

The weighted-average grant date fair value of warrants granted during 2007 and 2006 was $4.27 and $2.03, respectively.

A summary of warrant activity as of December 31, 2007 and changes during the year then ended is presented below:

	Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Outstanding at January 1, 2006	613,241	$2.80
Granted	200,000	$6.60
Exercised	—
Forfeited or expired	—
Outstanding at December 31, 2006	813,241	$3.74	3.0	$731,617
Exercisable at December 31, 2006	613,241	$2.80	2.4	$731,617

Outstanding at January 1, 2007	813,241	$3.74
Granted	914,995	$7.34
Exercised	(60,000)	$2.75
Forfeited or expired	—
Outstanding at December 31, 2007	1,668,236	$5.75	3.4	$1,674,580
Exercisable at December 31, 2007	1,668,236	$5.75	3.4	$1,674,580

REED’S, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

The aggregate intrinsic value was calculated, as of December 31, 2007, as the difference between the market price and the exercise price of the Company’s stock for the 553,241 warrants which were in-the-money.

A summary of the status of the Company’s nonvested shares granted as warrants as of December 31, 2007 and changes during the year ended December 31, 2007 is presented below:

Nonvested Shares	Shares	Weighted-Average Grant Date Fair Value

Nonvested at January 1, 2007	200,000	$2.03
Granted	914,995	$4.27
Vested	(1,114,995)	$3.86
Forfeited	—	—
Nonvested at December 31, 2007	—	—

Additional information regarding warrants outstanding as of December 31, 2007 is as follows:

Warrants outstanding				Warrants exercisable
Exercise price	Number outstanding	Weighted average remaining contractual life (years)	Weighted average exercise price	Number exercisable	Weighted average exercise price
$2.00 to $2.99	104,876	1.50	$2.00	104,876	$2.00
$3.00 to $3.99	446,865	1.50	3.00	446,865	3.00
$4.00 to $4.99	1,500	1.50	4.00	1,500	4.00
$5.00 to $5.99	-	-	-	-	-
$6.00 to $6.99	365,000	4.18	6.60	365,000	6.60
$7.00 to $7.99	749,995	4.46	7.50	749,995	7.50
Total	1,668,236	3.42	$5.75	1,668,236	$5.75

(9)	Income Taxes

At December 31, 2007, the Company had available Federal and state net operating loss carryforwards to reduce future taxable income. The amounts available were approximately $10,400,000 for Federal purposes and $9,300,000 for state purposes. The Federal carryforward expires in 2026 and the state carryforward expires in 2011. Given the Company’s history of net operating losses, management has determined that it is more likely than not the Company will not be able to realize the tax benefit of the carryforwards. Accordingly, the Company has not recognized a deferred tax asset for this benefit.

REED’S, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

SFAS No. 109 requires that a valuation allowance be established when it is more likely than not that all or a portion of deferred tax assets will not be realized. Due to restrictions imposed by Internal Revenue Code Section 382 regarding substantial changes in ownership of companies with loss carry-forwards, the utilization of the Company’s net operating loss carry-forwards will likely be limited as a result of cumulative changes in stock ownership. The company has not recognized a deferred tax asset and, as a result, the change in stock ownership has not resulted in any changes to valuation allowances.

Upon the attainment of taxable income by the Company, management will assess the likelihood of realizing the tax benefit associated with the use of the carryforwards and will recognize a deferred tax asset at that time.

Significant components of the Company’s deferred income tax assets as of December 31, 2007 are as follows:

Deferred income tax asset:
Net operating loss carry forward	$4,800,000
Valuation allowance	(4,800,000)
Net deferred income tax asset	$—

Reconciliation of the effective income tax rate to the U.S. statutory rate is as follows:

	Year Ended
	December 31,
	2007	2006
Tax expense at the U.S. statutory income tax	(34.00)%	(34.00)%
Increase in the valuation allowance	34.00%	34.00%
Effective tax rate	—	—

Effective January 1, 2007, the Company adopted Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes (“FIN 48”) — an interpretation of FASB Statement No. 109, Accounting for Income Taxes .” The Interpretation addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under FIN 48, we may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. FIN 48 also provides guidance on derecognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. At the date of adoption, and as of December 31, 2007, the Company does not have a liability for unrecognized tax benefits.

REED’S, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

The Company files income tax returns in the U.S. federal jurisdiction and various states. The Company is subject to U.S. federal or state income tax examinations by tax authorities for five years after 2002. During the periods open to examination, the Company has net operating loss and tax credit carry forwards for U.S. federal and state tax purposes that have attributes from closed periods. Since these NOLs and tax credit carry forwards may be utilized in future periods, they remain subject to examination.

The Company’s policy is to record interest and penalties on uncertain tax provisions as income tax expense. As of December 31, 2007, the Company has no accrued interest or penalties related to uncertain tax positions.

(10)	Commitments and Contingencies

Lease Commitments

The Company leases machinery under non-cancelable operating leases. Rental expense for the years ended December 31, 2007 and 2006 was $53,861 and $67,707, respectively.

Future payments under these leases as of December 31, 2007 are as follows:

Year Ending
December 31,	Amount
2008	$18,634
2009	12,365
2010	7,496
2011	6,872
2012	-
Total	$45,367

Other Commitments

The Company has entered into contracts with customers with clauses that commit the Company to fees if the Company terminates the agreement early or without cause. The contracts call for the customer to have the right to distribute the Company’s products to a defined type of retailer within a defined geographic region. If the Company should terminate the contract or not automatically renew the agreements, amounts would be due to the customer. As of December 31, 2007, the Company has no plans to terminate or not renew any agreement with any of their customers, therefore no fees have been accrued in the accompanying financial statements.

REED’S, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

             Legal Proceedings

The Company currently and from time to time is involved in litigation incidental to the conduct of its business. The Company is not currently a party to any lawsuit or proceeding which, in the opinion of its management, is likely to have a material adverse effect on it.

On January 20, 2006, Consac Industries, Inc. (dba Long Life Teas and Long Life Beverages) filed a lawsuit in the United States District Court for the Central District of California against Reed’s Inc. and Christopher Reed, Case No. CV06-0376. The complaint asserts claims for negligence, breach of contract, breach of warranty, and breach of express indemnity relating to Reed’s, Inc.’s manufacture of approximately 13,000 cases of “Prism Green Tea Soda” for Consac. Consac contends that the Company negligently manufactured the soda resulting in at least one personal injury. Consac sought $2.6 million in damages, plus interest and attorneys fees. In January 2007, the Company settled the lawsuit for $450,000, of which $300,000 was paid by the Company and $150,000 was paid by the Company’s insurance. The $300,000 was accrued as of December 31, 2006 and was included in legal costs on the Statement of Operations for the year ended December 31, 2006.

(11)	Related Party Activity

As of December 31, 2007, the Company has a $300,000 note receivable from an entity that is partly owned by an advisor to the board of directors. The note is secured by all the entity’s assets and intellectual property. The note is payable on March 25, 2008 and bears interest at 7.50% per annum with quarterly interest payments. As of December 31, 2007, the Company has determined that the note may be deemed uncollectible and the collateral worthless, and has created a reserve for uncollectible amounts for the entire balance due.

For the year ending December 31, 2007, the Company employed three family members of the majority stockholder and Chief Executive officer of the Company in sales and administrative roles. The three members were paid approximately $232,000, $80,000 and $15,000, respectively. In addition, for the year ending December 31, 2007, these family members were granted 0, 100,000 and 0 options, respectively, to purchase the Company’s common stock which vest over three years and expire in 2012.

The Company had notes payable to Robert T. Reed, Sr., the father of the Company’s President. During 2006 these notes payable and related accrued interest were either converted to common stock or fully repaid. $177,710 of notes payable was converted to 88,855 shares of common stock, in accordance with the original terms of the note. In addition, $85,379 of accrued interest was converted to 42,689 shares of common stock, in accordance with the original terms of the note. $74,648 of notes payable and $25,625 of accrued interest were repaid.

REED’S, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

(12)	Subsequent Events

In January 2008, the Company entered into an agreement for future consulting services.  The Company has agreed to pay 11,960 shares of common stock over the six month engagement and agreed to register the shares with the Securities and Exchange Commission in its next registration statement. From January to March 2008, we issued 5,979 shares of common stock to the consultant under the agreement.

In March 2008, the Company borrowed a total of $1,770,000 from a bank secured by the Company’s real estate and personally guaranteed by Chris Reed, the Company’s CEO and founder. The 30 year financing bears interest at 8.41% per annum and carries a prepayment penalty of 3% if the loan is repaid within five years. The amounts presented as Long Term debt on the accompanying balance sheet as of December 31, 2007 will be repaid as a condition of this financing.

In March 2008, options to purchase a total of 193,000 shares of company stock were issued to employees from the Plans with strike prices from $3.48 to $5.00.

In March 2008, we issued 150,000 shares of common stock to a consultant pursuant to a research and analysis services agreement.

No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

Up to [              ] Shares of Common Stock
Issuable Upon Exercise of Rights to Subscribe for such Shares
at $ [            ] per Right

PROSPECTUS

Dealer-Manager

Maxim Group LLC

January [     ], 2009

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.             Other Expenses of Issuance and Distribution.

The following table sets forth the expenses payable by us in connection with this offering of securities described in this registration statement.  All amounts shown are estimates, except for the SEC and FINRA registration fee.  The Registrant will bear all expenses shown below.

SEC filing fee	$558
FINRA filing fee	1,500
Accounting fees and expenses	*
Legal fees and expenses	*
Printing and engraving expenses	*
Other (including subscription and information agent fees)	*
Total	*

* To be completed by amendment

Item 14.             Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”), as the same exists or may hereafter be amended, provides that a Delaware corporation may indemnify any persons who were, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee, or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred.

Section 145 of the DGCL further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145 of the DGCL.

Our amended certificate of incorporation provides that, to the fullest extent permitted by Delaware law, as it may be amended from time to time, none of our directors will be personally liable to us or our stockholders for monetary damages resulting from a breach of fiduciary duty as a director. Our amended certificate of incorporation also provides discretionary indemnification for the benefit of our directors, officers, and employees, to the fullest extent permitted by Delaware law, as it may be amended from time to time. Pursuant to our bylaws, we are required to indemnify our directors, officers, employees and agents, and we have the discretion to advance his or her related expenses, to the fullest extent permitted by law.

We do currently provide liability insurance coverage for our directors and officers.

These indemnification provisions may be sufficiently broad to permit indemnification of our officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors or officers, or persons controlling us, pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15.             Recent Sales of Unregistered Securities

The following sets forth information regarding securities sold by us since January 1, 2005.

On May 31, 2005, Robert T. Reed, Sr., the father of our Chief Executive Officer, Christopher J. Reed, converted warrants previously granted in 1991 into 262,500 shares of common stock. The exercise price was $0.02 per share. We believe the securities were issued in reliance from exemptions from registration pursuant to Section 4(2) or Regulation D under the Securities Act.

In December 2005, we issued options to purchase up to 218,500 shares of common stock to nine of our employees pursuant to our 2001 stock option plan. The exercise price of these options is $4.00 and the options expire in December 2010. In accordance with the Company’s policy for accounting for stock options, no compensation expense was recorded. We believe the securities were issued in reliance from exemptions from registration pursuant to Section 4(2) or Regulation D under the Securities Act.

In September 2005, we declared a dividend of 7,362 shares of our common stock as a dividend to the holders of our Series A preferred stock based on a $29,470 accrued annual dividend payable. We issued the stock dividend in May 2006. As of June 30, 2006, we declared and issued a dividend of 7,373 shares of our common stock as a dividend to the holders of our Series A preferred stock based on a $29,470 accrued annual dividend payable. As of June 30, 2007, we declared and issued a dividend of 3,820 shares of our common stock as a dividend to the holders of our Series A preferred stock based on a $27,770 accrued annual dividend payable. The Series A preferred stock bears a 5% annual, non-cumulative dividend that may be in cash or in shares of our common stock based on its then fair market value. We believe the securities were issued in reliance from exemptions from registration pursuant to Section 4(2) or Regulation D under the Securities Act.

In November and December 2006, we issued an aggregate of 140,859 shares of common stock to holders of our convertible notes with respect to the conversion of an aggregate of $285,444 of the obligations, including principal and accrued interest, on such notes. These note conversions included the conversion by Robert T. Reed, Sr., the father of Christopher J. Reed, of an aggregate of $263,089 of the obligations, including principal and accrued interest, on such notes into an aggregate of 131,544 shares of common stock. The securities were issued in reliance on exemptions from registration pursuant to Section 4(2) and Regulation D under the Securities Act.

In December 2006 we issued 85,000 options to purchase shares of our common stock to our employees under the 2001 Stock Option Plan at an exercise price of $4.00 per share. The options and shares were issued in reliance on exemptions from registration pursuant to Section 4(2) and Regulation D under the Securities Act.

From May 25, 2007 through June 15, 2007, we completed a private placement to accredited investors only, on subscriptions for the sale of 1,500,000 shares of common stock and warrants to purchase up to 749,995 shares of common stock, resulting in an aggregate of $9,000,000 of gross proceeds to us. We sold the shares at a purchase price of $6.00 per share. The warrants issued in the private placement have a five-year term and an exercise price of $7.50 per share. We paid cash commissions of $900,000 to the placement agent for the private placement and issued warrants to the placement agent to purchase up to 150,000 shares of common stock with an exercise price of $6.60 per share. We also issued additional warrants to purchase up to 15,000 shares of common stock with an exercise price of $6.60 per share and paid an additional $60,000 in cash to the placement agent as an investment banking fee. The securities were issued in reliance on exemptions from registration pursuant to Section 4(2) and Regulation D under the Securities Act.

In January 2007, we issued 49,000 options to purchase shares of our common stock to our employees with an exercise price range of $3.50 to $3.70 per share. In May and June 2007, we issued 90,000 options to purchase shares of our common stock to our employees with an exercise price range of $6.74 to $7.55 per share. In August through October 2007, we issued an additional 335,000 options to purchase shares of our common stock to our employees, including 110,000 options under the 2001 Stock Option Plan with an exercise price range of $7.80 to $10.01 per share, and 225,000 options outside of the 2001 Stock Option Plan with an exercise price range of $7.30 to $8.50 per share. The shares were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act.

In April 2007, we issued 440 shares of common stock as a bonus to certain of our employees. From April 20, 2007 to December 21, 2007, 10,819 shares of Series A preferred stock were converted into a total of 43,276 shares of common stock. The shares were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act.

In August 2007, we issued 20,000 shares of common stock upon the exercise of outstanding warrants at an exercise price of $3.00, resulting in gross proceeds to us of $60,000. In June 2007, we issued 40,000 shares of common stock upon the exercise of outstanding warrants at an exercise price range of $2.00 to $3.00, resulting in gross proceeds to us of $105,000. The shares were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act.

In October 2007, we issued 1,000 shares, valued at $7,250, to a consultant for services rendered in conjunction with the purchase of a building. The shares were issued in reliance on exemptions from registration pursuant to Section 4(2) and Regulation D under the Securities Act.

In March 2008, we issued 150,000 shares of common stock to a consultant pursuant to a research and analysis services agreement. The shares were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act.

In January 2008, we entered into an agreement for future consulting services.  We have agreed to pay 11,960 shares of common stock over the six month engagement and agreed to register the shares with the SEC in our next registration statement.  From January to March 2008, we issued 5,979 shares of common stock to the consultant under the agreement. The shares were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act.

During May and June 2008, the Company issued 3,986 shares of common stock for consulting services, 4,000 shares of common stock upon the conversion of 1,000 shares of preferred stock and 10,910 shares of common stock as a dividend to its preferred stockholder’s, in accordance with the preferred stock terms. The shares were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act.

During May and June of 2008, the Company granted 475,000 options to purchase stock at exercise prices of $1.99 and $2.54. The shares were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act.

On December 22, 2008, the Company granted 50,750 shares of common stock to its employees as a bonus.  The closing price of the shares on that date was $1.11 per share.  On November 6, 2008, the Company granted options to purchase 150,000 shares of common stock under its employee stock option plan as an exercise price of $1.49. The shares were issued pursuant to exemption from registration under Section 4(2) of the Securities Act.

Item 16.             Exhibits

The following exhibits are included herein or incorporated herein by reference:

1.1	Form of Dealer-Manager Agreement by and between Reed’s, Inc. and Maxim Group LLC.*
2.1	Agreement and Plan of Merger between Original Beverage Corporation and Reed’s Inc. dated September 7, 2001, filed herewith.
3.1	Certificate of Incorporation of Reed’s, Inc. as filed September 7, 2001 (Incorporated by reference to Exhibit 3.1 to Reed’s, Inc.’s Registration Statement on Form SB-2 (File No. 333-120451))
3.2
Certificate of Amendment of Certificate of Incorporation of Reed’s, Inc. as filed September 27, 2004 (Incorporated by reference to Exhibit 3.2 to Reed’s, Inc.’s Registration Statement on Form SB-2 (File No. 333-120451))

3.3	Certificate of Amendment of Certificate of Incorporation of Reed’s, Inc. as filed December 18, 2007, filed herewith.
3.4
Certificate of Designations, Preferences and Rights of Series A Preferred Stock of Reed’s, Inc. as filed October 12, 2004(Incorporated by reference to Exhibit 3.3 to Reed’s, Inc.’s Registration Statement on Form SB-2 (File No. 333-120451))

3.5
Certificate of Correction to Certificate of Designations as filed November 10, 2004(Incorporated by reference to Exhibit 3.4 to Reed’s, Inc.’s Registration Statement on Form SB-2 (File No. 333-120451))

3.6	Bylaws of Reed’s Inc., as amended (Incorporated by reference to Exhibit 3.5 to Reed’s, Inc.’s Registration Statement on Form SB-2 (File No. 333-120451))
4.1	Form of common stock certificate (Incorporated by reference to Exhibit 4.1 to Reed’s, Inc.’s Registration Statement on Form SB-2 (File No. 333-120451))
4.2	Form of Series A preferred stock certificate (Incorporated by reference to Exhibit 4.2 to Reed’s, Inc.’s Registration Statement on Form SB-2 (File No. 333-120451))
4.3	Form of Subscription Rights Certificate to Purchase Rights for Common Stock of Reed’s Inc., filed herewith.
4.4	Form of Notice to Stockholders who are Record Holders, filed herewith.
4.5	Form of Notice to Stockholders who are Acting as Nominees, filed herewith.
4.6	Form of Notice to Clients of Stockholders who are Acting as Nominees, filed herewith
4.7	Form of Beneficial Owner Election Form, filed herewith.
4.8	Form of Dealer-Manager Warrant.*
5.1	Legal opinion of Richardson &Patel, LLP*
10.1
Brewing Agreement between Reed’s, Inc. and The Lion Brewery, Inc. dated May 15, 2001 (Incorporated by reference to Exhibit 10.2 to Reed’s, Inc.’s Registration Statement on Form SB-2 (File No. 333-120451))

10.2	Note in favor of the U.S. Small Business Administration dated December 11, 2000 (Incorporated by reference to Exhibit 10.3 to Reed’s, Inc.’s Registration Statement on Form SB-2 (File No. 333-120451))
10.3	Note in favor of the U.S .Small Business Administration dated December 11, 2000 (Incorporated by reference to Exhibit 10.4 to Reed’s, Inc.’s Registration Statement on Form SB-2 (File No. 333-120451))
10.4
Loan Agreement between Reed’s Inc. and California United Bank dated  November 29, 2006 (Incorporated by reference to Exhibit 10.5 to Reed’s, Inc.’s Registration Statement on Form S-1 (File No. 333-146012))

10.5	Brewing Agreement between Reed’s Inc. and The Lion Brewery, Inc. dated November 1, 2008, filed herewith.
10.6	Employment Agreement between Reed’s, Inc. and David M. Kane dated September 18, 2007, filed herewith.
10.7	Employment Agreement between Reed’s, Inc. and Rory Ahearn dated April 7, 2007, filed herewith.
10.8	Employment Agreement between Reed’s, Inc. and Neal Cohane dated August 1, 2007, filed herewith.
10.9	Employment Agreement between Reed’s, Inc. and Thierry Foucaut dated May 5, 2007, filed herewith.
10.10	Employment Agreement between Reed’s, Inc. and James Linesch dated December 29, 2008, filed herewith.
10.11	Employment Agreement between Reed’s, Inc. and Mark Reed dated August 7, 2007, filed herewith.
10.12
Agreement to Assume Repurchase Obligations between Reed’s, Inc. and Mark Reed and Bob Reed, dated June 5, 2006 (Incorporated by reference to Exhibit 10.19 to Reed’s, Inc.’s Registration Statement on Form SB-2 (File No. File No. 333-135186))

10.13	Promissory Note in favor of Lehman Brothers Bank, FSB dated February 22, 2008, filed herewith.
10.14
Loan and Security Agreement between Reed’s, Inc. and Business Alliance Capital Corp. dated June 3, 2005  (Incorporated by reference to Exhibit 10.20 to Reed’s, Inc.’s Registration Statement on Form SB-2 (File No. File No. 333-135186))

10.15
Loan and Security Agreement between Reed’s Inc. and First Capital Western Region LLC dated May 30, 2008 ( Incorporated by reference to Exhibit 10.1 to Reed’s, Inc.’s Current Report on Form 8K dated July 16, 2008)

10.16
Amendment Number One to Loan and Security Agreement between Reed’s Inc. and First Capital Western Region LLC dated June 16, 2008 (Incorporated by reference to Exhibit 10.1 to Reed’s, Inc.’s Current Report on Form 8K dated July 23, 2008)

10.17	Amendment Number Two to Loan and Security Agreement between Reed’s Inc. and First Capital Western Region LLC dated June 16, 2008, filed herewith.
10.18	Amendment Number Three to Loan and Security Agreement between Reed’s Inc. and First Capital Western Region LLC dated September 24, 2008, filed herewith.
10.19	Waiver to Loan and Security Agreement dated January 5, 2009, filed herewith.
10.20	2001 Stock Option Plan (Incorporated by reference to Exhibit 4.3 to Reed’s, Inc.’s Registration Statement on Form SB-2 (File No. 333-120451)
10.21	Reed’s Inc. Master Brokerage Agreement between Reed’s, Inc. and Reed’s Brokerage, Inc. dated May 1, 2008, filed herewith.
14.1	Code of Ethics (Incorporated by reference to Exhibit 14.1 to Reed’s, Inc.’s Registration Statement on Form SB-2 ((File No. 333-135186))
21	Subsidiaries of Reed’s, Inc. (Incorporated by reference to Exhibit 21.1 to Reed’s, Inc.’s Annual Report on Form 10KSB for the period ended December 31, 2007)
23.1	Consent of Weinberg & Co., P.A., filed herewith.
23.2	Consent of Richardson & Patel, LLP (contained in Exhibit 5.1)
* To be filed by amendment

Item 17.             Undertakings

The undersigned registrant hereby undertakes that:

1.           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3.           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering;

4.           That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

5.           That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)           any preliminary prospectus or prospectus of an undersigned registrant relating to this offering required to be filed pursuant to Rule 424;

(ii)           any free writing prospectus relating to this offering prepared by, or on behalf of, the undersigned registrant or used or referred to by the undersigned registrant;

(iii)           the portion of any other free writing prospectus relating to this offering containing material information about an undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)           any other communication that is an offer in this offering made by the undersigned registrant to the purchaser.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on January 23, 2009.

REED’S, INC.

By:	/s/ Christopher J. Reed
Christopher J. Reed
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Christopher J. Reed his/her true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him/her and in his/her name, place and stead, in any and all capacities to sign any or all amendments (including, without limitation, post-effective amendments) to this Registration Statement, any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933 and any or all pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent, or any substitute or substitutes for him, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ Christopher J. Reed	Chief Executive Officer, Chairman of the board of directors (Principal Executive Officer)	January 23, 2009
Christopher J. Reed

/s/ James Linesch	Chief Financial Officer (Principal Accounting Officer)	January 23, 2009
James Linesch

/s/ Judy Holloway Reed	Director	January 23, 2009
Judy Holloway Reed

/s/ Mark Harris	Director	January 23, 2009
Mark Harris

/s/ Daniel S.J. Muffoletto	Director	January 23, 2009
Daniel S.J. Muffoletto

/s/ Michael Fischman	Director	January 23, 2009
Michael Fischman

EXHIBIT INDEX

1.1	Form of Dealer-Manager Agreement by and between Reed’s, Inc. and Maxim Group LLC.*
2.1	Agreement and Plan of Merger between Original Beverage Corporation and Reed’s Inc. dated September 7, 2001, filed herewith.
3.1	Certificate of Incorporation of Reed’s, Inc. as filed September 7, 2001 (Incorporated by reference to Exhibit 3.1 to Reed’s, Inc.’s Registration Statement on Form SB-2 (File No. 333-120451))
3.2
Certificate of Amendment of Certificate of Incorporation of Reed’s, Inc. as filed September 27, 2004 (Incorporated by reference to Exhibit 3.2 to Reed’s, Inc.’s Registration Statement on Form SB-2 (File No. 333-120451))

3.3	Certificate of Amendment of Certificate of Incorporation of Reed’s, Inc. as filed December 18, 2007, filed herewith.
3.4
Certificate of Designations, Preferences and Rights of Series A Preferred Stock of Reed’s, Inc. as filed October 12, 2004(Incorporated by reference to Exhibit 3.3 to Reed’s, Inc.’s Registration Statement on Form SB-2 (File No. 333-120451))

3.5
Certificate of Correction to Certificate of Designations as filed November 10, 2004(Incorporated by reference to Exhibit 3.4 to Reed’s, Inc.’s Registration Statement on Form SB-2 (File No. 333-120451))

3.6	Bylaws of Reed’s Inc., as amended (Incorporated by reference to Exhibit 3.5 to Reed’s, Inc.’s Registration Statement on Form SB-2 (File No. 333-120451))
4.1	Form of common stock certificate (Incorporated by reference to Exhibit 4.1 to Reed’s, Inc.’s Registration Statement on Form SB-2 (File No. 333-120451))
4.2	Form of Series A preferred stock certificate (Incorporated by reference to Exhibit 4.2 to Reed’s, Inc.’s Registration Statement on Form SB-2 (File No. 333-120451))
4.3	Form of Subscription Rights Certificate to Purchase Rights for Common Stock of Reed’s Inc., filed herewith.
4.4	Form of Notice to Stockholders who are Record Holders, filed herewith.
4.5	Form of Notice to Stockholders who are Acting as Nominees, filed herewith.
4.6	Form of Notice to Clients of Stockholders who are Acting as Nominees, filed herewith
4.7	Form of Beneficial Owner Election Form, filed herewith.
4.8	Form of Dealer-Manager Warrant.*
5.1	Legal opinion of Richardson &Patel, LLP*
10.1
Brewing Agreement between Reed’s, Inc. and The Lion Brewery, Inc. dated May 15, 2001 (Incorporated by reference to Exhibit 10.2 to Reed’s, Inc.’s Registration Statement on Form SB-2 (File No. 333-120451))

10.2	Note in favor of the U.S. Small Business Administration dated December 11, 2000 (Incorporated by reference to Exhibit 10.3 to Reed’s, Inc.’s Registration Statement on Form SB-2 (File No. 333-120451))
10.3	Note in favor of the U.S .Small Business Administration dated December 11, 2000 (Incorporated by reference to Exhibit 10.4 to Reed’s, Inc.’s Registration Statement on Form SB-2 (File No. 333-120451))
10.4
Loan Agreement between Reed’s Inc. and California United Bank dated  November 29, 2006 (Incorporated by reference to Exhibit 10.5 to Reed’s, Inc.’s Registration Statement on Form S-1 (File No. 333-146012))

10.5	Brewing Agreement between Reed’s Inc. and The Lion Brewery, Inc. dated November 1, 2008, filed herewith.
10.6	Employment Agreement between Reed’s, Inc. and David M. Kane dated September 18, 2007, filed herewith.

10.7	Employment Agreement between Reed’s, Inc. and Rory Ahearn dated April 7, 2007, filed herewith.
10.8	Employment Agreement between Reed’s, Inc. and Neal Cohane dated August 1, 2007, filed herewith.
10.9	Employment Agreement between Reed’s, Inc. and Thierry Foucaut dated May 5, 2007, filed herewith.
10.10	Employment Agreement between Reed’s, Inc. and James Linesch dated December 29, 2008, filed herewith.
10.11	Employment Agreement between Reed’s, Inc. and Mark Reed dated August 7, 2007, filed herewith.
10.12
Agreement to Assume Repurchase Obligations between Reed’s, Inc. and Mark Reed and Bob Reed, dated June 5, 2006 (Incorporated by reference to Exhibit 10.19 to Reed’s, Inc.’s Registration Statement on Form SB-2 (File No. File No. 333-135186))

10.13	Promissory Note in favor of Lehman Brothers Bank, FSB dated February 22, 2008, filed herewith.
10.14
Loan and Security Agreement between Reed’s, Inc. and Business Alliance Capital Corp. dated June 3, 2005  (Incorporated by reference to Exhibit 10.20 to Reed’s, Inc.’s Registration Statement on Form SB-2 (File No. File No. 333-135186))

10.15
Loan and Security Agreement between Reed’s Inc. and First Capital Western Region LLC dated May 30, 2008 ( Incorporated by reference to Exhibit 10.1 to Reed’s, Inc.’s Current Report on Form 8K dated July 16, 2008)

10.16
Amendment Number One to Loan and Security Agreement between Reed’s Inc. and First Capital Western Region LLC dated June 16, 2008 (Incorporated by reference to Exhibit 10.1 to Reed’s, Inc.’s Current Report on Form 8K dated July 23, 2008)

10.17	Amendment Number Two to Loan and Security Agreement between Reed’s Inc. and First Capital Western Region LLC dated June 16, 2008, filed herewith.
10.18	Amendment Number Three to Loan and Security Agreement between Reed’s Inc. and First Capital Western Region LLC dated September 24, 2008, filed herewith.
10.19	Waiver to Loan and Security Agreement dated January 5, 2009, filed herewith.
10.20	2001 Stock Option Plan (Incorporated by reference to Exhibit 4.3 to Reed’s, Inc.’s Registration Statement on Form SB-2 (File No. 333-120451)
10.21	Reed’s Inc. Master Brokerage Agreement between Reed’s, Inc. and Reed’s Brokerage, Inc. dated May 1, 2008, filed herewith.
14.1	Code of Ethics (Incorporated by reference to Exhibit 14.1 to Reed’s, Inc.’s Registration Statement on Form SB-2 ((File No. 333-135186))
21	Subsidiaries of Reed’s, Inc. (Incorporated by reference to Exhibit 21.1 to Reed’s, Inc.’s Annual Report on Form 10KSB for the period ended December 31, 2007)
23.1	Consent of Weinberg & Co., P.A., filed herewith.
23.2	Consent of Richardson & Patel, LLP (contained in Exhibit 5.1)
* To be filed by amendment